TERM LOAN AGREEMENT

PREAMBLE

		This TERM LOAN AGREEMENT, dated as of
July 26, 1999, among JITNEY-JUNGLE STORES OF
AMERICA, INC., a Mississippi corporation ("Jitney Jungle"), SOUTHERN JITNEY JUNGLE COMPANY, a Mississippi corporation and a wholly-owned subsidiary of Jitney Jungle ("Southern Jitney"), McCARTY-HOLMAN CO., INC., a
Mississippi corporation and a wholly-owned subsidiary of Jitney Jungle ("McCarty-Holman"), JITNEY- JUNGLE
BAKERY, INC., a Mississippi corporation and a wholly-owned subsidiary of Jitney Jungle ("Bakery"), PUMP AND SAVE,
INC., a Mississippi corporation and a wholly-owned subsidiary of McCarty-Holman ("Pump And Save"), INTERSTATE
JITNEY JUNGLE STORES, INC., an Alabama corporation and a wholly-owned subsidiary of Jitney Jungle ("Interstate"), DELCHAMPS, INC., an Alabama corporation and a wholly-owned subsidiary of Jitney Jungle ("Delchamps" and together with Jitney Jungle, Southern Jitney, McCarty-Holman, Bakery, Pump And Save and Interstate, each a "Borrower" and collectively, and jointly and severally, the "Borrowers"), the Guarantors signatory hereto, the lenders named in Schedule
2.01 annexed hereto (collectively with their respective permitted successors and assigns, the "Lenders"), and SILVER
OAK CAPITAL, L.L.C. ("Silver Oak"), as agent for the
Lenders (in such capacity together with any successor thereto in such capacity, the "Agent"). Capitalized terms used in this paragraph shall have the respective meanings ascribed to such terms above or hereinafter.

RECITALS

		A. The Borrowers, the Guarantors, certain lenders (such lenders, together with any successors and assigns, the "Existing Lenders") and Fleet Capital Corporation
("Fleet"), as agent (in such capacity, together with any successor in such capacity, the "Existing Agent") are parties to the Amended and Restated Revolving Credit Agreement, dated as of September 15, 1997 (as heretofore amended and as further amended, modified, extended, renewed, replaced, refunded or refinanced (by one or more of the same or different lenders) from time to time, together with the Exhibits and Schedules thereto, the "Existing Credit Agreement"), which amended and restated that Revolving Credit Agreement, dated as of March 5, 1996, among certain of the Borrowers and the Guarantors, the lenders named therein and Fleet Bank, N.A. (formerly known as NatWest Bank N.A.) as agent, providing for loans to be made to, and letters of credit to be issued for the account of, the Borrowers in the aggregate principal and/or face amount not exceeding $162,300,000 at any one time outstanding.

		B.      The Borrowers have jointly and
severally applied to the Lenders for term loans in an aggregate principal amount of $50,000,000 to be made on the Closing
Date. The proceeds of the term loans shall be used by the Borrowers in accordance with Section 4.10 of each of the Senior Indenture and the Senior Subordinated Indenture (as defined below). The Lenders are severally, and not jointly, willing to extend such loans to the Borrowers subject to the terms and conditions hereinafter set forth.

		C.      The Existing Agent and the Agent are
parties to the Intercreditor Agreement, dated as of the date hereof (as heretofore amended and as further amended, modified, supplemented or replaced, the "Intercreditor
Agreement").  Accordingly, the Borrowers, the Guarantors, the


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Lenders and the Agent, each intending to be legally bound, do hereby agree as follows:


I.      DEFINITIONS & RULES OF CONSTRUCTION

	Section 1.01  Defined Terms.    For purposes hereof,
the following terms shall have the meanings specified below:

		"A.I. Credit Corp. Indebtedness":
Indebtedness to A.I. Credit Corp. incurred in connection with
(a) a Premium Finance Agreement, Disclosure Statement and Security Agreement dated June 3, 1997, as amended, in a maximum principal amount of $12,996,000, (b) a Premium Finance Agreement, Disclosure Statement and Security Agreement dated December 12, 1997, as amended, in a maximum principal amount of $11,226,268, (c) a Premium Finance Agreement, Disclosure Statement and Security Agreement dated April 30, 1998, as amended, in a maximum principal amount of $16,500,000, and (d) a Premium Finance Agreement, Disclosure Statement and Security Agreement dated October 9, 1998, as amended, in a maximum principal amount of $9,752,521.

		"Acquisition Integration Costs": an amount equal to $23,758,000, as identified as "Acquisition integration costs and other special charges" in the Borrowers' audited financial statements for the Fiscal Year ended January 2, 1999.

		"Additional Interest":  defined in Section
2.03(a).

		"Adjusted LIBO Rate": with respect to any Term Loan for any Interest Period, an interest rate per annum (rounded to the nearest 1/16 of 1%) equal to the product of (i) the LIBO Rate in effect for such Interest Period and (ii) Statutory Reserves. For purposes hereof, "Statutory Reserves" shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including, without limitation, any marginal, special, emergency, or supplemental reserves) expressed as a decimal established by the Board and any other banking authority to which any Lender is subject with respect to the Adjusted LIBO Rate for Eurocurrency Liabilities (as defined in Regulation D). Such reserve percentages shall include, without limitation, those imposed under Regulation D. Term Loans shall be deemed to constitute Eurocurrency Liabilities and as such shall be deemed to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to any Lender under Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

		"Affiliate": with respect to any person, any other person which, directly or indirectly, controls or is controlled by or is under common control with such person and, without limiting the generality of the foregoing, includes
(i) any other person which beneficially owns or holds 5% or more of any class of voting securities of such person or 5% or more of the equity interest in such person, (ii) any person of which such person beneficially owns or holds 5% or more of any class of voting securities or in which such person beneficially owns or holds 5% or more of the equity interest in such person and (iii) any director, officer or partner of such person. For the purposes of this definition, the term "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any person, means the possession, directly or indirectly, of the


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power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or by contract or otherwise.

		"Agent":  defined in the Preamble.

		"Anticipated Reinvestment Amount": with respect to any Reinvestment Election, the amount specified in the Reinvestment Notice delivered by the relevant Borrower in connection therewith as the amount of the Net Cash Proceeds from the related Asset Sale that such Borrower intends to use to purchase, construct or otherwise acquire Reinvestment Assets.

		"Applicable Margin": the percentage rate per annum, fixed on the Closing Date, equal to the excess of (x)
14% per annum over (y) the Adjusted LIBO Rate, expressed as a percentage rate per annum, on the Closing Date.

		"Asset Sale": the sale, transfer or other disposition (including without limitation a sale-leaseback) by any Borrower, any Guarantor or any subsidiary of any of them to any person other than a Borrower or a Guarantor of any asset of such Borrower, such Guarantor or such subsidiary (other than sales in the ordinary course of business of inventory).

		"Assignment and Acceptance": an assignment and acceptance entered into by a Lender and an assignee and accepted by the Agent, in substantially the form of Exhibit E annexed hereto.

		"Bakery":   defined in the preamble to this
Agreement.

		"Basic Interest":  defined in Section 2.03(a).

		"Board":  defined in Section 4.08.

		"Borrower":   defined in the Preamble.

		"Borrowers" all of the Borrowers on a
collective, and joint and several, basis.

		"BRS":  Bruckmann, Rosser, Sherrill & Co.,
L.P., together with its successors and assigns.

		"Business Day":  any day, other than a
Saturday, Sunday or legal holiday in the State of New York, on which banks are open for substantially all their banking business in New York City.

		"Capital Expenditures": the amount of all purchases made by the Borrowers or any of their respective subsidiaries directly or indirectly for the purpose of acquiring, constructing or maintaining fixed assets, real property or equipment which, in accordance with generally accepted accounting principles, would be added as a debit to the fixed asset account of any such Borrower or any such subsidiary (excluding fixed assets acquired relating to Capitalized Lease Obligations and fixed assets acquired pursuant to a financing permitted under Section 7.01(e) of this Agreement (other than with respect to the down payment for such fixed assets)) including the acquisition cost of assets of any kind (but not the acquisition cost paid for inventory) which are acquired in connection with an acquisition or purchase permitted by this Agreement. For purposes of this definition, the purchase price


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paid with respect to equipment, fixed assets or real property which is purchased simultaneously with the trade-in or sale of existing equipment, fixed assets, or real property owned by any Borrower or any of its subsidiaries or with insurance proceeds (regardless of whether such proceeds are first applied to prepay the Term Loans) or cash landlord/vendor allowances shall be included in Capital Expenditures only to the extent of the gross amount of such purchase price paid less the credit granted by the seller of such equipment for the equipment being traded in at such time, the purchase price of such existing equipment or the amount of such proceeds or allowances, as the case may be.

		"Capitalized Lease Obligation": an obligation to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) Property which obligation is required to be classified and accounted for as a capital lease on a balance sheet prepared in accordance with generally accepted accounting principles, consistently applied, and for purposes hereof the amount of such obligation shall be the capitalized amount thereof determined in accordance with such principles.

		"Cash Proceeds":  with respect to any Asset
Sale, the aggregate cash payments (including any cash received by way of deferred payment pursuant to a note receivable issued in connection with such Asset Sale, other than the portion of such deferred payment constituting interest, but only as and when so received) received by a Borrower, a Guarantor or any subsidiary of any of them from such Asset Sale.

		"Change of Control":  any of the following: (i)
BRS shall fail to own, beneficially and of record all voting rights with respect to, at least 35% of all of the issued and outstanding shares of each class of voting stock of Jitney
Jungle, or (ii) BRS shall cease to own capital stock of Jitney Jungle entitling it, at the time a determination is made hereunder, to cast the votes required to elect a majority of members of the Board of Directors of Jitney Jungle or (iii)
Jitney Jungle shall fail to own, beneficially and all voting rights with respect to, 100% of all of the issued and outstanding shares of each class of capital stock of each of its subsidiaries,
(iv) the occurrence of a "Change of Control" (as such term is defined in the Senior Indenture) under the Senior Indenture or
(v) the occurrence of a "Change of Control" (as such term is defined in the Senior Subordinated Indenture) under the Senior Subordinated Indenture.

		"Closing Date":  July __, 1999.

		"Code": the Internal Revenue Code of 1986, as amended from time to time.

		"Collateral": all Property subject to any Lien in favor of the Agent or securing Obligations, including without limitation under the Security Documents.

		"Commitment": with respect to each Lender, the Commitment of such Lender as set forth in Schedule 2.01 annexed hereto, as it may be adjusted from time to time pursuant to Section 10.03.

		"Commitment Letter": the letter agreement, dated June 28, 1999, as amended, by Angelo, Gordon & Co.,
L.P., for itself and on behalf of certain affiliated funds and managed accounts, to Jitney Jungle, as in effect on the Closing Date and as amended, supplemented or modified from time to time in writing by Angelo, Gordon & Co., L.P. and Jitney Jungle.

		"Company": Jitney Jungle, on behalf of itself and as agent for each of the Borrowers, the Guarantors and each subsidiary of any of them.

		"Consolidated": in respect of any person, as applied to any financial or accounting term, such term determined on a consolidated basis in accordance with generally accepted accounting principles (except as otherwise required herein) for the person and all consolidated subsidiaries thereof.

		"Default": any condition, act or event which, with notice or lapse of time or both, would constitute an Event of Default.

		"Delchamps":   defined in the Preamble.

		"dollars" or the symbol "$": dollars in lawful currency of the United States of America.

		"EBITDA": for any period, the sum of (i) Net Income (before any (A) extraordinary and non-recurring non-cash gains, (B) extraordinary and non-recurring non-cash losses and (C) non-cash gains or losses from assets held for sale), (ii) Interest Expense to the extent deducted in determining Net
Income for such period, (iii) depreciation and amortization expense to the extent deducted in determining Net Income for such period, (iv) cash federal, state and local income taxes to the extent deducted in determining Net Income for such period and (v) increases in LIFO reserves to the extent deducted in determining Net Income for such period, in each case of the Borrowers and their respective subsidiaries for such period determined on a Consolidated basis, computed and calculated in accordance with generally accepted accounting principles. For purposes of calculating EBITDA solely for the Fiscal Year ending January 2, 1999 and the fiscal quarters ending March
27, 1999, June 19, 1999 and September 11, 1999, Acquisition Integration Costs shall not be deducted in computing Net
Income as otherwise required by generally accepted accounting principles.

		"Eligible Assignee": a commercial bank, finance company, insurance company, fund or other financial institution acceptable to the Agent in its sole and absolute discretion.

		"Environmental Claim": any written notice of violation, claim, demand, abatement or other order by any governmental authority or any person for personal injury (including sickness, disease or death), tangible or intangible property damage, damage to the environment, nuisance, pollution, contamination or other adverse effects on the environment, or for fines, penalties or deed or use restrictions, resulting from or based upon (i) the existence, or the continuation of the existence, of a Release (including, without limitation, sudden or non-sudden, accidental or non-accidental Releases), of, or exposure to, any Hazardous Material in, into or onto the environment (including, without limitation, the air, ground, water or any surface) at, in, by or from any of the properties of a Borrower or its subsidiaries, (ii) the environmental aspects of the transportation, storage, treatment or disposal of Hazardous Materials in connection with the operation of any of the properties of a Borrower or its subsidiaries or (iii) the violation, or alleged violation by a Borrower or any of its subsidiaries, of any Environmental Laws relating to any of the properties of a Borrower or its subsidiaries.

		"Environmental Laws":  the Comprehensive
Environmental Response, Compensation, and Liability Act (42 U.S.C. ' 9601 et seq.), the Hazardous Material Transportation Act (49 U.S.C. ' 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. ' 6901 et seq.), the Federal Water


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Pollution Control Act (33 U.S.C. ' 1251 et seq.), the Oil
Pollution Act of 1990 (P.L. 101-380), the Safe Drinking Water
Act (42 U.S.C. ' 300(f), et seq.), the Clear Air Act (42 U.S.C.
' 7401 et seq.), the Toxic Substances Control Act, as amended
(15 U.S.C. ' 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. ' 136 et seq.), and the
Occupational Safety and Health Act (29 U.S.C. ' 651 et seq.), as such laws have been and hereafter may be amended or supplemented, and any related or analogous present or future Federal, state or local, statutes, rules, regulations, ordinances, licenses, permits and interpretations and orders of regulatory and administrative bodies.

		"ERISA":  the Employee Retirement Income
Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, as in effect from time to time.

		"ERISA Affiliate":  any trade or business
(whether or not incorporated) which together with any person or a subsidiary of such person would be treated as a single employer under the provisions of Title I or Title IV of ERISA.

		"Event of Default":  defined in Section 8.01.

		"Excess Cash Flow": for any period, without duplication, (i) the sum for such period of (A) Net Income, (B) depreciation and amortization expenses of the Borrowers and their respective subsidiaries for such period, to the extent the same are deducted from net revenues in determining Net
Income for such period, (C) the change (with such change being deemed to be a positive number in the event of an increase and such change being deemed to be a negative number in the event of a decrease) in deferred tax liabilities of the Borrowers and their respective subsidiaries during such period, (D) other non-cash items of the Borrowers and their respective subsidiaries properly deducted in arriving at Net Income for such period, and (E) the change (with such change being deemed to be a negative number to the extent that it shall have resulted in an increase in Net Income for such period and such change being deemed to be a positive number to the extent that it shall have resulted in a decrease in Net Income for such period) in deferred tax assets of the Borrowers and their respective subsidiaries during such period, minus (ii) the sum for such period of (A) the aggregate amount actually paid by the Borrowers and their respective subsidiaries in cash during such period on account of Capital Expenditures (including payments in respect of Capitalized Lease Obligations), (B) the aggregate amount actually distributed by the Borrowers and their respective subsidiaries in cash during such period in respect of dividends on or other distributions, redemptions or other retirements of capital stock of any Borrower or subsidiary thereof, in accordance with the provisions of this Agreement,
(C) reserves taken and occasioned by the closing of store locations, and (D) the aggregate of principal payments (whether regularly scheduled payments, voluntary or mandatory prepayments or occurring by reason of acceleration or otherwise) of all Indebtedness (including, without limitation, Capitalized Lease Obligations, Indebtedness issued under the Senior Indenture and Indebtedness issued under the Senior Subordinated Indenture and Indebtedness issued under the Existing Credit Agreement, including all payments or principal under the Existing Credit Agreement whether in permanent reduction of "Commitments" thereunder or the temporary repayment of "Loans" that may be reborrowed thereunder) made or scheduled to have been made by the Borrowers and their respective subsidiaries during such period, determined on a Consolidated basis in accordance with generally accepted accounting principles.

		"Existing Agent":  defined in Recital A.

		"Existing Credit Agreement":  defined in
Recital A.

		"Existing Credit Satisfaction Date":   the date
on which all "Obligations" (as defined in the Existing Credit Agreement), other than those which survive the termination of "Commitments" (as defined in the Existing Credit Agreement), have been paid in full after the earlier of an acceleration thereof which has not been revoked or termination of the "Commitments" (as defined in the Existing Credit Agreement).

		"Existing Credit Termination Date": the date on which all "Obligations" (as defined in the Existing Credit Agreement) have been paid in full, other than those which survive the termination of "Commitments" (as defined in the Existing Credit Agreement), and all "Commitments" (as defined in the Existing Credit Agreement) have been terminated.

		"Existing Lenders":  defined in Recital A.

		"Existing Security Documents":  the "Security
Documents" as defined in the Existing Credit Agreement.

		"Final Maturity Date":  July __, 2004.

		"Financial Officer": with respect to any person, the chief financial officer, chief accounting officer or treasurer of such person.

		"fiscal month":  each of the thirteen
consecutive four-week periods of the Borrowers used for accounting purposes and ending on the dates designated as fiscal month-ends in Schedule I annexed hereto.

		"fiscal quarter": each of the four fiscal quarters of each fiscal year of the Borrowers used for accounting purposes and ending on the dates designated as fiscal quarter-ends in Schedule I annexed hereto.

		"Fiscal Year": the fiscal year of the Borrowers for accounting purposes which ends on the dates designated as fiscal year-ends in Schedule I annexed hereto.

		"Fleet":  defined in Recital A.

		"Grantor":  any Assignor, Grantor, Pledgor,
Mortgagor or Debtor, as such terms are defined in any of the Security Documents.

		"Guarantee": any obligation, contingent or otherwise, of any person guaranteeing or having the economic effect of guaranteeing any Indebtedness or obligation of any other person in any manner, whether directly or indirectly, and shall in any event include any guarantee under Article XI hereof, and shall include, without limitation, any obligation of such person, direct or indirect, to (i) purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or obligation, (ii) purchase Property or services for the purpose of assuring the owner of such Indebtedness or obligation of the payment of such Indebtedness or obligation, or (iii) maintain working capital, equity capital, available cash or other financial condition of the primary obligor so as to enable the primary obligor to pay such Indebtedness or obligation; provided, however, that the term Guarantee shall not include endorsements for collection or collections for deposit, in either case in the ordinary course of business.

		"Guarantor": collectively, each Borrower and each subsidiary thereof or any subsidiary of any Borrower which becomes a guarantor of the Obligations after the date hereof.

		"Hazardous Material":  any pollutant,
contaminant, chemical, or industrial or hazardous, toxic or dangerous waste, substance or material, defined or regulated as such in (or for purposes of) any Environmental Law and any other toxic, reactive, or flammable chemicals, including (without limitation) any asbestos, any petroleum (including crude oil or any fraction), any radioactive substance and any polychlorinated biphenyls; provided, in the event that any Environmental Law is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment; provided, further, to the extent that the applicable laws of any state establish a meaning for "hazardous material," "hazardous substance," "hazardous waste," "solid waste" or "toxic substance" which is broader than that specified in any federal Environmental Law, such broader meaning shall apply.

		"Indebtedness": with respect to any person, without duplication, (i) all obligations of such person for borrowed money or with respect to deposits or advances of any kind, (ii) all obligations of such person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such person for the deferred purchase price of Property or services, except current accounts payable arising in the ordinary course of business and not overdue or being contested in good faith, (iv) all obligations of such person under conditional sale or other title retention agreements relating to Property purchased by such person, (v) all payment obligations of such person with respect to interest rate or currency protection agreements, (vi) all obligations of such person as an account party under any letter of credit or in respect of bankers' acceptances, (vii) all obligations of any third party secured by Property owned by such person
(regardless of whether or not such person is liable for repayment of such obligations), (viii) all Guarantees of such person and (ix) all obligations of such person as lessee under leases the expenditures under which are Capitalized Lease Obligations.

		"Indemnitees":  defined in  Section 10.04(c).

		"Information":  defined in Section 10.11.

		"Intercompany Indebtedness": with respect to any Borrower, Indebtedness of such person to any subsidiary thereof or any other Borrower or any subsidiary thereof, incurred in the ordinary course of business and evidenced solely as an amount payable on the books of such Borrower.

		"Intercompany Loans": with respect to any Borrower, loans made by such person to any subsidiary thereof or any other Borrower or any subsidiary thereof, in the ordinary course of such Borrower's business.

		"Intercreditor Agreement":  defined in Recital
C.

		"Interest Expense": for any fiscal period, the interest expense paid or payable in cash of the Borrowers and their respective subsidiaries during such fiscal period determined on a Consolidated basis in accordance with generally accepted accounting principles, and shall in any event include, without limitation, interest on Capitalized Lease Obligations for such fiscal period.

		"Interest Payment Date":   the last Business
Day of each Interest Period, commencing July 30, 1999.

		"Interest Period" shall mean as to any Term
Loan (i) initially, the period commencing on and excluding the Closing Date and ending on the numerically corresponding day in August, 1999, and (ii) thereafter, the period commencing on and including the first calendar day after the preceding Interest Period and ending on and including the numerically corresponding day (or, if there is no numerically corresponding day, on and including the last day) in the calendar month that is one (1) month thereafter in accordance with the terms hereof; provided, however, that (x) if an Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (y) no Interest Period shall end later than the Final Maturity Date.

		"Interstate":   defined in the Preamble.

		"IRB Indebtedness": the Indebtedness with respect to the City of Jackson, Mississippi Industrial Revenue
Bonds (McCarty-Holman Co., Inc. Project), Series 1985, in the aggregate outstanding amount of $3,650,000.

		"IRB Trustee": SunTrust Bank, Atlanta, as trustee under the trust indenture relating to the IRB
Indebtedness.

		"Landlord Waiver": a landlord's or bailee's agreement with respect to each property of a Borrower subject to a lease substantially in the form of Exhibit H hereto or as agreed to by the Agent.

		"Lender":  defined in the Preamble.

		"Leverage Ratio": at the end of any fiscal quarter, the ratio of (i) the sum of (x) all Indebtedness of the Borrowers and their respective subsidiaries (including, without limitation, the amount of Obligations outstanding under this Agreement (whether for principal, interest or premium), the Indebtedness under the Senior Notes and Indebtedness under the Senior Subordinated Notes and Indebtedness under the Existing Credit Agreement, but excluding Intercompany Indebtedness, Indebtedness to trade creditors incurred in the ordinary course of business and A.I. Credit Corp.
Indebtedness) and (y) $0 from the Initial Closing Date (as defined in the Existing Credit Agreement) through 1/2/1999, thereafter, Restructuring Obligations, as at the date of determination to (ii) EBITDA of the Borrowers and their respective subsidiaries for the four-quarter period ending at the date of determination, in each case determined on a Consolidated basis in accordance with generally accepted accounting principles.

		"LIBO Rate":  with respect to any Interest
Period, an interest rate per annum (rounded to the nearest 1/16 of 1%) equal to the rate at which dollar deposits of $5,000,000 in principal amount with a maturity equal to the applicable Interest Period are offered in immediately available funds on the London inter-bank market, as certified by the Company to each Lender in a written notice including a print-out of the Telerate Access Service page indicating such rate on or before 12 noon of the second Business Day prior to the first day of such Interest Period.

		"Lien": with respect to any Property, (i) any mortgage, lien, pledge, hypothecation, encumbrance, charge or security interest in or on such asset, (ii) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset, (iii) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities, or (iv) any other right of or arrangement with any creditor to be entitled to receive any such mortgage, lien, pledge, encumbrance, charge or security interest on or to have such creditor's claim satisfied out of such assets, or the proceeds therefrom, prior to the general creditors of the owner thereof.

		"Make-Whole Premium":  defined in Section
2.04(b).

		"Margin Stock":  defined in Regulation U.

		"Material Adverse Effect": a material adverse effect on (i) the business, assets, liabilities, properties, prospects, operations or financial condition of the Borrowers and their respective subsidiaries taken as a whole, (ii) the ability of any Borrower or any Guarantor to perform or pay the Obligations in accordance with the terms hereof or of any other Term Loan Document or to perform its other material obligations thereunder or (iii) the Agent's Lien on any Collateral (other than a de minimis portion of the Collateral) or the priority of such Lien.

		"McCarty-Holman":  defined in the Preamble.

		"Moody's":  defined in Section 7.06.

		"Mortgage":  defined in Section 3.03.

		"Multiemployer Plan": a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA.

		"Net Cash Proceeds": with respect to any Asset Sale, the Cash Proceeds resulting therefrom net of expenses of sale (including reasonable brokers and attorneys fees and payment of principal, premium and interest of Indebtedness secured by the assets the subject of the Asset Sale and required to be, and which is, repaid under the terms thereof as a result of such Asset Sale), and incremental taxes paid or payable as a result thereof.

		"Net Income": for any period, the aggregate income (or loss) of the Borrowers and their respective subsidiaries determined on a Consolidated basis for such period, all computed and calculated in accordance with generally accepted accounting principles consistently applied.

		"Notes": the notes of the Borrowers, executed and delivered as provided in Section 2.02, in substantially the form of Exhibit A annexed hereto, as amended, modified or supplemented from time to time.

		"Obligations": all obligations, liabilities and Indebtedness of any Borrower and/or any Guarantor to the Lenders and the Agent, whether now existing or hereafter created, direct or indirect, matured or unmatured, contingent or uncontingent, liquidated or unliquidated, whether created directly or acquired by assignment, participation or otherwise, arising under, in connection with or with respect to this Agreement, the Notes, the Security Documents and the other
Term Loan Documents, including, without limitation, the principal of and interest on the Term Loans and the payment or performance of all other obligations, liabilities, and Indebtedness of any Borrower and/or any Guarantor to the Lenders and/or the Agent hereunder or under any one or more of the other Term Loan Documents, including but not limited to all fees, costs, expenses and indemnity obligations hereunder and thereunder.

		"Other Taxes":  defined in Section 2.09(b).

		"PBGC":  the Pension Benefit Guaranty
Corporation.

		"Pension Plan": any Plan which is subject to the provisions of Title IV of ERISA.

		"Permits":  defined in Section 4.18.

		"Permitted Liens":  Liens permitted under
Section 7.01.

		"person": any natural person, corporation, business trust, association, company, limited liability company, joint venture, partnership, limited partnership, limited liability partnership, trust, estate or government or any agency or political subdivision thereof.

		"Plan": any employee benefit plan within the meaning of Section 3(3) of ERISA and which is maintained (in whole or in part) for employees of any Borrower or any subsidiary thereof or any ERISA Affiliate thereof.

		"Pledge Agreement": the Pledge Agreement by and among Jitney Jungle and each of its Subsidiaries and each Guarantor for the benefit of the Secured Parties, substantially in the form of Exhibit C hereto, as the same may be amended, modified or supplemented from time to time.

		"Property":  cash, securities, personal
property, real property, intellectual property or other property or assets of any kind.

		"Register":  defined in Section 10.03(e).

		"Regulation":  regulation adopted by a
governmental authority, including without limitation the Board or the United States Treasury, as the same is from time to time in effect, all official rulings and interpretations thereunder or thereof and all releases implementing the same.

		"Reinvestment Assets": with respect to any Asset Sale, any properties or assets that replace the properties or assets that were the subject of such Asset Sale that will be employed in the business of the Borrowers and their respective subsidiaries as operated on the Closing Date, except that (i) such properties or assets shall not be employed in any business unrelated to that of the Borrowers and their respective subsidiaries as operated on the Closing Date and (ii) such properties or assets may not, without the prior written consent of the Required Lenders, include multiple stores or distribution centers of a related business, or stock of such business, acquired in one or more transactions from the owner or owners of such business.

		"Reinvestment Election":  defined in Section
2.05(d).

		"Reinvestment Notice": a written notice signed by a Responsible Officer of the relevant Borrower stating that such Borrower, in good faith, intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale to purchase, construct or otherwise acquire Reinvestment Assets.

		"Reinvestment Prepayment Amount":  with
respect to any Reinvestment Election, the amount, if any, on the Reinvestment Prepayment Date relating thereto by which (i) the Anticipated Reinvestment Amount in respect of such Reinvestment Election exceeds (ii) the aggregate amount thereof expended by the relevant Borrower to acquire
Reinvestment Assets.

		"Reinvestment Prepayment Date": with respect to any Reinvestment Election, the earlier of (i) the date occurring one year after such Reinvestment Election and (ii) the date on which the Borrowers shall have determined not to, or shall have otherwise ceased to, proceed with the purchase, construction or other acquisition of Reinvestment Assets with the related Anticipated Reinvestment Amount.

		"Release": any releasing, spilling, leaking, seeping, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping, in each case as defined in Environmental Law, and shall include any "Threatened Release," as defined in Environmental Law.

		"Remedial Work": any investigation, site monitoring, containment, cleanup, removal, restoration or other remedial work of any kind or nature with respect to any Property of any Borrower or any of its subsidiaries (whether such Property is owned, leased, subleased or used), including, without limitation, with respect to Hazardous Materials and the Release thereof.

		"Reportable Event": a Reportable Event as defined in Section 4043(b) of ERISA, but not including any such event as to which the PBGC, by applicable regulation, has waived the requirement of notice under Section 4043(a).

		"Replacement Property":  defined in Section
2.05(g)(ii).

		"Required Lenders": Lenders having 51% of the outstanding principal amount of the Term Loans.

		"Responsible Officer":   with respect to any
person, the chief executive officer, chief financial officer, president, vice president, or treasurer, of such person.

		"Restructuring Obligations": the aggregate rental and other monetary obligations of the Borrowers and their respective subsidiaries for closed stores and for certain other obligations assumed by the Borrowers in connection with the Acquisition (as defined in the Existing Credit Agreement).

		"S&P":  defined in Section 7.06.

		"SEC":   the Securities and Exchange
Commission.

		"Secured Parties":   the Agent and the Lenders.

		"Securities Purchase and Holders Agreement":
  the Securities Purchase and Holders Agreement, dated as of March 5, 1996, among Jitney Jungle, BRS, the individuals listed on Schedule I thereto and the Trust established under a Trust Agreement dated as of March 1, 1996 between Jitney Jungle as grantor and Trustmark National Bank, as trustee, as from time to time amended, supplemented or modified.

		"Security Agreement":   the Security
Agreement among the Grantors and the Agent, for the benefit of the Secured Parties, substantially in the form of Exhibit D annexed hereto, as amended, modified or supplemented from time to time.

		"Security Agreement - Patents and
Trademarks":   the Security Agreement - Patents and
Trademarks among the Grantors and the Agent, for the benefit of the Secured Parties, substantially in the form of Exhibit F annexed hereto, as amended, modified or supplemented from time to time.

		"Security Documents":   the Security
Agreement, the Pledge Agreement, the Security Agreement - Patents and Trademarks, the Mortgages, the Intercreditor Agreement (with respect only to the Existing Agent's holding certain Collateral as bailee for the Agent pursuant to Section 5(b) thereof) and each other agreement now existing or hereafter created providing collateral security for the payment or performance of any Obligations.

		"Senior Indenture":    the Indenture relating to
the Senior Notes dated as of March 5, 1996, as amended and in effect on the Closing Date, among the Borrowers and Marine Midland Bank, as trustee, as from time to time amended, supplemented or modified, subject to the terms of Section 7.18.

		"Senior Notes":   the $200,000,000 minimum
aggregate original principal amount of the Borrowers' senior unsecured promissory notes issued and delivered pursuant to the Senior Indenture.

		"Senior Subordinated Indenture":  the
Indenture relating to the Senior Subordinated Notes, dated as of September 15, 1997, by and among the Borrowers party thereto, the Subsidiary Guarantors (as defined therein) party thereto and Marine Midland Bank, as trustee, as from time to time as amended, modified or supplemented, subject to the terms of Section 7.18.

		"Senior Subordinated Notes":  the
$200,000,000 minimum aggregate original principal amount of the Borrowers' senior subordinated unsecured promissory notes issued and delivered pursuant to the Senior Subordinated
Indenture.

		"Silver Oak":  defined in the Preamble.

		"Southern Jitney Jungle": defined in the Preamble.

		"Special Deposit":  defined in Section
2.05(g)(iii).

		"Subordinated Indebtedness": with respect to any Borrower or any subsidiary thereof, Indebtedness subordinated in right of payment to such person's monetary obligations under this Agreement and the other Term Loan Documents upon terms satisfactory to and approved in writing by the Agent, to the extent it does not by its terms (except as otherwise approved in writing by the Agent) mature or become subject to any mandatory prepayment or amortization of principal prior to the Termination Date, and shall in any event include the Indebtedness of Jitney Jungle pursuant to the Senior Subordinated Indenture.

		"subsidiary": with respect to any person, the parent of such person, any corporation, association or other business entity of which securities or other ownership interests representing more than 50% of the ordinary voting power are, at the time as of which any determination is being made, owned or controlled, directly or indirectly, by the parent or one or more subsidiaries of the parent.

		"SunTrust LC": the irrevocable letter of credit number F501212 issued by SunTrust Bank, Atlanta, in favor of the IRB Trustee.

		"Taxes":  defined in Section 2.09(a).

		"Termination Date": the earlier to occur of (i) the Final Maturity Date and (ii) the date on which the Commitments shall terminate, expire or be cancelled in accordance with the terms of this Agreement.

		"Term Loan":  defined in Section 2.01.

		"Term Loan Documents":  this Agreement,
each Security Document, the Notes, and each other document, instrument, or agreement now or hereafter delivered to the Agent or any Lender in connection herewith or therewith.

		"Total Commitment":  $50,000,000.

		"Transactions":   defined in Section 4.02.

		"Treasury Yield":  defined in Section 2.04(b).


	SECTION 1.02.  Rules of Construction.

		(a)  Company May Act on Behalf of the
Borrowers. Whenever the Borrowers are required under this Agreement to perform any act or task, including (by way of example and not as an exclusive list) the receipt of the proceeds of loans, the payment of money, the rendering of reports or the maintenance of Property, such act may be performed by the Company.

		(b)  Gender, Number and References.  Unless
the context otherwise requires, all references to Sections are to

Sections of this agreement.   References to any one gender
shall include the other two genders, and references to the plural shall include the singular and vice versa.

		(c)  GAAP Terms.  Unless otherwise expressly
provided herein, each accounting term used herein shall have the meaning given it under generally accepted accounting principles in effect from time to time in the United States applied on a basis consistent with those used in preparing the financial statements referred to in Section 6.05.


II.     THE TERM LOANS

	SECTION 2.01. Term Loans. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender, severally and not jointly, agrees to make a term loan to the Borrowers on the Closing Date in the aggregate principal amount equal to the amount of such Lender's Commitment as set forth opposite its name on
Schedule 2.01 (a "Term Loan"). The failure of any Lender to make a Term Loan shall not in itself relieve any other Lender of its obligation to lend hereunder, but no Lender shall be responsible for the failure of any other Lender to make its ratable portion of the Term Loans available on the Closing
Date.  Each Lender shall make its Term Loan on the Closing
Date by wire transfer of cash in immediately available funds to the Company at the address for wire transfers set forth in
Schedule 2.01(b) contemporaneously with, and against delivery of, a Note executed by each Borrower and payable to the order of the Lender, as referred to in Section 2.02. In the event that the Term Loans shall not be made on or prior to the Closing
Date, the Commitment of each Lender shall automatically and permanently terminate.

	SECTION 2.02.   Notes.  The Term Loan made by
each Lender to the Borrowers shall be evidenced by a Note, duly executed on behalf of the Borrowers, dated the Closing Date, in substantially the form of Exhibit A annexed hereto, delivered and payable to such Lender in a principal amount equal to its Commitment. The outstanding balance of each Term Loan, as evidenced by any such Note, shall mature and be due and payable on the Final Maturity Date. Each Note shall bear interest from its date on the outstanding principal balance thereof, as provided in Section 2.03.

	SECTION 2.03 Interest.

		(a)   Rate.  Each Term Loan shall bear and
accrue interest at a rate per annum equal to the sum of (i) the Adjusted LIBO Rate plus the Applicable Margin ("Basic
Interest") plus (ii) subject to Section 2.05(b), additional interest accruing (but not compounding) at a rate of 7.381616% per annum ("Additional Interest").

		(b) Payment. Subject to Section 2.05(b), (i) Basic Interest accrued on any Term Loan shall be paid each month in arrears, based on the number of calendar days elapsed since the preceding payment of Basic Interest on such Term
Loan, on (x) the Interest Payment Date or (y) on the Final Maturity Date if such day occurs before the Interest Payment
Date, and (ii) Additional Interest shall be paid in arrears on the Final Maturity Date.

		(c) Computation. All computations of interest shall be made on the basis of a year of 360 days.

	SECTION 2.04. Additional Payments.

		(a) Closing Point. The Borrowers shall pay to each Lender on the Closing Date a point in an amount equal to such Lender's ratable share of the excess of (i) 1.0% of the Total Commitment over (ii) the total amount of all amounts paid to Angelo, Gordon & Co., L.P. under the Commitment prior to the Closing Date other than those amounts paid on account of the fees and disbursements of counsel, accountants or other agents or advisors retained by Angelo, Gordon & Co., L.P.

		(b)  Yield Maintenance Premium.  If the
Borrowers prepay the Term Loans or any portion thereof on or before the nine-month anniversary of the Closing Date, or if the Term Loans become due and payable by acceleration after an Event of Default, by operation of law or otherwise on or before the nine-month anniversary of the Closing Date, then each Lender shall be entitled to receive, and the Borrowers shall pay, a make-whole premium (the "Make-Whole
Premium") in an amount equal to (x) the sum of Basic Interest and Additional Interest that would have been paid to the Lenders if the Term Loans had been paid in full on the nine-month anniversary of the Closing Date, divided by (y) the sum of 1 plus the Treasury Yield plus 50 basis points. The "Treasury Yield" shall be a decimal equal to:

	(i) the yield per annum for actively traded U.S. Treasury securities maturing on such nine-month anniversary or as soon after as practicable, as indicated by Telerate Access Service (page 8003 or the relevant page at the date of determination indicating such yields) (or, if such data ceases to be available, any publicly available source of similar market
		data) at approximately 11:00 a.m., New York
		City time, on (x) the third Business Day prior to the date of such prepayment or (y) the date immediately following such acceleration,

multiplied by


	(ii) the number days remaining after and excluding the date of the prepayment or the date of acceleration, as the case may be, and such nine-month anniversary,

and divided by

	(iii)   360.

		(c) Prepayment Points. If the Borrowers prepay the Term Loans or any portion thereof prior to (and excluding) the Final Maturity Date during any period set forth below, each Lender shall be entitled to receive, and the Borrowers shall pay together with such prepayment, such Lender's ratable share of the amount set forth below for such period:



Period                                          Fee
271st calendar day after and excluding      1% of the principal amount repaid
Closing Date to and including 1st
anniversary of Closing Date

2nd calendar year after and excluding       2% of the principal amount repaid
Closing Date

3rd calendar year after and excluding       3% of the principal amount repaid
Closing Date

4th calendar year after and excluding       2% of the principal amount repaid
Closing Date

5th calendar year after and excluding       1% of the principal amount repaid
Closing Date



		(d) Nonrefundable. All points payable under or in connection with this Agreement shall be nonrefundable in all circumstances.

	SECTION 2.05.  Prepayment of Term Loans.

		(a) Subject to Payment of Existing Obligations. Notwithstanding the following provisions of this Section 2.05, until the Existing Credit Satisfaction Date shall have occurred
(i) the Borrowers shall not have any right or obligation to prepay the Term Loans under this Section 2.05 or any obligation to make any Special Deposit pursuant to Section 2.05(g)(iii), (ii) the Borrowers' failure to comply with this
Section 2.05 shall not constitute an Event of Default hereunder so long as such failure is caused by the Borrowers' compliance with the terms of the Existing Credit Agreement and (iii) in the event the Borrowers make a prepayment of any Term Loan to the Agent or to any Lender, or the Agent or any Lender otherwise receives a payment of principal on a Term Loan, the recipient thereof shall transmit such prepayment to the Existing Agent pursuant to the Intercreditor Agreement and such payment shall not reduce or be deemed a payment of any Obligations.

		(b)  Interest.   Each payment of the outstanding
principal of the Term Loans prior to (and excluding) the Final Maturity Date, including an optional or mandatory prepayment under this Section 2.05 or upon acceleration after an Event of Default or by operation of law or otherwise, must be accompanied by, and the Borrowers shall pay, all interest and points accrued or payable with respect to the principal amount prepaid as provided in Sections 2.03 and 2.04; provided, however, that the amount of Additional Interest accrued on the principal amount prepaid shall be calculated for purposes of any such prepayment at the rate of 2.081616% per annum, without compounding, from and excluding the Closing Date to and including the date of such prepayment, and all Additional Interest accrued on such principal amount in excess of the amount so calculated shall be forgiven and deemed satisfied and paid without any additional consideration, if, and only if, at the time of such prepayment, each and every one of the following conditions shall be satisfied on the date of such prepayment:

	(i) all principal payments required to be paid hereunder, without acceleration, have been paid on the dates when due; and

	(ii) all interest payments (X) shall have been paid when due, after giving effect to any applicable grace periods, in the full amount thereof or (Y) shall have been paid not later than 4 p.m. on the first Business Day after and excluding the day on which the Agent gives notice that such interest has not been paid, in the full amount thereof together with a late charge of 3% per annum on the outstanding principal amount at the time such interest is scheduled to be paid from and including the date when scheduled to be paid (without giving effect to any applicable grace periods) to and including the third Business Day after such date, and, if not paid on or before such third Business Day, at the rate of 0.1% per day on such principal amount for each calendar day thereafter until such interest has been paid; provided, however, that failure to give such notice shall not limit the right of the Agent to collect such interest or to otherwise exercise its rights or remedies under this Agreement; and

	(iii) no Default or Event of Default has at any time occurred under Sections 8.01(e) and (f); and

	(iv) no monetary event of default (and the expiration of any cure periods with respect thereto) has occurred with respect to any Indebtedness in a principal amount exceeding $20,000,000 (other than the Indebtedness under the Existing Credit Agreement), and no acceleration of any Indebtedness in a principal amount exceeding $20,000,000 (other than the Indebtedness hereunder) has at any time occurred; and

	(v)     no Borrower, nor any Guarantor nor any
		Grantor has at any time prior to the date of such prepayment (X) asserted in writing or agreed or consented to in writing that this Agreement, any Note, any of the Security Documents or any of the other Term Loan Documents is not enforceable in accordance with its terms or (Y) asserted in writing or agreed or consented in writing that any Lien purported to be created by any of the Security Documents is not a valid Lien on any Collateral or (Z) or asserted in writing or agreed or consented in writing that any Lien is subject to any Lien securing Indebtedness in an amount exceeding $7,500,000 or agreed to grant a Lien on any Collateral to secure Indebtedness in an amount exceeding $7,500,000 other than those permitted under this Agreement.

		(c)  Optional Prepayments.  The Borrowers
shall have the right to prepay the Term Loans at any time in whole or from time to time subject to Sections 2.05(a) and (b).

		(d)  Mandatory Prepayments upon Asset Sales.
  Within five Business Days of the receipt thereof by any Borrower, any Grantor, any Guarantor or any subsidiary of any of them of Cash Proceeds from any Asset Sale, the Borrowers shall make a mandatory prepayment of the Term Loans in an amount equal to 100% of the Net Cash Proceeds thereof, which proceeds shall be applied as set forth in paragraph (i) below; provided, that up to an aggregate of $1,000,000 per fiscal year but not to exceed $5,000,000 of Net Cash Proceeds from Asset
Sales from the Closing Date through the Final Maturity Date shall not be required to be used to so repay Term Loans to the extent the Borrowers elect, as hereinafter provided, to cause such Net Cash Proceeds to be reinvested in Reinvestment
Assets (a "Reinvestment Election"). The Borrowers may exercise their Reinvestment Election (within the parameters specified in the preceding sentence) with respect to an Asset
Sale if (x) at the time of such election there is continuing no Default or Event of Default and (y) the Borrowers deliver a Reinvestment Notice to the Agent no later than the fifteenth Business Day following the date of the consummation of the respective Asset Sale, with such Reimbursement Election being effective with respect to the Net Cash Proceeds of such Asset
Sale equal to the Anticipated Reinvestment Amount specified in such Reinvestment Notice. The Borrowers agree to grant a Lien (subject only to Liens permitted by clause (a), (b), (c),
(d), (f), (i) and (j) of Section 7.01) in such Reinvestment Assets in favor of the Agent, such security interest to be granted on the date of acquisition of such Reinvestment Assets by any Borrower. On the Reinvestment Prepayment Date with respect to a Reinvestment Election, the Borrowers shall make a mandatory prepayment of the Term Loans in an amount equal to the Reinvestment Prepayment Amount, if any, for such Reinvestment Election.

		(e)  Mandatory Prepayments upon Sale of
Equity.  Within five Business Days of:

	 (i) the sale, issuance or other disposition by any Borrower, any Guarantor or any subsidiary of either thereof of any of its capital stock or other equity interests in such person or any option, warrant or similar right to acquire any of same (except sales by Jitney Jungle of its capital stock to employees of the Borrowers following purchases thereof in an aggregate amount not in excess of $1,000,000 during the term of this Agreement as permitted by Section 7.04(ii)),


	(ii) the consummation of the issuance of any debt securities of any Borrower, any Guarantor or any of their respective subsidiaries, or

	(iii)   the incurrence by any Borrower of any
		Subordinated Indebtedness,

the Borrowers shall make a mandatory prepayment of the Term
Loans in an amount equal to 100% of the proceeds received
(net of taxes due and any reasonable expenses of sale).
Nothing contained in this paragraph shall constitute, or be deemed to constitute, a consent to any sale of assets or stock or other equity interests or the issuance or incurrence of any Indebtedness.

		(f)  Intentionally Omitted.

		(g)  Mandatory Prepayments from Insurance
Proceeds. (i) If any Borrower, any Guarantor, any of their respective subsidiaries or the Agent receives (x) any net proceeds of any insurance required to be maintained pursuant to Section 6.03 hereof on account of any loss, damage or injury to any asset of any Borrower, any Guarantor or such subsidiary (including, without limitation, any Collateral) or any condemnation or eminent domain awards with respect to any real property or improvements thereon owned by any Borrower, any Guarantor or any of their respective subsidiaries, or (y) any net proceeds of any business interruption insurance required to be maintained pursuant to
Section 6.03 hereof, then, subject to Section 2.05(g)(ii):

	(A) not less than five Business Days prior to and excluding such receipt the Company shall give the Agent notice thereof in writing (or by telephone promptly confirmed in writing), and

	(B) not later than the fifth Business Day following such receipt, the Borrowers shall prepay the Term Loans in an amount equal to 100% the proceeds or award received.

			(ii)    In the case of the receipt of net
proceeds or awards described in Section 2.05(g)(i)(x), the Borrowers may elect, by written notice delivered to the Agent not later than the day on which a prepayment would otherwise be required under clause (i), to apply all or a portion of such net proceeds or award for the purpose of replacing, repairing, restoring or rebuilding the relevant tangible property, and, in such event, any required prepayment under clause (i) above shall be reduced dollar for dollar by the amount of such election. An election under this clause (ii) shall not be effective unless: (x) at the time of such election there is continuing no Default or Event of Default; (y) the Borrowers shall have certified to the Agent that: (1) the net proceeds of the insurance adjustment for such loss, damage or injury or the amount of such award, together with other funds available to the Borrowers, shall be substantially sufficient to complete such replacement, repair, restoration or rebuilding in accordance with all applicable laws, regulations and ordinances; and (2) to the best knowledge of the Borrowers, no Default or Event of Default has arisen or will arise as a result of such loss, damage, injury, condemnation, taking, replacement, repair or rebuilding; and (z) if the amount of net proceeds or awards in all such cases is equal to or greater than $1,500,000 in the aggregate in any calendar year (including the proceeds received on the date of determination), the Borrowers shall have obtained the written consent of the Agent to such election. In the event that any net proceeds or awards described in clause
(i) above are received with respect to any equipment or other personal property and are not applied within 90 days of receipt thereof as provided in this clause (ii), then the full amount of such proceeds and awards shall be applied as a prepayment of the Term Loans. In the event that any net proceeds or awards described in clause (i) above are received with respect to any real property or improvements thereon, (x) within 90 days of such loss, damage or injury thereto or the condemnation or taking thereof, the Borrowers shall deliver plans, specifications and other relevant particulars to the Agent with respect to the replacement, repair, restoration or rebuilding thereof, in form and substance reasonably satisfactory to the Agent, and (y) if such proceeds or awards are not applied within one year of receipt thereof as provided in this clause (ii) and in accordance with the foregoing plans, specifications and other relevant particulars, then the full amount of such proceeds and awards shall be applied as a prepayment of the Term Loans. Any
Property acquired with such proceeds and awards pursuant to an election under this Section 2.05(g)(ii) shall be referred to as "Replacement Property". The Borrowers agree to grant a Lien (subject only to Liens permitted by clause (a), (b), (c), (d), (f),
(i) and (j) of Section 7.01) in such Replacement Property in favor of the Agent, such security interest to be granted on the date of acquisition of such Replacement Property by any Borrower.

		(iii) In the event of an election under clause (ii) above, pending application of the net proceeds or award to the required replacement, repairs, restoration or rebuilding, such Borrower, such Guarantor or such subsidiary shall not later than the time at which prepayment would have been, in the absence of such election, required under clause (i) above, deposit the amount that would have been prepaid (the "Special Deposit") with the Agent, pursuant to agreements in form, scope and substance reasonably satisfactory to the Agent. The Special Deposit, together with all earnings on such Special
Deposit, shall be available to the Borrowers solely for the replacement, repair, rebuilding or restoration of the tangible property suffering the injury, loss, damage, condemnation or taking by eminent domain in respect of which such prepayment and Special Deposit were made or to such other purpose as to which the Agent may consent in writing; provided, however, that at such time as a Default or Event of Default shall occur, the balance of the Special Deposit and earnings thereon may be applied by the Agent to repay the Obligations in such order as the Agent shall elect. The Agent shall be entitled to require proof, as a condition to the making of any withdrawal from the Special Deposit, that the proceeds of such withdrawal are being applied for the purposes permitted hereunder.

		(h) Mandatory Repayment in the Event Debt
Exceeds Limits. In the event that the outstanding principal amount under the Term Loans at any time, when added to the then outstanding principal amount of indebtedness or other obligations, violates the terms and provisions of any outstanding Indebtedness of the Borrower (including, without limitation, under the Senior Indenture, the Senior Subordinated Indenture or the Existing Credit Agreement), the Borrowers shall repay that amount of the Term Loans necessary to cure such violation.

		(i)  Procedures for Prepayments.  When
making a prepayment, whether mandatory or otherwise, pursuant to this Section 2.05, the Company shall furnish to the Agent, not later than 12:00 noon (New York City time) three
(3) Business Days prior to the date of such prepayment, written, telex or facsimile notice (promptly confirmed in writing) of prepayment which shall specify the prepayment date and the principal amount of the Term Loans (or portion thereof) to be prepaid, which notice shall be irrevocable and shall commit the Borrowers to prepay such Term Loans by the amount stated therein on the date stated therein.

		(j) No Reborrowing. Subject to paragraph (a) above, any payments made pursuant to this Section 2.05, whether optional or mandatory, may not be reborrowed.

	SECTION 2.06. Reserve Requirements; Change in
Circumstances.

		(a)   Change in Law.  If at any time and from
time to time after the date of this Agreement, any Lender shall determine that the adoption of any applicable law, rule, regulation or guideline regarding capital adequacy, or any change in any applicable law, rule, regulation or guideline regarding capital adequacy, or any change in the interpretation or administration of any thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Lender (or its lending office or an affiliate) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or will have the effect of (i) reducing the amount of any payment (whether of principal, interest or otherwise) receivable by such Lender or otherwise reducing the rate of return on such Lender's or its affiliate's capital as a consequence of such Lender's obligations hereunder to a level below that which such Lender or affiliate could have achieved but for such adoption, change or compliance (taking into consideration such Lender's or its affiliate's policies with respect to capital adequacy), (ii) increasing the cost to such Lender of making or maintaining a Term Loan, or (iii) requiring a payment in respect of a Term Loan, then from time to time the Borrowers shall pay to such Lender such additional amount or amounts as will compensate such Lender or its affiliate for such reduction, additional cost or payment. Notwithstanding any other provision of this Section 2.06, no Lender shall demand any payment referred to above if it shall not at the time be the general policy or practice of such Lender to demand such compensation in substantially similar circumstances under substantially comparable provisions of other credit agreements.

		(b) Procedures. A statement of any Lender or the Agent setting forth such amount or amounts, supported by calculations in reasonable detail, as shall be necessary to compensate such Lender or its affiliate as specified in paragraph (a) above shall be delivered to the Borrowers and shall be conclusive absent manifest error. The Borrowers shall pay each Lender or the Agent the amount shown as due on any such statement within ten (10) days after its receipt of the same.

		(c) No Waiver. Failure on the part of any Lender or the Agent to demand compensation for any increased costs, reduction in amounts received or receivable or reduction in the rate of return earned on such Lender's or its affiliate's capital, shall not constitute a waiver of such Lender's or the Agent's rights to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in rate of return. The protection under this Section 2.06 shall be available to each Lender and the Agent regardless of any possible contention of the invalidity or inapplicability of any law, regulation or other condition which shall give rise to any demand by such Lender or the Agent for compensation.

		(d)  Change in Lending Offices.  Any Lender
claiming any additional amounts payable pursuant to this
Section 2.06 agrees to use reasonable efforts (consistent with legal and regulatory restrictions) to hold its Term Loan in a different lending office if doing so would avoid the need for, or reduce the amount of, any such additional amounts and would not, in the sole judgment of such Lender, be otherwise disadvantageous to such Lender.

		SECTION 2.07. Pro Rata Treatment. Except as otherwise provided hereunder, the Term Loans, each payment or prepayment of principal of the Notes, each payment of interest on the Notes and each payment of any fee or other amount payable hereunder shall be made pro rata among the Lenders in the proportions that the outstanding principal amount of their respective Term Loans bear to the total outstanding principal amount of all Term Loans.

		SECTION 2.08. Sharing of Setoffs. Subject to the Intercreditor Agreement, each Lender agrees that if it shall, through the exercise of a right of banker's lien, setoff or counterclaim against any Borrower, any Guarantor or any of their respective subsidiaries, obtain payment (voluntary or involuntary) in respect of a Note held by it as a result of which the unpaid principal portion of the Note held by it shall be proportionately less than the unpaid principal portion of the Note held by any other Lender, it shall be deemed to have simultaneously purchased from such other Lender a participation in the Note held by such other Lender, so that the aggregate unpaid principal amount of the Note and participations in Notes held by it shall be in the same proportion to the aggregate unpaid principal amount of all Notes then outstanding as the principal amount of the Note held by it prior to such exercise of banker's lien, setoff or counterclaim was to the principal amount of all Notes outstanding prior to such exercise of banker's lien, setoff or counterclaim, provided, however, that if any such purchase or purchases or adjustments shall be made pursuant to this Section
2.08 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustments restored without interest. Each
Borrower and each Guarantor expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in a Note deemed to have been so purchased may exercise any and all rights of banker's lien, setoff or counterclaim with respect to any and all moneys owing to such Lender as fully as if such Lender held a Note in the amount of such participation.

		SECTION 2.09. Taxes. (a) Any and all
payments by the Borrowers and/or Guarantors hereunder shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings in any such case imposed by the United States or any political subdivision thereof, excluding:

			(i)     in the case of the Agent and
		each Lender, taxes imposed or based on its net income, and franchise or capital taxes imposed on it, (A) if the Agent or such Lender is organized under the laws of the United States or any political subdivision thereof and (B) if the Agent or such Lender is not organized under the laws of the United States or any political subdivision thereof, and its principal office or Domestic Lending Office is located in the United States, and in the case of both (A) and (B), withholding taxes payable with respect to payments to the Agent or such Lender at its principal office or Domestic Lending Office under laws (including, without limitation, any treaty, ruling, determination or regulation) in effect on the date hereof, but not any increase in withholding tax resulting from any subsequent change in such laws (other than withholding with respect to taxes imposed or based on its net income or with respect to franchise or capital taxes), and

			(ii)    taxes (including withholding
		taxes) imposed by reason of the failure of the Agent or any Lender, in either case that is organized outside the United States, to comply with Section 2.09(f) (or the inaccuracy at any time of the certificates, documents and other evidence delivered thereunder)

(all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If any Borrower or any Guarantor shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to the Lenders or the Agent, (x) the sum payable shall be increased by the amount necessary so that after making all required deductions (including without limitation deductions applicable to additional sums payable under this Section 2.09) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (y) such Borrower and/or such Guarantor shall make such deductions and (z) such Borrower and/or such Guarantor shall pay the full amount deducted to the relevant tax authority or other authority in accordance with applicable law.

		(b) Stamp Taxes. In addition, each Borrower and each Guarantor agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement (hereinafter referred to as "Other Taxes").

		(c)  Tax Indemnity.  The Borrowers will
indemnify each Lender and the Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction (except as specified in clauses (a)(i) and (ii)) on amounts payable under this Section 2.09) paid by such Lender or the Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender or the Agent (as the case may be) makes written demand therefor. If any Lender receives a refund in respect of any Taxes or Other Taxes for which such Lender has received payment from the Borrowers hereunder, such Lender shall promptly notify the Borrowers of such refund and such Lender shall, within 30 days of receipt of a request by the Borrowers, repay such refund to the Borrowers (or if there shall at such time be continuing a Default or Event of Default, pay the same to the Agent to be applied to the Obligations in such order and manner as the Agent shall choose in its discretion); provided, that the Borrowers, upon the request of such Lender, agree to return such refund (whether returned to the Borrowers or applied to the Obligations) (plus any penalties, interest or other charges) to such Lender in the event such Lender is required to repay such refund.

		(d) Certificates. Within 30 days after the date of any payment of Taxes or Other Taxes withheld by any Borrower or any Guarantor in respect of any payment to any Lender, the Borrowers will furnish to the Agent, at its address referred to in Section 10.01 hereof, such certificates, receipts and other documents as may be reasonably required to evidence payment thereof.

		(e)  Tax Obligations Survive.  Without
prejudice to the survival of any other agreement hereunder, the agreements and obligations contained in this Section 2.09 shall survive the payment in full of principal and interest hereunder.

		(f) Tax Reports. Each Lender that is organized outside of the United States shall deliver to the Borrowers on the date hereof (or, in the case of an assignee, on the date of the assignment) and from time to time as required for renewal under applicable law duly completed copies of United States Internal Revenue Service Form 1001, Form 4224 or Form W-8
(or any successor or additional forms), as appropriate, indicating in each case that such Lender is entitled to receive payments under this Agreement without any deduction or withholding of any United States federal income taxes. The
Agent (if the Agent is an entity organized outside the United States) and each Lender that is organized outside the United States shall promptly notify the Borrowers and the Agent of any change in its Domestic Lending Office and such Lender shall, prior to the immediately following due date of any payment by the Borrowers hereunder, deliver to the Borrowers (with copies to the Agent), such certificates, documents or other evidence, as required by the Code or Treasury Regulations issued pursuant thereto, including without limitation Internal Revenue Service Form 4224, Form 1001, Form W-8 and any other certificate or statement of exemption required by Treasury Regulation Section 1.1441-4(a), Section 1.1441-6(c) or Code
Section 881(c)(2)(B)(ii) or any subsequent version thereof, properly completed and duly executed by such Lender establishing that such payment is (i) not subject to withholding under the Code because such payment is effectively connected with the conduct by such Lender of a trade or business in the United States or constitutes portfolio interest for purposes of Code Section 881(c) or (ii) totally exempt from United States tax under a provision of an applicable tax treaty. The
Borrowers shall be entitled to rely on such forms in their possession until receipt of any revised or successor form pursuant to this Section 2.09(f). If the Agent or a Lender fails to provide a certificate, document or other evidence required pursuant to this Section 2.09(f), then (i) the Borrowers shall be entitled to deduct or withhold on payments to the Agent or such Lender as a result of such failure, as required by law, and (ii) the Borrowers shall not be required to make payments of additional amounts with respect to such withheld Taxes pursuant to clause (x) of Section 2.09(a) to the extent such withholding is required by reason of the failure of the Agent or such Lender to provide the necessary certificate, document or other evidence.

	SECTION 2.10. Payments and Computations. The
Borrowers shall make each payment hereunder and under any instrument delivered hereunder not later than 12:00 noon (New
York City time) on the day when due in lawful money of the United States (in freely transferable dollars) (a) directly to the two Term Lenders identified on Schedule 2.10 at their respective addresses for payment set forth therein, to the extent of their respective pro rata shares of any such payment, and (b) to the Agent, at the address for payment set forth in such Schedule, for all other Term Lenders.

	SECTION 2.11. Payments to Lenders.  The Agent
shall pay to each Lender not later than one (1) Business Day after receipt thereof, its ratable portion, based on the principal amount of the Term Loan owing to such Lender, of all interest payments and any other points received by the Agent hereunder in respect of the Term Loans, net of any amounts payable by
such Lender to the Agent, by wire transfer.   It is agreed that
each Lender's Term Loan is intended by the Lenders to be equal at all times to such Lender's ratable portion (as determined in accordance with the percentage amounts set forth in Schedule 2.01 hereto) of the aggregate principal amount of all Term Loans outstanding.

	SECTION 2.12.  Indemnity.  Each Borrower shall
indemnify each Lender against any loss (including, without limitation, loss of anticipated profits) or expense (including, but not limited to, any loss or expense sustained or incurred or to be sustained or incurred in liquidating or employing deposits from third parties acquired to affect or maintain any Term Loan or part thereof as a Eurocurrency Obligation) which such Lender may sustain or incur as a consequence of the following events (regardless of whether such events occur as a result of the occurrence of an Event of Default or the exercise of any right or remedy of the Agent or the Lenders under this Agreement or any other agreement, or at law): any failure of any Borrower to fulfill on the date of any borrowing of a Term
Loan hereunder (including, without limitation, any conversion to or continuation of a Term Loan or portion thereof) the applicable conditions set forth in Article V hereof applicable to it; any failure of any Borrower to borrow a Term Loan here-under (including, without limitation, to convert to or continue a Term Loan) after irrevocable notice of borrowing pursuant to
Section 2.03 hereof has been given; any payment, prepayment or conversion of a Term Loan on a date other than the last day of the relevant Interest Period; any default in payment or prepayment of the principal amount of any Term Loan or any part thereof or interest accrued thereon, as and when due and payable (at the due date thereof, by irrevocable notice of prepayment or otherwise); or the occurrence of an Event of Default. Such loss or expense shall include, without limitation, an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the principal amount so paid or prepaid for the period from the date of such payment, prepayment or conversion or failure to borrow to the last day of the Interest Period for such Term Loan (or, in the case of a failure to borrow, the Interest Period for such Term Loan which would have commenced on the date of such failure to borrow), at the applicable rate of interest for such Term Loan provided for herein over (ii) the amount of interest (as reasonably determined by such Lender) that would be realized by such Lender in reemploying the funds so paid, prepaid or converted or not borrowed in United States Treasury obligations with comparable maturities for comparable periods.
 Any such Lender shall provide to the Borrowers a statement, signed by an officer of such Lender, explaining any loss or expense and setting forth, if applicable, the computation pursuant to the preceding sentence, and such statement shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such statement within three (3) Business Days after the receipt of the same.

	SECTION 2.13. Joint and Several Borrowers. The parties hereto agree and confirm that the obligations of the Borrowers under and/or in connection with this Agreement and the other Term Loan Documents (including, without limitation, with respect to payments of principal, interest, points and all other amounts with respect to the Term Loans) are the joint and several undertaking of each Borrower.


III.    COLLATERAL SECURITY.

	SECTION 3.01. Security Documents. The Obligations shall be secured by the Collateral described in the Security Documents and are entitled to the benefits thereof. The Borrowers shall, and shall cause the other Grantors to, duly execute and deliver the Security Documents, all consents of third parties necessary to permit the effective granting of the Liens created in such agreements, financing statements pursuant to the Uniform Commercial Code and other documents, all in form and substance satisfactory to the Agent, as may be reasonably required by the Agent to grant to the Agent for the benefit of the Secured Parties a valid, perfected and enforceable Lien on and security interest in (subject only to Permitted Liens) the Collateral.

	SECTION 3.02. Filing and Recording. The Borrowers shall, at their sole cost and expense, cause all instruments and documents given as evidence of security pursuant to this Agreement to be duly recorded and/or filed or otherwise perfected in all places necessary, in the opinion of the Agent, and take such other actions as the Agent may reasonably request, in order to perfect and protect the Liens of the Agent and the Secured Parties in the Collateral. Each Borrower and each Guarantor, to the extent permitted by law, hereby authorizes the Agent to file any financing statement in respect of any Lien created pursuant to the Security Documents which may at any time be required or which, in the opinion of the Agent, may at any time be desirable although the same may have been executed only by the Agent or, at the option of the Agent, to sign such financing statement on behalf of such Borrower or such Guarantor, as the case may be, and file the same, and each Borrower and each Guarantor hereby irrevocably designates the Agent, its agents, representatives and designees as its agent and attorney-in-fact for this purpose. In the event that any re-recording or refiling thereof (or the filing of any statements of continuation or assignment of any financing statement) is required to protect and preserve such Lien, each Borrower shall, at the Borrowers' cost and expense, cause the same to be recorded and/or refiled at the time and in the manner requested by the Agent.

	SECTION 3.03. Real Property; Mortgages.

		(a) Prior to Closing. To the extent requested prior to the Closing Date by the Agent:

			(i)     each Borrower and each
		Guarantor shall duly execute and deliver to the Agent mortgages or deeds of trust (each such mortgage or deed of trust, as it may be amended, modified or supplemented from time to time in accordance with its terms, a "Mortgage") in respect of real property owned or leased by such Borrower or such Guarantor, together with consents of third parties to the Mortgages executed and delivered by it, as the Agent shall request (in each case in form and substance satisfactory to the Agent) so as to create in the Agent's favor, for the benefit of the Secured Parties, upon recordation thereof, a valid, perfected and enforceable Lien (subject to Liens permitted under Section 7.01 hereof) on the real property and improvements described therein, such Mortgages to be in form and substance satisfactory to the Agent; and

			(ii)    each Borrower and each
		Guarantor shall cause the Mortgages executed and delivered to be duly recorded in the appropriate recording office or offices and shall pay all fees and taxes payable in connection therewith.

		(b)  Post Closing.      Upon any Borrower or
any Guarantor acquiring any real property (whether owned or leased) after the Closing Date in accordance with the provisions of this Agreement, such Borrower or such Guarantor shall, to the extent requested by the Agent, execute and deliver a
Mortgage with respect to such real property and such other documents as may be reasonably requested by the Lenders with respect thereto. In the event a leasehold cannot be subject to a Mortgage but can be transferred to an affiliate of the mortgagee, the mortgagee shall transfer its interest in the leasehold to Subsidiary with no Indebtedness (other than Indebtedness owed hereunder or under the Existing Credit Agreement), shall grant Liens on the stock of such Subsidiary to the Agent and the Existing Agent in accordance with the Intercreditor Agreement, and, notwithstanding any other provision of this Indebtedness, shall cause such Subsidiary (X) to become a Borrower and Guarantor hereunder (Y) not to
incur any Indebtedness   (other than Indebtedness owed
hereunder or under the Existing Credit Agreement) and (Z) not to grant any Lien on any of its Property other than Liens to secure both Indebtedness owed hereunder and under the Existing Credit Agreement in the relative priorities set forth in the Intercreditor Agreement. This Section 3.03 shall not be deemed to allow any Borrower or any Guarantor to acquire any Property if otherwise prohibited by this Agreement. Notwithstanding the foregoing, the Borrowers and Guarantors shall only be obligated to exercise reasonable efforts to comply with the requirements of this Section 3.03 with respect to the granting of mortgages on leaseholds.

	SECTION 3.04. Additional Collateral. Each Borrower and each Guarantor acknowledges that it is its intention to provide the Agent with a Lien on all the Property (excluding automobiles) of the Borrowers, the Guarantors and their respective subsidiaries, whether now owned or hereafter acquired (other than as agreed to in writing by the Agent), subject only to Liens permitted hereunder. Without limitation of Section 3.03(b) hereof, each Borrower and each Guarantor shall from time to time promptly notify the Agent of the acquisition by any of them or any of their respective subsidiaries of any material Property in which the Agent does not then hold a perfected Lien (other than as agreed to in writing by the Agent), or the creation or existence of any such Property, and such person shall, upon request by the Agent, promptly execute and deliver to the Agent or cause to be executed and delivered to the Agent pledge agreements, security agreements, mortgages or other like agreements with respect to such Property, together with such other documents, certificates, opinions of counsel and the like as the Agent shall reasonably request in connection therewith, in form and substance satisfactory to the Agent, such that the Agent shall receive valid and perfected Liens (subject to Liens permitted hereby) on all such Property (including Property which, on the Closing Date, is not subject to a Lien in favor of the Agent). In addition, in the event that any Borrower, any Guarantor or any of their respective subsidiaries acquires or owns any material trademarks, copyrights, patents or other intellectual property, the Borrowers shall notify the Agent promptly in writing and shall execute, or cause the execution of a security agreement and other documents with respect thereto in form and substance reasonably satisfactory to the Agent. Notwithstanding the foregoing, the Borrowers and Guarantors shall only be obligated to exercise reasonable efforts to comply with the requirements of this Section with respect to the granting of mortgages on leaseholds.

	SECTION 3.05.  Pledge of Reinvestment Assets or
Replacement Property.

		(a)     Notice of Acquisition.  If any Borrower
acquires Reinvestment Assets or Replacement Property, the
Company shall give the Agent written notice, signed by a Responsible Officer, not less than 20 calendar days before the acquisition thereof:

	(i) describing the Reinvestment Assets or Replacement Property to be acquired and the location where such Reinvestment Assets or Replacement Property shall be held, such descriptions to be in detail sufficient to allow the Agent to obtain a perfected and enforceable Lien thereon; and


	(ii) certifying as to the documents which are required to be signed, delivered and/or filed, and any other actions that need to be taken, to grant the Agent a perfected and enforceable Lien on the Reinvestment Assets or Replacement Property for the benefit of the Lenders (subject only to Permitted Liens), or that no such action is necessary for the Agent to hold a perfected and enforceable Lien thereon.

		(b)     Grant of Lien.   Unless no action need
be taken to grant the Agent a perfected and enforceable Lien on Reinvestment Assets or Replacement Property, the Borrower acquiring the Reinvestment Assets or Replacement Property shall on or before the date of such acquisition execute, deliver and file such documents, and take such other actions, as may be necessary to grant the Agent such a Lien, and the Company shall deliver to the Agent on or before the date of such acquisition a certificate signed by a Responsible Officer to the effect that such actions have been taken.

IV.     REPRESENTATIONS AND WARRANTIES

		Each of the Borrowers and each of the
Guarantors jointly and severally represents and warrants to each of the Lenders that:

	SECTION 4.01. Organization, Legal Existence. Each
Borrower, each Guarantor and each of their respective subsidiaries is a legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of their respective organization, has the requisite power and authority to own their Property and to carry on their business as now conducted and as currently proposed to be conducted and is qualified to do business in each jurisdiction where the failure to so qualify would not have a Material Adverse Effect (all such jurisdictions being listed in Schedule 4.01 annexed hereto).
Each Borrower and each Guarantor has the corporate power to execute, deliver and perform its obligations under this Agreement and the other Term Loan Documents to which it is a party, and, with respect to each Borrower, to borrow hereunder and to execute and deliver the Notes.

	SECTION 4.02. Authorization. The execution, delivery and performance by each Borrower and each Guarantor of this Agreement and each of the other Term Loan Documents to which it is a party, the borrowings hereunder by each Borrower, the execution and delivery by each Borrower of the Notes and the grant of Liens in, to or on the Collateral by the Security Documents (collectively, the "Transactions") (a) have been duly authorized by all requisite corporate and, if required, stockholder action and (b) will not (i) violate (A) any provision of law, statute, rule or regulation applicable to any Borrower, any Guarantor or any of their respective subsidiaries or the certificate or articles of incorporation or other applicable constitutive documents or the by-laws of any Borrower, any Guarantor or any of their respective subsidiaries, as the case may be, (B) any order of any court, or any rule, regulation or order of any other agency of government binding upon any Borrower, any Guarantor or any of their respective subsidiaries, or (C) any provisions of any indenture, agreement or other instrument to which any Borrower, any Guarantor or any of their respective subsidiaries, or any of their respective properties or assets are or may be bound (which violation would reasonably be expected to have a Material Adverse
Effect), (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under any indenture, agreement or other instrument referred to in (b)(i)(C) above which will remain in effect following the Closing Date or (iii) result in the creation or imposition of any Lien of any nature whatsoever (other than in favor of the Agent, for the benefit of the Secured Parties, as contemplated by this Agreement and the Security Documents) upon any Property of any Borrower, any Guarantor or any of their respective subsidiaries.

	SECTION 4.03. Governmental Approvals. No registration or filing (other than the filings necessary to perfect the Liens created by the Security Documents) with, consent or approval of, or other action by, any Federal, state or other governmental agency, authority or regulatory body is or will be required on behalf of any Borrower or any Guarantor or any subsidiary of any of them in connection with the Transactions, other than any which have been made or obtained on the Closing Date, in each case as set forth on Schedule 4.03.

	SECTION 4.04.  Binding Effect. This Agreement and
each of the other Term Loan Documents to which it is a party constitutes, and each of the Notes when duly executed and delivered will constitute, a legal, valid and binding obligation of each Borrower and each Guarantor, as appropriate, enforceable in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law).

	SECTION 4.05.  Material Adverse Change.  Since
March 27, 1999, there has been no change, event or facts with respect to the Borrowers or their respective subsidiaries that would reasonably be expected to have a Material Adverse
Effect, other than those that have been disclosed to the Agent prior to the Closing Date.

	SECTION 4.06. Litigation; Compliance with Laws;
etc.

		(a) No Suits. There are not any actions, suits or proceedings at law or in equity or by or before any governmental instrumentality or other agency or regulatory authority now pending or, to the knowledge of any Responsible Officer of any Borrower, any Guarantor or any of their respective subsidiaries, threatened, against or affecting any Borrower, any Guarantor or any of their respective subsidiaries or the businesses, assets or rights of any Borrower, any Guarantor or any of their respective subsidiaries (i) which involve any of the Transactions or (ii) as to which it is probable (within the meaning of Statement of Financial Accounting
Standards No. 5) that there will be an adverse determination and which, if adversely determined, would, individually or in the aggregate, reasonably be expected to have a Material
Adverse Effect.

		(b)  No Violations.  None of the Borrowers,
any Guarantor or any of their respective subsidiaries is in violation of any law in any material respect, or in default with respect to any judgment, writ, injunction, decree, rule or regulation of any court or governmental agency or instrumen-tality which would reasonably be expected to have a Material Adverse Effect.

	SECTION 4.07.  Financial Statements.

		(a)  Year-end and Quarterly Statements. The
Borrowers have heretofore furnished to the Lenders
Consolidated balance sheets and statements of income and cash flows of Jitney Jungle and its Consolidated subsidiaries dated as of January 2, 1999 audited by and accompanied by the opinion of Deloitte & Touche, its independent public accountants.
Such balance sheets and statements of income and cash flows present fairly the Consolidated financial condition and results of operations of Jitney Jungle and its subsidiaries as of the dates and for the periods indicated, and such balance sheets and the notes thereto disclose all material liabilities, direct or contingent, of Jitney Jungle and its subsidiaries, as of the dates thereof to the extent such material liabilities are required to be disclosed under generally accepted accounting principles. The Borrowers have heretofore furnished to the Lenders unaudited Consolidated balance sheets and statements of income and cash flows of Jitney Jungle and its Consolidated subsidiaries dated as of March 27, 1999, for the twelve-week fiscal period of Jitney Jungle ending on such date. Such unaudited balance sheets and statements of income and cash flows present fairly the Consolidated financial condition and results of operations of Jitney Jungle and it subsidiaries as of the dates and for the periods indicated, and such balance sheets and the notes thereto disclose all material liabilities, direct or contingent, of Jitney Jungle and its subsidiaries as of the dates thereof. The financial statements referred to in this Section 4.07(a) have been prepared in accordance with generally accepted accounting principles consistently applied (with respect to the twelve-week financial statements only, subject to year-end adjustments).

		(b)  Projections.  The Borrowers have, on or
about June 27, 1999, furnished to the Lenders projected income statements, balance sheets, cash flows, forecasts as to Excess Cash Flow and as to compliance with the covenants contained in Sections 7.07, 7.08, 7.09, 7.10 and 7.11 hereof, in each case of the Borrowers on a Consolidated basis for the period initially ending January 2, 2000 and for two fiscal years ending thereafter (which projections shall be on a fiscal month by fiscal month basis for the fiscal period ending January 2, 2000 and on a yearly basis thereafter), together with a schedule demonstrating prospective compliance with all financial covenants contained in this Agreement, such projections disclosing all material assumptions made by Jitney Jungle and its subsidiaries in formulating such projections and both before and after giving effect to the Transactions. The projections are based upon reasonable estimates and assumptions, all of which are reasonable in light of the conditions which existed at the time the projections were made, have been prepared on the basis of the assumptions stated therein, and reflect as of the Closing Date the reasonable estimate of Jitney Jungle and its subsidiaries of the results of operations and other information projected therein.

	SECTION 4.08.  Federal Reserve Regulations.   None
of any Borrower, any Guarantor or any of their respective subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock. No part of the proceeds of the Term Loans will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock in violation of any of Regulation G, T, U or X of the Board of Governors of the
Federal Reserve System of the United States (the "Board") as in effect on the date hereof, or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose, or (ii) for any purpose which entails a violation of, or which is inconsistent with, the provisions of any regulation of the Board.
  If requested by any Lender, the Borrowers or any of their respective subsidiaries shall furnish to such Lender a statement on Federal Reserve Form U-1 referred to in said Regulation U.

	SECTION 4.09. Taxes. The Borrowers, the Guarantors and each of their respective subsidiaries have each filed or caused to be filed all Federal, state, local and foreign tax returns which are required to be filed by them, other than tax returns in respect of taxes that (x) are not franchise, capital or income taxes, (y) in the aggregate are not material and (z) would not, if unpaid, result in the imposition of any material Lien on any Property of any Borrower, any Guarantor or any of their respective subsidiaries. The Borrowers, the Guarantors and their respective subsidiaries have paid or caused to be paid all taxes shown to be due and payable on such filed returns or on any assessments received by them, other than any taxes or assessments the validity of which the Borrowers, the Guarantors or any of their respective subsidiaries is contesting in good faith by appropriate proceedings, and with respect to which the Borrowers, the Guarantors or any of their respective subsidiaries shall, to the extent required by generally accepted accounting principles consistently applied, have set aside on its books adequate reserves. As of the Closing Date, no Federal income tax returns of the Borrowers, the Guarantors or any of their respective subsidiaries are currently being audited by the United States Internal Revenue Service. All deficiencies which have been asserted against the Borrowers, the Guarantors or any of their respective subsidiaries as a result of such completed examinations have been fully paid or finally settled and no issue has been raised in any such examination which, by application of similar principles, reasonably can be expected to result in assertion of a material deficiency for any other year not so examined which has not been reserved for in any financial statement of the Borrowers, the Guarantors or any of their respective subsidiaries delivered to the Lenders. None of the Borrowers, the Guarantors or any of their respective subsidiaries has taken any reporting positions for which they do not have a reasonable basis and none of the Borrowers, the Guarantors or any of their respective subsidiaries anticipates any further material tax liability with respect to the years which have not been closed. None of the Borrowers, the Guarantors or any of their respective subsidiaries has as of the date hereof requested or been granted any extension of time to file any Federal, state, local or foreign tax return. None of the Borrowers, the Guarantors or any of their respective subsidiaries is party to or has any obligation under any tax sharing agreement.

	SECTION 4.10. Employee Benefit Plans. With respect to the provisions of ERISA:

			(i)     No Reportable Event has
	     occurred or is continuing with respect to any Pension Plan.

			(ii)    No prohibited transaction
	     (within the meaning of Section 406 of ERISA or Section 4975 of the Code) has occurred with respect to any Plan subject to Part 4 of Subtitle B of Title I of ERISA that could subject any Borrower or any ERISA Affiliate thereof to a material civil penalty assessed pursuant to the provisions of Section 502 of ERISA or a material tax imposed under the provisions of
	     Section 4975 of the Code.


			(iii)   None of any Borrower or any
	     ERISA Affiliate thereof is now, or has been during the preceding five years, obligated to contribute to a Pension Plan or a Multiemployer Plan. None of any Borrower or any ERISA Affiliate thereof has (A) ceased operations at a facility so as to become subject to the provisions of Section 4062(e) of ERISA,
	     (B) withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA, (C) ceased making contributions to any Pension Plan subject to the provisions of Section 4064(a) of ERISA to which any Borrower, any subsidiary thereof or any ERISA Affiliate thereof made contributions, (D) incurred or caused to occur a "complete withdrawal" (within the meaning of Section 4203 of ERISA) or a "partial withdrawal" (within the meaning of Section
	     4205 of ERISA) from a Multiemployer Plan that is a Pension Plan so as to incur withdrawal liability under Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under Section 4207 or 4208 of ERISA), or (E) been a party to any transaction or agreement under which the provisions of
	     Section 4204 of ERISA were applicable, in each case, which would result in a Material Adverse Effect.


			(iv)    No notice of intent to terminate
	     a Pension Plan (other than a Multiemployer
	     Plan) has been filed, nor has any Plan been terminated pursuant to the provisions of Section
	     4041(e) of ERISA which would result in a Material Adverse Effect.

			(v)     The PBGC has not instituted
	     proceedings to terminate (or appoint a trustee to administer) a Pension Plan and no event has occurred or condition exists which might constitute grounds under the provisions of
	     Section 4042 of ERISA for the termination of (or the appointment of a trustee to administer) any such Plan.

			(vi)    With respect to each Pension
	     Plan (other than a Multiemployer Plan) that is subject to the provisions of Title I, Subtitle B,
	     Part 3 of ERISA, the funding method used in connection with such Plan is acceptable under ERISA, and the actuarial assumptions and methods used in connection with funding such

	     Pension Plan satisfy the requirements of Section 302 of ERISA. The assets of each such Pension
	     Plan (other than the Multiemployer Plans) are at least equal to the present value of the greater of (i) accrued benefits (both vested and non-- vested) under such Plan, or (ii) "benefit liabilities" (within the meaning of Section 4001(a)(16) of ERISA) under such Plan, in each case as of the latest actuarial valuation date for such Plan (determined in accordance with the same actuarial assumptions and methods as those used by the Plan's actuary in its valuation of such Plan as of such valuation
	     date). No such Pension Plan has incurred any "accumulated funding deficiency" (as defined in Section 412 of the Code), whether or not waived, which would result in a Material
	     Adverse Effect.

			(vii)   There are no actions, suits or
	     claims pending (other than routine claims for benefits) or, to the knowledge of any Borrower or any ERISA Affiliate thereof, which could reasonably be expected to be asserted, against any Plan (other than a Multiemployer Plan) or the assets of any such Plan which would cause a Material Adverse Effect. No civil or criminal action brought pursuant to the provisions of Title I, Subtitle B, Part 5 of ERISA is pending or threatened against any fiduciary or any Plan (other than a Multiemployer Plan) which would have a Material Adverse Effect. None of the Plans or any fiduciary thereof (in its capacity as such) has been the direct or indirect subject of any audit, investigation or examination by any governmental or quasi-governmental agency which would have a Material Adverse Effect.

			(viii)  All of the Plans substantially
	     comply currently, and have substantially complied in the past, both as to form and operation, with their terms and with the provisions of ERISA and the Code, and all other applicable laws, rules and regulations; all necessary governmental approvals for the Plans have been obtained and a favorable determination as to the qualification under Sec-tion 401(a) of the Code of each of the Plans which is an employee pension benefit plan
	     (within the meaning of Section 3(2) of ERISA) has been made by the Internal Revenue Service and a recognition of exemption from federal income taxation under Section 501(a) of the Code of each of the funded employee welfare benefit plans (within the meaning of Section
	     3(l) of ERISA) has been made by the Internal
	     Revenue Service, and nothing has occurred since the date of each such determination or recognition letter that would adversely affect such qualification.


	SECTION 4.11.  No Material Misstatements. No
information, report, financial statement, exhibit or schedule prepared or furnished by or on behalf of any Borrower or any Guarantor or any subsidiary of any of them to the Agent or any Lender in connection with any of the Transactions or this Agreement, the Security Documents, the Notes or any other
Term Loan Documents or included therein at the time it was prepared contained any material misstatement of fact or omitted to state any material fact necessary to make the statements therein, taken together with all other such statements made to the Agent or any Lender, in the light of the circumstances under which they were made, not misleading. The Borrowers provided certain internal work papers and forecasts to the Lenders in connection with this agreement, and the Borrowers represent and warrant that such work papers and forecasts were prepared in good faith and believed to be accurate and not deceptive or materially incomplete or misleading.

	SECTION 4.12. Investment Company Act; Public
Utility Holding Company Act. None of the Borrowers, the
Guarantors or any of their respective subsidiaries is an

"investment company" as defined in, or is otherwise subject to regulation under, the Investment Company Act of 1940. None of the Borrowers, the Guarantors or any of their respective subsidiaries is a "holding company" as that term is defined in or is otherwise subject to regulation under, the Public Utility Holding Company Act of 1935.

	SECTION 4.13.  Valid Lien.  The Agent has a legal,
valid and perfected Lien for the ratable benefit of the Lenders on all of the Collateral, including without limitation all cash, securities or "investment property" as such term is defined in the Uniform Commercial Code. Without limiting the foregoing, each of the Security Documents creates and grants to the Agent, for the benefit of the Lenders, a valid and perfected Lien on the Collateral identified therein, including without limitation any leasehold interest subject to a leasehold mortgage or deed of trust and all cash, securities or "investment property" as such term is defined in the Uniform Commercial Code, subject only to Permitted Liens. Schedule
4.13 annexed hereto lists each financing statement or mortgage which has been filed against any of the Borrowers or Guarantors as of the Closing Date and each other Lien securing Indebtedness in excess of $1,000,000 of which the Company has actual knowledge.

	SECTION 4.14.  Bank Accounts. Schedule 4.14 hereto
sets forth as of the Closing Date a list of all bank accounts of the Borrowers.

	SECTION 4.15. Capitalization. (a) As of the Closing Date, the authorized capital stock of Jitney Jungle consists of (i) 5,000,000 shares of common stock, $0.01 par value per share, of which 425,080 shares shall be issued and outstanding and (ii) 600,000 shares of preferred stock, par value $0.01 per share, consisting of (A) 225,000 shares of the Series A Preferred
Stock of which 225,000 shall be issued and outstanding, (B)
275,000 shares of the Series B Preferred Stock of which 274,460.24 shall be issued and outstanding and (C) 100,000 shares of the Series C Preferred Stock of which 98,879.80 shall be issued and outstanding. The owners of the capital stock of Jitney Jungle and the number of shares of capital stock owned by each such owner on the Closing Date and after consummation of the Transactions is set forth on Schedule
4.15(a) annexed hereto. On the Closing Date and after consummation of the Transactions, except as set forth in
Schedule 4.15(b), Jitney Jungle will have no subsidiaries.

		(b)     As of the Closing Date and after
consummation of the Transactions, Schedule 4.15(b) annexed hereto sets forth, with respect to each Borrower and each Guarantor (other than Jitney Jungle), its jurisdiction of incorporation, its capitalization and the ownership of capital stock of each such Borrower or Guarantor. None of such Borrowers or Guarantors has any subsidiaries, except as set forth on Schedule 4.15(b) annexed hereto.

	SECTION 4.16.  Title to Properties; Possession Under
Leases; Trademarks.

		(a)  Real Property.  Each Borrower, each
Guarantor and each of their respective subsidiaries owns good and marketable, indefeasible fee simple title to all of the real estate described on Schedule 4.16(a-1) annexed hereto as owned by it and has a valid leasehold interest in all of the real estate described on Schedule 4.16(a-2) annexed hereto as leased by it, in each case (to the best of Borrowers' knowledge with respect to leases) free and clear of all Liens or other encumbrances of any kind, except as described in Schedule 4.16(a-2) annexed hereto and except Liens permitted under
Section 7.01 hereof. Schedules 4.16(a-1) and 4.16(a-2) annexed hereto correctly identify as of the Closing Date, (x) each parcel of real property owned by such Borrower, such

Guarantor or such subsidiary, together in each case with an accurate street address and description of the use of such parcel, (y) each parcel of real property leased by or to such Borrower, such Guarantor or such subsidiary, together in each case with an accurate street address and description of the use of such parcel, and (z) each other interest in real property owned, leased or granted to or held by such Borrower, such Guarantor or such subsidiary. Except as set forth on Schedules 4.16(a-1) and 4.16(a-2):

			(i)     no structure owned or leased by
	     any Borrower, any Guarantor or any of their respective subsidiaries fails to conform in any material respect with applicable ordinances, regulations, zoning laws and restrictive covenants (including in any such case and without limitation those relating to environmental protection) nor encroaches upon real property of others, nor is any such real property encroached upon by structures of others in any case in any manner that would have or would be reasonably likely to have a Material Adverse Effect on the Agent's or Lenders' interest in any Collateral located on the premises or otherwise would have or would be reasonably likely to have a Material Adverse Effect;


			(ii)    no charges or violations have
	     been filed, served, made or threatened, to the knowledge of such Borrower or Guarantor, against or relating to any such property or structure or any of the operations conducted at any such property or structure, as a result of any violation or alleged violation of any applicable ordinances, requirements, regulations, zoning laws or restrictive covenants (including in any such case and without limitation those relating to environmental protection) or as a result of any encroachment on the property of others where the effect of same would have or would be reasonably likely to have a Material Adverse Effect on the Agent's or Lenders' interest in any Collateral located on the premises or otherwise would have or would be reasonably likely to have a Material Adverse Effect;


			(iii)   other than pursuant to
	     applicable laws, rules, regulations or ordinances, covenants that run with the land or provisions in the applicable leases, there exists no restriction on the use, transfer or mortgaging of any such property;

			(iv)    such Borrower, such Guarantor
	     and/or such subsidiary each have adequate permanent rights of ingress to and egress from any such property used by it for the operations conducted thereon;

			(v)     there are no developments
	     affecting any of the real property or interests therein pending or (to the best of Borrowers' knowledge) threatened which might reasonably be expected to curtail or interfere in any material respect with the use of such property for the purposes for which it is now used; and

			(vi)    as of the Closing Date, none of
	     the Borrowers, the Guarantors or any of their respective subsidiaries has any obligation to acquire any interest in, any real property.

		(b)  Liens.  Except as set forth in Schedule
4.16(a-2), each Borrower, each Guarantor and each of their respective subsidiaries owns and has good and marketable title to all the owned properties and assets reflected on its most recent balance sheet (other than assets permitted to be sold under this Agreement) subject to no Liens except Liens permitted under Section 7.01.

		(c)  Leases.   Except as set forth in Schedule
4.16(a-2), each Borrower, each Guarantor and each of their respective subsidiaries holds valid leasehold interests in the Property reflected on its most recent balance sheet as leased by it, and each such lease is in full force and effect and each Borrower, each Guarantor and each of their respective subsidiaries enjoys peaceful and undisturbed possession under all such leases, other than leases terminated in the ordinary course of business and disputes with lessors being pursued in good faith; provided, however, that each lease of real property which, after giving effect to the transactions contemplated hereby, will be subject to a leasehold mortgage or deed of trust in favor of the Agent for the ratable benefit of the Lenders and thus included in the Collateral, is in full force and effect and no breach, default, event of default, violation or other event entitling the landlord to terminate such lease has occurred or will occur by virtue of the transactions contemplated hereby, including without limitation the granting of Liens on such leaseholds to the Agent for the ratable benefit of the Lenders.
Schedule 4.16(a-3) contains a complete list of leaseholds that are subject to the Liens held by the Agent and the Existing
Agent, Schedule 4.16(a-4) contains a complete list of leaseholds that are not subject to the Liens held by the Agent or the Existing Agent but which, by their terms, can either be subject to such Liens or transferred to a newly-formed subsidiary whose stock has been pledged to the Agent and the Existing
Agent, and Schedule 4.16(a-5) contains a complete list of leaseholds that are subject to Liens held by the Existing Agent pursuant to consents given by landlords that cannot be subject to a Lien in favor of the Agent.

		(d)  Intellectual Property.  Each Borrower,
each Guarantor and each of their respective subsidiaries own or control or have the right to use all trademarks, trademark rights, trade names, trade name rights, copyrights, patents, patent rights and licenses which are material to the conduct of the business of such Borrower, such Guarantor or such subsidiary. To the best of such Borrower's or such Guarantor's knowledge, as applicable, none of such Borrower, such Guarantor or any of their respective subsidiaries is infringing upon or otherwise acting adversely to any of such trademarks, trademark rights, trade names, trade name rights, copyrights, patent rights or licenses owned by any other person or persons.
 There is no claim or action by any such other person pending, or to the knowledge of any Responsible Officer of such Borrower or such Guarantor, as applicable, threatened against such Borrower or such Guarantor, or any of their respective subsidiaries with respect to any of the rights or Property referred to in this Section 4.16(d), except as would not reasonably be expected to have a Material Adverse Effect.

	SECTION 4.17. Solvency. After giving effect to the Transactions,

		(a) Balance Sheet Solvency. The fair salable value of the assets of each of Jitney Jungle and each of its Consolidated subsidiaries is not less than the amount that will be required to be paid on or in respect of the probable liability on the existing debts and other liabilities (including contingent liabilities) of Jitney Jungle and each such Consolidated subsidiary, as they become absolute and mature.

		(b) Adequate Capital. The assets of each of Jitney Jungle and each of its Consolidated subsidiaries do not constitute unreasonably small capital for Jitney Jungle and such Consolidated subsidiaries to carry out their respective businesses as now conducted and as proposed to be conducted including the capital needs of Jitney Jungle and such Consolidated subsidiaries, taking into account the particular capital requirements of the business conducted by Jitney Jungle and each such Consolidated subsidiary and projected capital requirements and capital availability thereof.

		(c) Incurring Debts. None of the Borrowers or any of their respective subsidiaries intends to incur debts beyond its ability to pay such debts as they mature. The cash flow of each of Jitney Jungle and its Consolidated subsidiaries, after taking into account all anticipated uses of the cash of Jitney Jungle and its Consolidated subsidiaries, will at all times be sufficient to pay all such amounts on or in respect of debt of Jitney Jungle and its Consolidated subsidiaries when such amounts are required to be paid.

		(d)  Judgments.  None of the Borrowers nor
any of their respective subsidiaries believes that final judgments against them in actions for money damages presently pending will be rendered at a time when, or in an amount such that, they will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum reasonable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered). The cash flow of each of Jitney Jungle and each of its Consolidated subsidiaries, after taking into account all other anticipated uses of the cash of Jitney Jungle and its Consolidated subsidiaries (including the payments on or in respect of debt referred to in paragraph (c) of this Section), will at all times be sufficient to pay all such judgments promptly in accordance with their terms.

	SECTION 4.18. Permits, etc. Each Borrower, each
Guarantor and each of their respective subsidiaries possesses all licenses, permits, approvals and consents, including, without limitation, all environmental, health and safety licenses, permits, approvals and consents of all Federal, state and local governmental authorities which are required under Environmental Law and are material to the conduct of its business (collectively, "Permits"), other than as set forth on
Schedule 4.18; each such Permit is and will be in full force and effect; each Borrower, each Guarantor and each of their respective subsidiaries is in compliance in all material respects with all such Permits, and, to its knowledge, no event (including, without limitation, any material violation of any law, rule or, regulation) has occurred which would be likely to lead to the revocation or termination of any such Permit or any additional restriction thereon, except as such Permits expire and must be reissued due to the passage of time.

	SECTION 4.19. Compliance with Environmental
Laws. (i) The operations of each Borrower, each Guarantor and their respective subsidiaries comply in all material respects with all applicable Environmental Laws; (ii) none of any Borrower, any Guarantor or any of their respective subsidiaries and all of their present facilities or operations, as well as to their knowl-edge, their past facilities or operations, are subject to any judicial proceeding, administrative proceeding or written order or agreement with any governmental authority or private party respecting (a) any Environmental Law, (b) any Remedial
Work, or (c) any Environmental Claims arising from the Release of a Hazardous Material into the environment, except as would not reasonably be expected to have a Material
Adverse Effect; (iii) none of the operations of any Borrower, any Guarantor or any of their respective subsidiaries are the subject of any Federal or state investigation evaluating whether any Remedial Work is needed to respond to a Release of any Hazardous Material into the environment in violation of any Environmental Law, except as would not reasonably be expected to have a Material Adverse Effect; (iv) none of any Borrower, any Guarantor or any of their respective subsidiaries or any predecessor of any Borrower, any Guarantor or any of their respective subsidiaries have filed any notice under any Environmental Law indicating past or present treatment, storage, or disposal of a Hazardous Material in material violation of any Environmental Law or reporting a material spill or Release of a Hazardous Material into the environment in violation of any Environmental Law, except for spills the responses to which would not collectively reasonably be expected to have a Material Adverse Effect; (v) to the best of

Borrowers' knowledge, none of any Borrower, any Guarantor or any of their respective subsidiaries have any contingent liability in connection with any Release of any Hazardous Material into the environment, except as would not reasonably be expected to have a Material Adverse Effect; (vi) none of the operations of any Borrower, any Guarantor or any of their respective subsidiaries involve the generation, transportation, treatment or disposal of Hazardous Materials except in compliance with all Environmental Laws, except as would not reasonably be expected to have a Material Adverse Effect; (vii) none of any Borrower, any Guarantor or any of their respective subsidiaries has disposed of any Hazardous Material by placing it in or on the ground or waters of any premises owned, leased or used by any of them and to the knowledge of such Borrower, such Guarantor and such subsidiaries, neither has any lessee, prior owner or other person, except as would not reasonably be expected to have a Material Adverse Effect;
(viii) no underground storage tanks or surface impoundments are on any Property of any Borrower, any Guarantor or any of their respective subsidiaries, except as would not reasonably be expected to have a Material Adverse Effect; and (ix) no Lien in favor of any governmental authority for (A) any liability under any Environmental Law or regulation, or (B) damages arising from or costs incurred by such governmental authority in response to a Release of a Hazardous Material into the environment, has been filed or attached to the Property of any Borrower, any Guarantor or any of their respective subsidiaries.

	SECTION 4.20. Material Agreements. Schedule 4.20 hereto sets forth as of the Closing Date a list of all material agreements, contracts and instruments to which each Borrower, each Guarantor and each of their respective subsidiaries is a party or by which any of such persons is bound and all amendments, modifications and supplements to each of the foregoing. No Borrower, no Guarantor and no subsidiary of either of them is in default or breach, or will, after giving effect to the transactions contemplated hereby, be in default or breach of any of such agreements, contracts and instruments, including without limitation the Existing Credit Agreement, the Senior Indenture or the Senior Subordinated Indenture. No Borrower, no Guarantor and no subsidiary of either of them is in default or breach, or will, after giving effect to the transactions contemplated hereby, be in default or breach of any lease of real property which would entitle the landlord to terminate such lease.

	SECTION 4.21.  Broker's Fees. No broker's or
finder's fee, commission or similar compensation has been or will be payable with respect to any of the Transactions other than to Donaldson Lufkin & Jenrette Securities Corporation, which was retained as the Company's financial advisor and whose fees and disbursements shall be payable solely by the Company. No other similar fees or commissions will be payable by any Person for any other services rendered to any Borrower ancillary to the Transactions.


V.      CONDITIONS OF CLOSING

	SECTION 5.01.  Conditions Precedent.  The
effectiveness of this Agreement and the obligation of each Lender to make the Term Loans hereunder on the Closing Date shall be subject to the following conditions precedent:

		(a) Representations. The representations and warranties set forth in Article IV hereof and in any documents delivered herewith, including, without limitation, the Term Loan Documents, shall be true and correct in all material respects with the same effect as though made on and as of such date (except insofar as such representations and warranties relate expressly to an earlier date).


		(b)  No Default.  The Borrowers shall be in
	compliance with all the terms and provisions contained herein on their part to be observed or performed, and at the time of and immediately after the Closing Date, no Default or Event of Default shall have occurred and be continuing.

		(c)  Legal Opinions. The Agent and the
	Lenders shall have received the favorable written opinion(s) of counsel for each of the Borrowers, the Guarantors and the Grantors, substantially in the forms of Exhibit B annexed hereto, dated the Closing Date, addressing such matters and from such jurisdictions as shall be requested by the Agent, addressed to the Agent and the Lenders and satisfactory to the Agent.

		(d)  Corporate Documents.  The Agent and the
	Lenders shall have received (i) a copy of the certificate or articles of incorporation or constitutive documents, in each case as amended to date, of each of the Borrowers, the Grantors and the Guarantors, certified as of a recent date by the Secretary of State or other appropriate official of the state of its organization, and a certificate as to the good standing of each from such Secretary of State or other official, in each case dated as of a recent date; (ii) a certificate of the Secretary of each of the Borrowers, Grantors and Guarantors, dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of such person's By-laws as in effect on the date of such certificate and at all times since a date prior to the date of the resolution described in item (B) below, (B) that attached thereto is a true and complete copy of a resolution adopted by such person's Board of Directors authorizing the execution, delivery and performance of this Agreement, the Security Documents, the Notes, and the other Term Loan Documents, as applicable, and that such resolution has not been modified, rescinded or amended and is in full force and effect,
	(C) that such person's certificate or articles of incorporation or constitutive documents has not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to (i) above, and (D) as to the incumbency and specimen signature of each of such person's officers executing this Agreement, the Notes, each Security
	Document or any other Term Loan Document delivered in connection herewith or therewith, as applicable; (iii) a certificate of another of such person's officers as to incumbency and signature of its Secretary; and (iv) such other documents as the Agent or any Lender may reasonably request.

		(e) Compliance Certificate. The Agent shall have received a certificate, dated the Closing Date and signed by the Financial Officer of each of the Borrowers, confirming compliance with the conditions precedent set forth in this Section 5.01.


		(f) Note. Each Lender shall have received its Note, each duly executed by the Borrowers, payable to its order and otherwise complying with the provisions of Section 2.02 hereof.

		(g) Security Documents. The Agent shall have received (i) the Security Documents, each duly executed by the applicable Grantors, (ii) certificates of insurance naming the Agent as additional insured or loss payee (as its interest may appear), as the case may be, (iii) evidence satisfactory to the Agent that the certificates of the Pledged Stock (as defined in the Existing Credit Agreement) and the related undated stock powers executed in blank are held by the Existing

	Agent as agent for the Existing Lenders and the Lenders, and (iv) each of the other documents, instruments, insurance policies and agreements requested by the Agent.

		(h)  Lien Searches.  The Agent shall have
	received certified copies of requests for copies or information on Form UCC-11 or certificates satisfactory to the Lenders of a UCC Reporter Service and the results of a search of the Uniform Commercial Code filings, listing all effective financing statements which name as debtor any Borrower, any Guarantor or any Grantor and which are filed in the appropriate offices in the States in which are located the chief executive office and other operating offices of such person or where Collateral is located, together with copies of such financing statements, and the results of such requests and searches shall be satisfactory to the Agent in its sole and absolute discretion. The Agent shall have received certified copies of searches of real property records by First American Title Company and any other persons with respect to the items of real property listed on Schedule 5.01(h). With respect to any Liens not permitted pursuant to Section 7.01 hereof, the Agent shall have received termination statements, and/or payoff letters which provide further assurances regarding provision of termination statements, in form and substance satisfactory to it.

		(i) Lien Filings. Each document (including, without limitation, each Uniform Commercial Code financing statement, mortgage or deed of trust) required by law or requested by the Agent to be filed, registered or recorded in order to create in favor of the Agent for the benefit of the Lenders a perfected Lien on the Collateral subject only to the Permitted Liens shall have been properly filed, registered or recorded in each jurisdiction in which the filing, registration or recordation thereof is so required or requested. The Agent shall have received an acknowledgment copy, or other evidence satisfactory to it, of each such filing, registration or recordation.

		(j)  Fees & Expenses.  The Agent shall have
	received payment of cash in immediately available funds of all points and other charges owed by the Borrowers to the Agent and the Lenders under this Agreement on the Closing Date, including without limitation:

		(i)     the point payable under Section
			2.04(a);

		(ii) all expenses incurred by each Lender in connection with due diligence, negotiating, drafting and closing the transactions contemplated hereby, including payment in full of all reasonable fees and disbursements of Messrs. Kramer Levin Naftalis &
			Frankel LLP, counsel to the Agent and
			the Lenders, and Policano & Manzo,
			financial advisors to the Agent and the
			Lenders.

		(k)  Existing Lenders.  The Agent shall have
	received (i) an executed amendment to the Existing Credit Agreement under which the Existing Lenders consent to the Borrowers' execution, delivery and performance of this Agreement and which is otherwise satisfactory to the Agent in its sole and absolute discretion, and (ii) an executed Intercreditor Agreement in the form of Exhibit G.

		(l)  Third Party Consents.  The Agent shall
	have received either (i) copies of executed consents to the Transactions required of third parties other than the Existing Lenders, or (ii) a certificate to the effect that no such consents are required.

		(m)  No Litigations.  No actions, suits or
	proceedings at law or in equity or by or before any governmental instrumentality or other agency or regulatory authority shall be pending or threatened against or affecting any Borrower, any Guarantor, any grantor, any of their respective subsidiaries, businesses, assets or rights, any of the Collateral, the Agent or any Lender (A) which could reasonably be expected to have a Material Adverse Effect or a material adverse effect on the business, assets, liabilities, properties, prospects, operations or financial condition which may materially impair the ability of any Borrower, any Grantor or any Guarantor to perform its obligations under any Term Loan
	Document to which it is a party or the rights and remedies of the Agent and the Lenders under this Agreement and the Security Documents or (B) which purport to adversely affect any of the Transactions;

		(n)  Borrowing Base Certificate.  The Agent
	shall have received the most recent borrowing base certificate of the Borrowers;

		(o)  Financial Statements & Certificate.   The
	Agent shall have received the financial statements described in Section 4.07 hereof, and with respect to the financial statements delivered pursuant to Section 4.07(c), a certificate dated the Closing Date signed by the Financial Officer of Jitney Jungle, to the effect that such financial statements have been prepared by such Financial Officer in accordance with generally accepted accounting principles consistently applied, and satisfactory in all respects to the Agent, and confirming that such statements are consistent with drafts thereof previously delivered to the Agent.

		(p)  Diligence.  The Agent and the Lenders
	shall have had the opportunity, if they so choose, to examine the books of account and other records and files of the Borrowers, the Grantors and Guarantors and their respective subsidiaries, to make copies thereof, and to conduct a pre-closing audit or perform other due diligence which shall include, without limitation, verification of payment of payroll taxes and accounts payable and review of tax, environmental, employee benefit and labor issues, and the results of such examination, audit and due diligence shall have been reasonably satisfactory to the Agent and Lenders in all respects.

		(q)  Information.  None of the information
	submitted prior to the Closing Date shall have been or become, taken together with all other such information submitted prior to the Closing Date, false, incomplete or inaccurate in any material and adverse respect, and none of the conditions represented or indicated by any Borrower or any of their respective subsidiaries to exist shall change in any material and adverse respect.

		(r)  Agreements.  The Agent shall have
	received and had the opportunity to review and determine to be in form and substance satisfactory to it:

			(i)     copies of all lease agreements
		entered into by any Borrower, any Guarantor, any Grantor and/or any of their respective subsidiaries;

			(ii)    copies of all loan agreements,
		notes and other documentation evidencing
		Indebtedness for borrowed money of any
		Borrower, any Guarantor, any Grantor and/or any of their respective subsidiaries (including, without limitation, certified copies of any amendments to or consents under the Senior Indenture, together with all exhibits and schedules thereto, and all certificates, documents and opinions delivered in connection therewith) and of all other material agreements of any of them listed on Schedule 4.20 hereto.

		(s) Certificates. The Agent and the Lenders shall have received certificates from the chief financial officer of each Borrower and each Guarantor, in form and substance satisfactory to the Agent and the Lenders, attesting to the "solvency" of such Borrower and such Guarantors, as the case may be, in each case individually and together with its subsidiaries, taken as a whole, immediately after giving effect to the Transactions, determined in accordance with generally accepted accounting principles, consistently applied.
	As used herein, the term "solvency" of any person means (i) the fair value of the Property of such person exceeds its total liabilities (including, without limitation, contingent liabilities), (ii) the present fair saleable value of the assets of such person is not less than the amount that will be required to pay its probable liability on its debts as they become absolute and matured, (iii) such person does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature and (iv) such person is not engaged, and is not about to engage, in business or a transaction for which its Property would constitute an unreasonably small capital.

		(t)  Legal Matters.  All legal matters in
	connection with the Transactions shall be reasonably satisfactory to the Agent, the Lenders and their respective counsel in their sole discretion.

		(u)  Trade Support.  The Company shall have
	furnished a certificate to the Agent, signed by the Company's Financial Officer, setting forth as of June 17, 1999 and as of the Closing Date the average terms provided to the Borrowers by their vendors in general, including without limitation the average maturity of outstanding payables and the amount of allowances, rebates and credits and related terms, and such average terms shall be no less favorable to the Borrower on the Closing Date in any material respect than those provided to the Company on June 17, 1999.

		(w)  Other Documents.  The Agent shall have
	received such other documents as the Lenders or the Agent or Agent's counsel shall reasonably deem necessary.


		(x)  Leaseholds.  Each leasehold listed on
	Schedule 4.16(a-3) is subject to the Liens of the Agent and each Lender has determined that the value of the leaseholds that are subject to the Agent's lien or held in a subsidiary whose stock is pledged to the Agent on the Closing Date and/or expected to be subject to the Agent's lien or transferred to a subsidiary whose stock is pledged to the Agent on the Closing Date is acceptable to such Lender in its sole and absolute discretion.


VI.     AFFIRMATIVE COVENANTS

		Each Borrower covenants and agrees with the Agent and each Lender that, so long as this Agreement shall remain in effect or the principal of or interest on any Note or any fee, expense or amount payable hereunder or in connection with any of the Transactions shall be unpaid, it will, and will cause each Guarantor and each of their respective subsidiaries and, with respect to Section 6.07 hereof, each ERISA Affiliate, to:

	SECTION 6.01. Legal Existence. Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except for the mergers and Asset Sales permitted under Section 7.05.

	SECTION 6.02. Businesses and Properties. (a) At all times do or cause to be done all things necessary to preserve, renew and keep in full force and effect the rights, licenses, Permits, franchises, patents, copyrights, trademarks and trade names material to the conduct of its businesses; (b) comply with all laws, rules, regulations and governmental orders (whether Federal, state or local) applicable to the operation of such businesses whether now in effect or hereafter enacted (including, without limitation, all applicable laws, rules, regulations and governmental orders relating to public and employee health and safety and all Environmental Laws) and with any and all other applicable laws, rules, regulations and governmental orders the lack of compliance with which would have a Material Adverse Effect; (c) take all actions which may be required to obtain, preserve, renew and extend all Permits and other authorizations which are material to the operation of such businesses; and (d) at all times maintain, preserve and protect all Property material to the conduct of such businesses and keep such Property in good repair, working order and condition, ordinary wear and tear excepted, and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times. Notwithstanding the foregoing, non-compliance with clauses (a) and (c) above shall not constitute an Event of Default unless such non-compliance is not cured within 15 days after the occurrence of such non-compliance.

	SECTION 6.03. Insurance. (a) Keep its insurable properties adequately insured at all times by financially sound and reputable insurers with a rating of "A-" or better, as established by Best's Rating Guide (or an equivalent rating with such other publications of a similar nature as shall be in current use), (b) maintain such other insurance, to such extent and against all risks, including fire and other risks insured against by extended coverage; provided, however, that such insurance shall insure the Property of the Borrowers and their respective subsidiaries against all risk of physical damage, including, without limitation, loss by fire, explosion, theft, fraud and such other casualties as may be reasonably satisfactory to the Agent, but in no event at any time in an aggregate amount less than the replacement value of the Collateral, (c) maintain in full force and effect public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by the Borrowers or any of their respective subsidiaries, in such amount as the Agent shall reasonably deem necessary, and (d) maintain such other insurance as may be required by law and against loss or damage of the kinds customarily insured against by corporations of established reputation engaged in the same or similar businesses and similarly situated, in such type and in such amounts as is customarily maintained under similar circumstances by such other corporations; provided, that with respect to any insurance maintained with respect to Collateral located at a non-warehouse location owned, occupied or controlled by any Borrower or any of its subsidiaries, the Borrowers shall have 15 days to cure any non-compliance with this Section 6.03. All insurance covering tangible personal property subject to a Lien in favor of the Agent for the benefit of the Lenders granted pursuant to the Security Documents shall provide that, in the case of each separate loss, the full amount of insurance proceeds shall, subject to the Intercreditor

Agreement, be payable to the Agent and shall further provide for at least 30 days' prior written notice to the Agent of the cancellation or substantial modification thereof. Unless a Default or an Event of Default has occurred and is continuing, all claims with respect to the foregoing insurance shall be settled by the Borrowers in the ordinary course of business.

	SECTION 6.04. Taxes. Pay and discharge promptly when due all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its Property before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise, which, if unpaid, would give rise to Liens upon such properties or any part thereof, except such taxes, assessments and governmental charges and levies which are diligently contested in good faith by appropriate proceedings and as to which adequate reserves have been established in accordance with generally accepted accounting principles.

	SECTION 6.05. Financial Statements, Reports, etc.
Furnish to the Agent, with copies for each of the Lenders:

		(a) Year End Statements. Within 90 days after the end of each Fiscal Year, (i) Consolidated balance sheets and Consolidated income statements showing the financial condition of the Borrowers and their respective subsidiaries as of the close of such Fiscal Year and the results of their operations during such year, and (ii) a Consolidated statement of shareholders' equity and a Consolidated statement of cash flow, as of the close of such Fiscal Year, all the foregoing financial statements to be audited by nationally recognized independent public accountants reasonably acceptable to the Agent (which report shall not contain any qualification except with respect to new accounting principles mandated by the Financial Accounting Standards Board), and to be in form and substance reasonably acceptable to the Agent;


		(b)  Quarter End Statements.    Within 45 days
	after the end of each fiscal quarter (except the fourth fiscal quarter), unaudited Consolidated balance sheets and Consolidated income statements showing the financial condition and results of operations of the Borrowers and their respective subsidiaries as of the end of each such fiscal quarter, a Consolidated statement of shareholders' equity and a Consolidated statement of cash flow as of the end of each such fiscal quarter, together with a statement comparing actual results for such fiscal quarter with the projections set forth in paragraph (g) below, certified by the Financial Officer of the Company as presenting fairly the financial condition and results of operations of the Borrowers and their respective subsidiaries and as having been prepared in accordance with generally accepted accounting principles consistently applied, setting forth in each case in comparative form the corresponding figures for the corresponding fiscal quarter of the preceding year and corresponding figures for the period beginning with the first day of the relevant Fiscal Year and ending on the last day of the relevant fiscal quarter and the corresponding period for the previous Fiscal Year, in each case subject to normal year-end audit adjustments;

		(c)  Rolling Monthly Statements.  Within 30
	days after the end of each fiscal month, (i) unaudited Consolidated balance sheets and Consolidated income statements showing the financial condition and results of operations of the Borrowers and their respective subsidiaries as of the end of such fiscal month, a Consolidated statement of shareholders= equity and a

	Consolidated statement of cash flow as of the end of each such fiscal month, together with a statement comparing actual results for such fiscal month with the projections set forth in paragraph (g) below, certified by the Financial Officer of Jitney Jungle as presenting fairly the financial condition and results of operations of the Borrowers and their respective subsidiaries and as having been prepared in accordance with generally accepted accounting principles consistently applied, setting forth in each case in comparative form the corresponding figures for the corresponding fiscal month of the preceding year and corresponding figures for the period beginning with the first day of the current Fiscal Year and ending on the last day of the relevant fiscal month and the corresponding period for the previous Fiscal Year, in each case subject to normal year-end audit adjustments, (ii) a statement of comparable store sales by division, (iii) a statement of average customer accounts on a Consolidated basis, and (iv) a statement of average transaction size on a Consolidated basis.

		(d)  Other Reports.  Promptly after the same
	become publicly available, copies of such registration statements, annual, periodic and other reports, and such proxy statements and other information, if any, as shall be filed by any Borrower or any of their respective subsidiaries with the SEC or any governmental authority that may be substituted therefor, or any national securities exchanges and copies of all proxy statements submitted to its shareholders;

		(e) Certificate as to No Default. Concurrently with any delivery under (a) or (b) above, a certificate of the firm or person referred to therein (x) which certificate shall, in the case of the certificate of the Financial Officer of the Company, certify that to the best of his or her knowledge no Default or Event of Default has occurred and, if such a Default or Event of Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (y) which certificate, in the case of the certificate furnished by the independent public accountants referred in paragraph
	(a) above, may be limited to accounting matters and disclaim responsibility for legal interpretations, but shall certify that in the course of preparing the audit and the certificate referred to herein, such accountants have not become aware of the occurrence of any other Default or Event of Default and, if such a Default or Event of Default has occurred, specifying the nature thereof, provided, however, that any certificate delivered concurrently with (a) above shall be signed by the Financial Officer of Jitney Jungle in addition to the independent public accountants;

		(f)  Management Letter.  Concurrently with
	any delivery under (a) above, a management letter, if any, prepared by the independent public accountants who reported on the financial statements delivered under (a) above, with respect to the internal audit and financial controls of the Borrowers and their respective subsidiaries;

		(g)  Projections.  Within 30 days after the
	beginning of each Fiscal Year, a summary of business plans and financial operation projections for the Borrowers and their respective subsidiaries for such Fiscal Year prepared by management and in form, substance and detail (including, without limitation, principal assumptions) reasonably satisfactory to the Agent;

		(h)  Notice of Breach of Other Agreements.
	Immediately upon becoming aware thereof, notice to the Agent of the breach beyond any applicable grace period by any party of any material agreement with any Borrower, any Guarantor or any of their respective subsidiaries;

		(i)  Fleet Reports.   Promptly after the same is
	provided to the Existing Agent, copies of any Borrowing Base Certificate or other written report or document required to be furnished to the Existing
	Agent under the Existing Credit Agreement; and

		(j) Other Information. Such other information as the Agent or any Lender may reasonably request, including, without limitation, profit and loss information on a store by store basis, as well as supplemental expense information. At the reasonable request of any Lender, the Agent agrees to promptly forward such request for information to the Borrowers.


	SECTION 6.06. Litigation and Other Notices. Give the
Agent prompt written notice of the following:

		(a)  Orders Invalidating Agreement.  The
	issuance by any court or governmental agency or authority of any injunction, order, decision or other restraint having the effect of invalidating, any provision of this Agreement, the Notes or the other Term Loan Documents, or the initiation of any litigation or similar proceeding seeking any such injunction, order, decision or other restraint;

		(b)  Commencement of Litigation.  The filing
	or commencement of any action, suit or proceeding against any Borrower, any Guarantor or any of their respective subsidiaries, whether at law or in equity or by or before any court or any Federal, state, municipal or other governmental agency or authority, (i) which is material and is brought by or on behalf of any governmental agency or authority, or in which injunctive or other equitable relief is sought or (ii) as to which it is probable (within the meaning of Statement of Financial Accounting Standards No. 5) that there will be an adverse determination and which, if adversely determined, would (A) reasonably be expected to result in liability of any Borrower, any Guarantor or any of their respective subsidiaries thereof in an aggregate amount of $500,000 or more, not reimbursable by insurance, or (B) materially impair the right of any Borrower, any Guarantor or any of their respective subsidiaries to perform its obligations under this Agreement, any Note or any other Term Loan
	Document to which it is a party;

		(c) Default. Any Default or Event of Default or any "Default" or "Event of Default" under the Existing Credit Agreement (as such terms are defined in the Existing Credit Agreement), Senior Indenture (as such terms are defined in the Senior Indenture) or the Senior Subordinated Indenture (as such terms are defined in the Senior Subordinated Indenture), specifying the nature and extent thereof and the action (if any) which is proposed to be taken with respect thereto;


		(d)  Redemption of Public Notes.  Upon the
	issuance, mailing or delivery thereof, (i) copies of notice of any redemption or other payment of the Senior Notes under the Senior Indenture or the Senior Subordinated Notes under the Senior Subordinated Indenture and copies of any written information, correspondence or communication under the Senior Indenture or the Senior Subordinated Indenture or with respect to the Senior Notes or the Senior Subordinated Notes not otherwise required to be delivered to the Agent or the Lenders hereunder; and (ii) copies of notice of any redemption, exchange or other payment with respect to any preferred stock of the Borrowers; provided, that this clause (d) shall not constitute the consent of the Agent or any Lender to any such redemption, exchange or other payment; and


		(e) Material Adverse Effect. Any development in the business or affairs of any Borrower, any Guarantor or any of their respective subsidiaries which has had or which is likely, in the reasonable judgment of any Responsible Officer of any Borrower, to have, a Material Adverse Effect (including, without limitation, any actual or threatened strike, work stoppage or other labor action, whether or not authorized by labor unions).

	SECTION 6.07. ERISA.

		(a)  Payments.  Pay and discharge promptly
any liability imposed upon it pursuant to the provisions of Title
IV of ERISA; provided, however, that neither any Borrower nor any ERISA Affiliate thereof shall be required to pay any such liability if (1) the amount, applicability or validity thereof shall be diligently contested in good faith by appropriate proceedings, and (2) such person shall have set aside on its books reserves which are required by generally accepted accounting principles consistently applied.

		(b) Filings. Deliver to the Agent, promptly, and in any event within 30 days, after (i) the occurrence of any Reportable Event, a copy of the materials that are filed with the PBGC, (ii) any Borrower or any ERISA Affiliate thereof or an administrator of any Pension Plan files with participants, beneficiaries or the PBGC a notice of intent to terminate any such Plan, a copy of any such notice, (iii) the receipt of notice by any Borrower or any ERISA Affiliate thereof or an administrator of any Pension Plan from the PBGC of the PBGC's intention to terminate any Pension Plan or to appoint a trustee to administer any such Plan, a copy of such notice, (iv) the filing thereof with the Internal Revenue Service, copies of each annual report that is filed on Treasury Form 5500 with respect to any Plan, together with certified financial statements (if any) for the Plan and any actuarial statements on Schedule B to such Form 5500, (v) any Borrower or any ERISA Affiliate thereof knows or has reason to know of any event or condition which might constitute grounds under the provisions of Section 4042 of ERISA for the termination of (or the appointment of a trustee to administer) any Pension Plan, an explanation of such event or condition, (vi) the receipt by any Borrower or any ERISA Affiliate thereof of an assessment of withdrawal liability under Section 4201 of ERISA from a Multiemployer Plan, or any other notice from such Multiemployer Plan of any action or event involving or in connection with insolvency, reorganization or termination (each as defined in ERISA) a copy of such assessment, or notice, (vii) any Borrower or any ERISA Affiliate thereof knows or has reason to know of any event or condition which might cause any one of them to incur a liability under Section 4062, 4063, 4064 or 4069 of ERISA or Section 412(n) or 4971 of the Code, an explanation of such event or condition, and (viii) any Borrower or any ERISA Affiliate thereof knows or has reason to know that an application is to be, or has been, made to the Secretary of the Treasury for a waiver of the minimum funding standard under the provisions of Section 412 of the Code, a copy of such application, and in each case described in clauses (i) through
(iii) and (v) through (vii) together with a statement signed by the Financial Officer of such Borrower setting forth details as to such Reportable Event, notice, event or condition and the action which such Borrower or such ERISA Affiliate thereof proposes to take with respect thereto which, whether individually or in the aggregate, would cause a Material
Adverse Effect.

		(c) Changes in Status. Within 30 days after the end of any fiscal quarter in which any Borrower becomes aware, directly or indirectly, of any fact or information that materially changes the status of such Borrower with respect to the Multiemployer Plans, give notice thereof to the Agent.

	SECTION 6.08. Maintaining Records; Access to
Properties and Inspections; Right to Audit. Maintain financial records in accordance with accepted financial practices and, upon reasonable notice (which may be telephonic), at all reasonable times and as often as any Agent may request, permit any authorized representative designated by such Agent to visit and inspect the properties and financial records of each of the Borrowers and their respective subsidiaries and to make extracts from such financial records, at the Borrowers' cost and expense, and permit any authorized representative designated by such Agent to discuss the affairs, finances and condition of each of the Borrowers and their respective subsidiaries with the appropriate Financial Officer and such other officers as such Agent shall deem appropriate and the Borrowers' independent public accountants, as applicable. An authorized representative of each of the Lenders may accompany the Agent on such visits and inspections (and during such visit or inspection, discuss the affairs, finances and condition of each of the Borrowers and their respective subsidiaries with the appropriate Financial Officer, such other officer or the Borrowers' independent public accountants, as applicable). The Agent shall have the right to audit, as often as it may request, the existence and condition of the inventory, books and records of the Borrowers and their respective subsidiaries and to review their compliance with the terms and conditions of this Agreement and the other Term Loan Documents.

	SECTION 6.09. Fiscal Year End.  Cause its Fiscal
Year to end on the Saturday nearest to December 31 of each year.

	SECTION 6.10. Further Assurances. Promptly execute any and all further documents and take all further actions which may be required under applicable law, or which the Agent may reasonably request, to grant, preserve, protect and perfect the Lien created by the Security Documents in the Collateral.

	SECTION 6.11. Additional Grantors and Guarantors. Promptly inform the Agent of the creation or acquisition of any direct or indirect subsidiary (subject to the provisions of Section 7.05 hereof) and cause each direct or indirect subsidiary not in existence on the date hereof to become a Guarantor hereunder pursuant to an agreement in form and substance reasonably satisfactory to the Agent, and to execute the Security Documents, as applicable, as a Grantor, and cause each such subsidiary to pledge its inventory and all other owned assets pursuant to the Security Agreement.

	SECTION 6.12. Environmental Laws.

		(a)  Compliance.   Comply, and cause each of
its subsidiaries to comply, in all material respects with the provisions of all Environmental Laws, and shall keep the properties which it and its subsidiaries own free of any Lien imposed pursuant to any Environmental Law, except where such Liens are being contested in good faith by appropriate proceedings in accordance with applicable law, and, with respect to any properties it or any of its subsidiaries occupies but does not own, it or its subsidiaries shall not conduct any activities or allow any condition to remain which would reasonably be expected to cause the imposition of any Lien under any Environmental Law. Each Borrower and each Guarantor shall not cause or suffer or permit, and shall not suffer or permit any of their respective subsidiaries to cause or suffer or permit, the Property of such Borrower, such Guarantor or their respective subsidiaries to be used for the use, generation, production, processing, handling, storage, transporting or disposal of any Hazardous Material, except for the use, generation, handling, storage or transportation of fuel, raw materials and inventory held or generated in the ordinary course of operating its business, refrigerants, wastes and routine cleaning and maintenance products.

		(b) Materials Supplied to Government. Supply to the Agent copies of all material submissions by each Borrower, each Guarantor or any of their respective subsidiaries to any governmental body and of the final reports of all environmental audits and of all other environmental tests, studies or assessments (including the data derived from any sampling or survey of asbestos, soil, or subsurface or other materials or conditions) that may be conducted or performed
(by or on behalf of such Borrower, such Guarantor or any of their respective subsidiaries) on or regarding the properties owned, operated, leased or occupied by such Borrower, such Guarantor or any of their respective subsidiaries or regarding any conditions that might have been affected by Hazardous Materials on or Released or removed from such properties.
Each Borrower and each Guarantor shall also permit and authorize, and shall cause its subsidiaries to permit and authorize, the consultants or other persons that prepare such submissions or reports or perform such audits, tests, studies or assessments to discuss such submissions, reports or audits with the Agent and the Lenders; provided, that attorneys for such Borrower, such Guarantor or such subsidiary or such consultants or other persons shall be entitled to participate in such discussions.

		(c)  Notices of Hazard or Release.  Promptly
(and in no event more than ten Business Days after the applicable Borrower or the applicable Guarantor becomes aware or is otherwise informed of such event) provide written notice to the Agent upon the happening of any of the following:

		(i)     such Borrower, such Guarantor or any
	of their respective subsidiaries, or any tenant or other occupant of any Property of such Borrower, such Guarantor or any of their respective subsidiaries receives written notice of any claim, complaint, charge or notice of a violation or potential violation of any Environmental Law;

		(ii) there has been a Release of Hazardous Materials upon, under or about or affecting any of the properties owned, operated, leased or occupied by such Borrower, such Guarantor or any of their respective subsidiaries, or Hazardous Materials at levels or in amounts that may have to be reported, remedied or responded to under Environmental Law are detected on or in the soil or groundwater;

		(iii)   such Borrower, such Guarantor or any
	of their respective subsidiaries is or may be liable for any material costs of cleaning up or otherwise responding to a Release of Hazardous Materials;

		(iv)    any part of the properties owned,
	operated, leased or occupied by such Borrower, such Guarantor or any of their respective subsidiaries is or may be subject to a Lien under any Environmental
	Law; or

		(v)     such Borrower, such Guarantor or any
	of their respective subsidiaries undertakes any material
	Remedial Work with respect to any Hazardous
	Materials.

		(d)  Remedial Work.  Timely undertake and
complete any Remedial Work required to be undertaken by such Borrower or such Guarantor by any Environmental Law, except to the extent that such requirement is being diligently contested in good faith by appropriate proceedings in accordance with applicable law.

		(e)  Indemnity.  Without in any way limiting
the scope of Section 10.04(c) and in addition to any obligations thereunder, each Borrower hereby indemnifies and agrees to hold the Agent and the Lenders harmless from and against any liability, loss, damage, suit, action or proceeding arising out of its business or the business of its subsidiaries pertaining to Hazardous Materials, including, but not limited to, claims of any governmental body or any third person arising under any Environmental Law or under tort, contract or common law, except for any liability, loss, damage, suit or proceeding to the extent that it results from the gross negligence, bad faith or willful misconduct of the Agent or any Lender. To the extent laws of the United States or any state or local jurisdiction in which Property owned, operated, leased or occupied by any Borrower, any Guarantor or any of their respective subsidiaries is located provide that a Lien upon such Property of such Borrower, such Guarantor or such subsidiary may be obtained for the costs of removal by a governmental body of Hazardous Materials which have been Released and a Release has occurred with respect to which such Borrower, such Guarantor or such subsidiary is required to provide notice to the Agent pursuant to Section 6.12(c), no later than ninety days after notice is given by the Agent to such Borrower, such Guarantor or such subsidiary, such Borrower, such Guarantor or such subsidiary shall deliver to the Agent a report issued by a qualified third party engineer providing an assessment of such Hazardous Materials which were Released upon or beneath the specified property. To the extent any Hazardous Materials located therein or thereunder either subject the Property to a Lien or require a response pursuant to any applicable Environmental Laws, the response specified in Section 6.12(f) shall be an affirmative covenant of the Borrowers hereunder.

		(f) Timely Commencement of Remediation. In the event that any Remedial Work is required to be performed by any Borrower, any Guarantor or any of their respective subsidiaries under any applicable Environmental Law, any judicial order, or by any governmental entity, such Borrower, such Guarantor or such subsidiaries shall commence all such Remedial Work at or prior to the time required therefor under such Environmental Law or applicable judicial orders and thereafter diligently prosecute to completion all such Remedial Work in accordance with and within the time allowed under such applicable Environmental Laws or judicial orders, except to the extent that such requirement is being diligently contested in good faith by appropriate proceedings in accordance with applicable law.

	SECTION 6.13. Pay Obligations to Lenders and
Perform Other Covenants. (a) Make full and timely payment of the Obligations, whether now existing or hereafter arising, (b) duly comply with all the terms and covenants contained in this Agreement (including, without limitation, the mandatory prepayments in accordance with Article II hereof) in each of the other Term Loan Documents, all at the times and places and in the manner,set forth therein, and (c) except for the filing of continuation statements and the making of other filings by the Agent as secured party or assignee, at all times take all actions necessary to maintain the Liens and security interests provided for under or pursuant to this Agreement and the Security Documents as valid and perfected Liens on the Property intended to be covered thereby (subject only to Liens expressly permitted hereunder) and supply all requested information to the Agent necessary for such maintenance.

	SECTION 6.14. Maintain Operating Accounts.
Maintain its principal disbursement accounts, operating accounts and other depository accounts as set forth on Schedule
4.14 annexed hereto, and notify the Agent promptly of the closing of any account specified in Schedule 4.14 annexed hereto and the opening up of any new accounts, in detail satisfactory to the Agent and with respect to any such new account, provide the Agent with such agreements, in form and substance satisfactory to the Agent, as the Agent shall request.

	SECTION 6.15. Amendments.  Promptly supply to the
Agent certified copies of any amendments to the Senior
Indenture, the Senior Notes, the Senior Subordinated
Indenture, the Senior Subordinated Notes or any Subordinated
Indebtedness (subject to Section 7.18 hereof).

	SECTION 6.16. Use of Proceeds. Use all proceeds of the Term Loans for any purpose permitted hereunder and not violating the terms of the Senior Indenture or the Senior
Subordinated Indenture.

	SECTION 6.17. Year 2000. Take all actions necessary to permit the proper functioning, in and following the year 2000, of (i) the Borrowers computer systems and (ii) equipment containing embedded microchips (including systems and equipment supplied by others or with which the Borrowers' systems and equipment interface and which are within the control of the Borrowers) and the testing of all such systems and equipment, as so programmed, unless the failure to take such actions would not reasonably be likely to have a Material Adverse Effect.

	SECTION 6.18. Obtaining a Rating for Obligations
Hereunder. Immediately after the Closing Date, the Company shall exercise its best efforts to have the Obligations rated by a nationally recognized statistical rating organization, which, as of the Closing Date, would include Standard & Poor=s Rating
Services and Moody=s Investor Services, Inc. The Company shall exercise its best efforts to maintain such rating in force once obtained.

	SECTION 6.19.  Retention of Accounting Specialist.
The Company shall retain Policano & Manzo as an accounting specialist at the Company's expense pursuant to a retention agreement mutually acceptable to Policano & Manzo and the Required Lenders at a cost not exceeding $100,000 per annum; provided, however, that if Policano & Manzo shall resign, breach its agreement or cease to exist, the Company shall retain a comparable specialist that is reasonably acceptable to the Required Lenders.

	SECTION 6.20. Liens on Leaseholds. Subject to the Intercreditor Agreement, the Company shall within 90 days after and excluding the Closing Date (a) use commercially reasonable efforts to obtain such consents as are necessary to grant the Agent and Existing Agent mortgages or deeds of trust on leaseholds which are precluded by their terms, as of the Closing Date, from being subject to the Agent's Liens or
(b) transfer ownership of such leaseholds to a newly formed subsidiary whose stock is pledged to the Agent and the Existing Agent or (c) certify in writing to the Agent and each Lender as to the leaseholds that can neither be encumbered nor transferred as set forth in the preceding clauses with an explanation, reasonably satisfactory to the Agent and the Existing Agent.


VII.    NEGATIVE COVENANTS

		Each Borrower covenants and agrees with
Agent and each Lender that, so long as this Agreement shall remain in effect or the principal of or interest on any Note or any fee, expense or amount payable hereunder or in connection with any of the Transactions shall be unpaid, it will not and will not cause or permit any Guarantor or any of their respective subsidiaries and, in the case of Section 7.16 hereof, any ERISA Affiliate thereof to, either directly or indirectly:

	SECTION 7.01. Liens. Incur, create, assume or permit to exist any Lien on any of its Property (including the stock of any direct or indirect subsidiary), whether owned at the date hereof or hereafter acquired, or assign or convey any rights to or security interests in any future revenues, except:

		(a)  Workers Compensation.  Liens incurred
	and pledges and deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance, old-age pensions and other social security benefits (not including any lien described in Section 412(m) of the Code);

		(b)  Statutory Liens.  Liens imposed by law,
	such as landlord, carriers', warehousemen's, mechanics', materialmen's and vendors' liens and other similar liens, incurred in good faith in the ordinary course of business and securing obligations which are not overdue or which are being contested in good faith by appropriate proceedings as to which the applicable Borrower or any of its subsidiaries, as the case may be, shall, to the extent required by generally accepted accounting principles consistently applied, have set aside on its books adequate reserves;

		(c) Tax Liens. Liens securing the payment of taxes, assessments and governmental charges or levies, that are not delinquent or are being diligently contested in good faith by appropriate proceedings and as to which adequate reserves have been established in accordance with generally accepted accounting principles; provided, however, that in no event shall the aggregate amount of such reserves be less than the aggregate amount secured by such Liens;


		(d) Zoning, Easements. Zoning restrictions, easements, licenses, reservations, provisions, covenants, conditions, waivers, restrictions on the use of real property or minor irregularities of title (and with respect to leasehold interests, mortgages, obligations, liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord, ground lessor or owner of the leased property, with or without consent of the lessee) which do not in the aggregate materially detract from the value of its Property or materially impair the use thereof in the operation of its business or with respect to leasehold interests permitted to exist under any Mortgage, as permitted by such Mortgage or with respect to leasehold interests on real property not subject to any Mortgage, of the types permitted by, and containing the same general terms and limitations of, any of the Mortgages delivered on the Closing Date;

		(e)  Purchase Money/Sale-Leaseback.  Liens
	upon any equipment acquired through the purchase or lease by any Borrower or any of its subsidiaries which are created or incurred by such Borrower as a condition to the financing of such acquisition to secure or provide for the payment of any part of the purchase price of, or lease payments on, such equipment (but no other amounts and not in excess of the purchase price or lease payments) to the extent any such transaction does not violate any other provision of this Agreement; provided, however, that any such Lien shall not apply to any other Property of such Borrower or any of its subsidiaries;

		(f) Existing Lenders' Liens. Liens created in favor of the Existing Agent for the benefit of the

	Secured Parties (as defined in the Intercreditor Agreement) not exceeding the amount of Indebtedness under the Existing Credit Agreement which is allowed to be secured by a first and prior lien under the Intercreditor Agreement;

		(g) Existing Liens. Liens existing on the date of this Agreement and set forth in Schedule 7.01 annexed hereto or set forth in Schedule B to each of the title policies delivered pursuant to the Existing Credit
	Agreement;

		(h) Lenders' Liens. Liens created in favor of the Agent for the benefit of the Agent and the Lenders;

		(i)  Performance Bond Liens.    Liens securing
	the performance of bids, tenders, leases, contracts (other than for the repayment of borrowed money), statutory obligations, surety, customs and appeal bonds and other obligations of like nature, incurred as an incident to and in the ordinary course of business;


		(j)  Judgment Liens.  Liens for judgments
	which would not result in an Event of Default under
	Article VIII(l);

		(k)  Capitalized Leases.  Liens in respect of
	Capitalized Lease Obligations;

		(l)  A.I. Credit.  Liens in favor of A.I. Credit
	Corp. securing payments of A.I. Credit Corp.
	Indebtedness; provided, however, that compliance is maintained with Section 7.03(xii) hereof;

		(m)  Aircraft Liens. Liens in favor of Fleet
	pursuant to the Loan and Aircraft Security Agreement, dated as of September 28, 1998, between Jitney Jungle and Fleet; or

		(n) Sale-Leaseback Property Liens. Liens on property in connection with transactions permitted pursuant to Section 7.02 hereof.

	SECTION 7.02. Sale and Lease-Back Transactions.

		(a) Except as set forth in Section 7.02(b), enter into any arrangement, directly or indirectly, with any person whereby any Borrower, any Guarantor or any of their respective subsidiaries shall sell or transfer any Property and used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such Property which such Borrower, such Guarantor or such subsidiary intends to use for substantially the same purpose or purposes as the Property being sold or transferred, except that so long as no Default or Event of Default exists at such time or immediately after giving effect thereto, upon thirty (30) days' prior written notice by the Borrowers to the Agent, the Borrowers may enter into such arrangements with respect to real property with the prior written consent of the Agent and the Required Lenders (such consent not to be unreasonably withheld).

		(b)  Notwithstanding Section 7.02(a), the
Borrowers may enter into sale-leaseback transactions in connection with the construction of new stores as and to the extent set forth and permitted in the Existing Credit Agreement as in effect on the Closing Date.

		(c)  Notwithstanding any other provisions
hereof, any and all leases in connection with sale-leaseback transactions permitted pursuant to this Section 7.02 must be mortgageable to the Existing Agent and the Agent.

	SECTION 7.03. Indebtedness. Incur, create, assume or permit to exist any Indebtedness other than (i) Indebtedness (including, without limitation, Capitalized Lease Obligations) secured by Liens permitted under Section 7.01, (ii)
Indebtedness (including, without limitation, Guarantees) existing on the date hereof and listed in Schedule 7.03 annexed hereto, but (except for extensions or renewals of the IRB Indebtedness) not the increase, extension, renewal or refunding thereof, (iii) Indebtedness incurred hereunder and under the other Term Loan Documents, (iv) Indebtedness incurred with respect to interest rate protection agreements and other similar arrangements entered into with Fleet, (v) Guarantees constituting the endorsement of negotiable instruments for deposit or collection in the ordinary course of business, (vi) Guarantees of the Obligations, (vii) Indebtedness under the Senior Indenture or the Senior Notes, but not the increase, extension, renewal or refunding thereof, (viii) Indebtedness under the Senior Subordinated Indenture, but not the increase, extension, renewal or refunding thereof, (ix) other
Subordinated Indebtedness, but not the increase, extension, renewal or refunding thereof, (x) Indebtedness to trade creditors incurred in the ordinary course of business, (xi) Intercompany Indebtedness, (xii) A.I. Credit Corp.
Indebtedness, (xiii) Indebtedness with respect to unsecured letters of credit not issued under the Existing Credit Agreement in a maximum amount of $5,000,000, plus any amount by which the maximum amount of Letters of Credit under the Existing Credit Agreement (presently $30,000,000) is permanently reduced, and (xiv) Indebtedness under the Existing Credit Agreement.

	SECTION 7.04. Dividends, Distributions and
Payments. Declare or pay, directly and indirectly, any cash dividends or make any other distribution, whether in cash, securities or other Property (other than payment-in-kind payments or non-cash accretions to liquidation preference made with respect to any preferred stock of Jitney Jungle) or a combination thereof, with respect to (whether by reduction of capital or otherwise) any shares of its capital stock or directly or indirectly redeem, purchase, retire or otherwise acquire for value (or permit any subsidiary to purchase or acquire) any shares of any class of its capital stock or set aside any amount for any such purpose, other than (i) the issuance of warrants to purchase up to 15%, on a fully diluted basis, of the common stock of Jitney Jungle and (ii) dividends or other distributions by any subsidiary of Jitney Jungle to Jitney Jungle or a subsidiary thereof and purchases by Jitney Jungle of the capital stock of Jitney Jungle from retiring employees of the Borrowers pursuant to the Securities Purchase and Holders Agreement in an aggregate amount for all such employees not in excess of $1,000,000 during the term of this Agreement (as such amount may from time to time be reduced by purchases of such capital stock by Jitney Jungle from such employees and increased by any sales by Jitney Jungle of such capital stock to other employees; provided, that such purchased capital stock shall be sold within 180 days of such purchase to one or more employees of the Borrowers for a cash consideration equal to or greater than the consideration paid by Jitney Jungle for such capital stock).

	SECTION 7.05. Consolidations, Merger and Sales of
Assets. Consolidate with or merge into any other person, or sell, lease, transfer or assign to any persons or otherwise dispose of (whether in one transaction or a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired), or permit another person to merge into it, or acquire all or substantially all the capital stock or assets of any other person, except that (i) the Borrowers and their respective subsidiaries may sell any of their inventory and other assets in the ordinary course of their business; (ii) the

Borrowers may sell automobiles used by employees in a manner consistent with the Borrowers' past practices; (iii) any Borrower may sell obsolete equipment in the ordinary course of business; (iv) any Borrower (other than Jitney Jungle) or
Guarantor (other than Jitney Jungle) may merge into any other Borrower or Guarantor; (v) the Borrowers and their respective subsidiaries may sell assets (other than inventory or as otherwise permitted hereby) that constitute properties of any Borrower or any subsidiary thereof no longer necessary for the proper conduct of their respective businesses, for fair consideration; (vi) the Borrowers and their respective subsidiaries may lease or sublease real property covered by a Mortgage in the ordinary course of business; (vii) the Borrowers and their respective subsidiaries may sell assets as part of sale-leaseback transactions to the extent permitted by
Section 7.02; (viii) the Borrowers and their respective subsidiaries may sell assets permitted to be sold under the Existing Credit Agreement as in effect on the date hereof and
(ix) in addition to those asset sales permitted by other clauses of this Section 7.05, the Borrowers and their respective subsidiaries may sell supermarkets owned or leased by any of such entities (and any inventory related to such supermarkets) so long as (1) such sales are permitted by the Existing Credit Agreement, including, without limitation, under any future amendment, waiver or consent with respect thereto, (2) the Borrowers and their respective subsidiaries, as appropriate, shall comply with the prepayment requirements and commitment and Supplemental Availability (as defined in the Existing Credit Agreement) reduction requirements set forth in
Section 3 of the Amendment and Waiver Agreement No. 7, dated the date hereof, to the Existing Credit Agreement, except that "Total Commitment", as defined in the Existing Credit Agreement, shall be reduced by 50% of the fair market value of all proceeds of such Asset Sales (whether or not in cash), and the "Supplemental Availability" (as defined in the Existing Credit Agreement) shall be reduced by 12.5% of the fair market value of all proceeds of such Asset Sales other than those attributable to inventory (whether or not in cash); the Company acknowledging for the avoidance of doubt that this clause may require the Company to apply more than 50% of the Net Cash Proceeds (as defined in the Existing Credit
Agreement) of such Asset Sales to the prepayment of "Loans"
(as defined in the Existing Credit Agreement)), (3) the aggregate proceeds from all such sales (whether in cash or other Property) shall not exceed $75,000,000 and (4) the fair market value of proceeds under this clause (ix) shall be determined by a financial advisor of recognized national standing retained by the Company's board of directors in an opinion rendered to the board with a copy to the Agent and the Existing Agent; and (x) in addition to those asset sales permitted by other clauses of this Section 7.05, the Borrowers and their respective subsidiaries may sell other assets so long as
(1) such sales are permitted by the Existing Credit Agreement, including, without limitation, under any future amendment, waiver or consent with respect thereto, (2) 100% of "Net Cash Proceeds" (as defined in the Existing Credit Agreement) shall be applied to the prepayment of the "Loans" (as defined in the Existing Credit Agreement) and the "Total Commitment" (as defined in the Existing Credit Agreement) shall be permanently reduced by the 100% of the fair market value of all proceeds of such Asset Sales (3) the aggregate fair market value of such proceeds from all such sales shall not exceed $50,000,000, and
(4) the fair market value of proceeds under this clause (x) shall be determined by a financial advisor of recognized national standing retained by the Company's board of directors in an opinion rendered to the board with a copy to the Agent and the Existing Agent.

	SECTION 7.06. Investments. Own, purchase or acquire any stock, obligations, assets or securities of, or any interest in, or make any capital contribution or loan or advance to, any other person, or make any other investments, except (a) certificates of deposit in dollars of any commercial banks registered to do business in any state of the United States (i) having capital and surplus in excess of $1,000,000,000 and (ii) whose long-term debt rating is at least investment grade as determined by either Standard & Poor's Ratings Services, a division of McGraw Hill, Inc. ("S&P") or Moody's Investors

Service, Inc. ("Moody's"); (b) readily marketable direct obligations of the United States government or any agency thereof which are backed by the full faith and credit of the United States; (c) commercial paper at the time of acquisition having the highest rating obtainable from either S&P or Moody's; (d) federally tax exempt securities rated A or better by either S&P or Moody's; (e) investments in the stock of any subsidiary existing on the Closing Date, but not any additional investments therein; (f) loans to employees in connection with the purchase of capital stock of the Borrowers and/or for other purposes not in excess of $750,000 in the aggregate outstanding at any time for all loans under this clause (f); (g) so long as no Default or Event of Default shall exist at the time of acquisition (or after giving effect thereto) and subject to Section 7.13, acquisitions by any Borrower or any subsidiary thereof of assets of a business of a non-Affiliated person not to exceed in purchase price (whether in the form of cash, securities or other Property, assumption of liabilities or otherwise) $1,000,000 individually or $5,000,000 in the aggregate for all such acquisitions during the term of this Agreement; (h) acquisitions of new stores for the conduct of the Borrowers' business to the extent permitted under this Agreement; and (i) Intercompany
Loans; provided, that, in each case mentioned in (a), (b), (c) and (d) above, such obligations shall mature not more than one year from the date of acquisition thereof; provided, further, that the Term Loans may not be used to purchase or otherwise fund the investments described in clauses (a) through and including (d) above.

	SECTION 7.07. Intentionally Omitted.

	SECTION 7.08. Intentionally Omitted.

	SECTION 7.09. Leverage Ratio.  Permit the Leverage
Ratio at the end of each fiscal quarter set forth below to be greater than:



Date of Determination                                    Ratio

The fiscal quarter ending September 11, 1999             7.90:1.00
The fiscal quarter ending January 1, 2000                8.60:1.00
The fiscal quarter ending March 26, 2000                 8.60:1.00
The fiscal quarter ending June 18, 2000                  8.00:1.00
The fiscal quarter ending September 10, 2000             8.00:1.00
The fiscal quarter ending December 31, 2000              8.00:1.00
Each fiscal quarter ending in Fiscal Year 2001           8.00:1.00
and thereafter






	SECTION 7.10. Intentionally Omitted.

	SECTION 7.11. EBITDA. Permit EBITDA at the end of each fiscal quarter for the four most recent consecutive fiscal quarters ending on or prior to the date of determination to be less than the following amounts; provided, however, beginning with the end of the fiscal quarter starting immediately after the consummation of the sale of any supermarket owned or leased by any of the Borrowers or the pending acquisition of any supermarket by any of the Borrowers, the amount of EBITDA appearing opposite such fiscal quarter below and for each fiscal quarter thereafter, shall in the case of a sale of a supermarket be reduced, or in the case of the opening or acquisition of a supermarket, increased by an amount equal to the EBITDA for such supermarket, on a dollar for dollar basis, as set forth in financial projections (and in the case of a sale of a supermarket, the historical EBITDA of such supermarket) to be provided by the Borrowers to the Agent and the Existing Agent, all in a manner acceptable to the Existing Agent in its sole discretion (such discretion to be exercised under this covenant consistent with its exercise under the corresponding covenant in the Existing Credit Agreement).


Date of Determination                                   Amount
The fiscal quarter ending September 11, 1999            $85,100,000
The fiscal quarter ending January 1, 2000               $78,500,000
The fiscal quarter ending March 26, 2000                $80,100,000
The fiscal quarter ending June 18, 2000                 $85,000,000
The fiscal quarter ending September 10, 2000            $85,700,000
The fiscal quarter ending December 31, 2000             $83,000,000
Each fiscal quarter ending in Fiscal Year 2001          $83,000,000
and thereafter


	SECTION 7.12. Interest Rate Protection
Arrangements. Enter into any interest rate protection agreement, interest rate swap agreement, hedge contract or any other agreement, arrangement, device or instrument designed or intended to protect the applicable Borrower against fluctuations in the rate of interest on its Indebtedness with any person other than with respect to the Existing Credit
Agreement.

	SECTION 7.13. Business. Alter the nature of its business as operated on the date of this Agreement in any material respect.

	SECTION 7.14. Sales of Receivables. Sell, assign, discount, transfer, or otherwise dispose of any accounts receivable, promissory notes, drafts or trade acceptances or other rights to receive payment held by it, with or without recourse, except for the purpose of collection or settlement in the ordinary course of business.

	SECTION 7.15. Use of Proceeds. Permit the proceeds of the Term Loans to be used for any purpose which entails a violation of, or is inconsistent with, Regulation G, T, U or X of the Board, or for any purpose other than those set forth in
Section 6.16 hereof




	SECTION 7.16. ERISA.

		(a) Civil Penalty. Engage in any transaction in connection with which any Borrower or any ERISA Affiliate thereof could be subject to either a material civil penalty assessed pursuant to the provisions of Section 502 of ERISA or a material tax imposed under the provisions of Section 4975 of the Code.

		(b)  Terminate Plan.  Terminate any Pension
Plan in a "distress termination" under Section 4041 of ERISA which could result in a material liability of any Borrower or any ERISA Affiliate thereof to the PBGC, or take any other action which could result in a material liability of any Borrower or any ERISA Affiliate thereof to the PBGC.

		(c)  Payment Default.  Fail to make payment
when due of all amounts which, under the provisions of any Plan, any Borrower or any ERISA Affiliate thereof is required to pay as contributions thereto (other than a failure by reason of inadvertent error that is corrected as soon as practicable after discovery of such error if the effect of such failure would reasonably be expected to result in a Material Adverse Effect), or, with respect to any Pension Plan, permit to exist any "accumulated funding deficiency" (within the meaning of Section 302 of ERISA and Section 412 of the Code), whether or not waived, with respect thereto.

		(d) Amendment Requiring Security. Adopt an amendment to any Pension Plan requiring the provision of security under Section 307 of ERISA or Section 401 (a)(29) of the Code.

	SECTION 7.17. Accounting Changes. Make, or permit any subsidiary to make, any material change in its accounting treatment or financial reporting practices except as required or permitted by generally accepted accounting principles in effect from time to time.

	SECTION 7.18. Prepayment or Modification of
Indebtedness; Modification of Charter and Other Documents.

		(a)  Prepay Debt.  Directly or indirectly
prepay, redeem, purchase, defease or retire in advance of its scheduled maturity any Indebtedness (for borrowed money or under capital leases), including without limitation Indebtedness issued under the Senior Indenture, the Senior Subordinated Indenture or any of the Senior Notes or the Senior
Subordinated Notes or any Subordinated Indebtedness, other than (i) Indebtedness incurred hereunder, (ii) Indebtedness in respect of Capitalized Lease Obligations relating to real property, (iii) Indebtedness in respect of Capitalized Lease Obligations relating to personal property (such prepayments, redemptions, purchases or retirements under this clause (iii) not to exceed $2,500,000 in the aggregate during the term of this Agreement), or pay any Indebtedness in violation of any subordination provisions with respect thereto, (iv) A.I. Credit Corp. Indebtedness, or (v) Indebtedness incurred under the Existing Credit Agreement.

		(b) Modify Debt. Except as will not materially and adversely affect the rights of the Agent or the Lenders in the Collateral, directly or indirectly modify, amend or otherwise alter the terms and provisions of the "Security Documents" as defined in the Existing Credit Agreement or the Senior Subordinated Notes or any Subordinated Indebtedness.

		(c) Amend Charter, etc. Directly or indirectly modify, amend or alter their certificates or articles of incorporation (except in connection with issuances of capital stock permitted by Section 7.23(iii)), preferred stock/certificates of designations or by-laws.

		(d)  SunTrust LC.  Directly or indirectly
modify, amend or otherwise alter the terms and provisions of the SunTrust LC without the written consent of the Agent.

	SECTION 7.19. Transactions with Affiliates. Except as otherwise specifically permitted in this Agreement, including fees permitted in Section 7.20, directly or indirectly purchase, acquire or lease any Property from, or sell, transfer or lease any Property to, or enter into any other transaction with, any stockholder, Affiliate or agent of any Borrower, any subsidiary thereof or any relative thereof, except at prices and on any terms not less favorable to it than that which would have been obtained in an arm's-length transaction with a non-affiliated third party; provided, that no transaction or series of transactions involving any asset or assets with a cumulative value of more than $5,000,000 shall be permitted under this section 7.19 unless the Company shall have obtained a fairness opinion from an investment bank of recognized standing to the effect that such transaction is fair.

	SECTION 7.20. Consulting Fees. Pay any
management, consulting or other fees of any kind to any Affiliate of any Borrower or any subsidiary thereof, other than salaries to employees consistent with industry practice, legal fees and consulting and investment banking fees, except as specified in Schedule 7.20 annexed hereto.

	SECTION 7.21. Limitations on Dividends and Other
Payments. Create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any subsidiary of any Borrower to (a) pay dividends or make any other distribution on its capital stock or any other equity interest or participation in, or measured by, its profits, owned by any other Borrower or any subsidiary thereof, or pay any indebtedness owed to, any other Borrower or any subsidiary thereof, (b) make loans or advances to any other Borrower or any subsidiary thereof, or (c) transfer any of its properties or assets to any other Borrower or any subsidiary thereof, except for such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) this Agreement, (iii) the Senior Indenture as in effect on the Closing Date, (iv) the Senior Subordinated Indenture as in effect on the Closing Date or (v) the Existing Credit Agreement as in effect on the Closing Date.

	SECTION 7.22. Limitation on Creation of
Subsidiaries. Establish, create or acquire, or permit any subsidiary of any Borrower to establish, create or acquire, any new subsidiary, without the prior written consent of the Agent.

	SECTION 7.23. Limitation on Issuance of Capital
Stock. Issue, or permit any subsidiary to issue, any capital stock (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, capital stock, except (i) to qualify directors to the extent required by applicable law, (ii) upon the formation of any new subsidiary to the extent permitted by this Agreement, and (iii) the issuance by Jitney Jungle of capital stock (including by way of treasury stock) or any options or warrants to purchase, or securities convertible into, capital stock of Jitney Jungle.

	SECTION 7.24.  Asset Sales.

		(a)     Indenture Covenant.  The Borrowers
agree with the Agent for the benefit of each Lender that (i) the

Borrowers shall comply with Section 4.10(a) of the Senior
Indenture as in effect as of the date hereof, and (ii) such provision is incorporated herein by reference as if fully set forth herein.

		(b)     Bank Covenant.  The Borrowers shall
apply the proceeds of any Asset Sale as required by the terms of the Existing Credit Agreement as in effect on the date hereof, or as the same may be amended from time to time, provided, however, that with respect to any Asset Sales described in clauses (ix) or (x) of Section 7.05 hereof, "Loans", "Total Commitment" and "Supplemental Availability"
(as such terms are defined in the Existing Credit Agreement) shall be paid and permanently reduced (as applicable) as and to the extent described in such respective clauses.


VIII.   EVENTS OF DEFAULT & REMEDIES

	SECTION 8.01.  Events of Default.  Each of the
following events shall be referred to herein as an"Event of Default":

		(a) Representation False. Any representation or warranty made or deemed made in or in connection with this Agreement or any of the Security Documents, the Notes or other Term Loan Documents, shall prove to have been incorrect in any material respect when made or deemed to be made;

		(b) Principal Default. The Borrowers shall fail to make any payment of any principal of any Note when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

		(c) Interest Default. The Borrowers shall fail to make any payment of any interest on any Note, of any fee or any other amount payable hereunder, or under or with respect to the Notes or any other Term Loan Document or in connection with any of the Transactions before 4 p.m. on the second Business Day after and excluding the date on which the same shall have become due and payable;

		(d) Covenant Default. Default shall be made in the due observance or performance of any covenant, condition or agreement to be observed or performed on the part of any Borrower, any Guarantor, any Grantor or any of their respective subsidiaries pursuant to the terms of this Agreement, any of the Notes or any other Term Loan Document (and, with respect to defaults under Sections 6.04, 6.06, 6.07 and 6.12 hereof, such default shall continue for fifteen (15) days);

		(e)  Voluntary Bankruptcy.  Any Borrower,
	any Guarantor, any Grantor or any subsidiary of any thereof shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code or any other Federal, state or foreign bankruptcy, insolvency, liquidation or similar law, (ii) consent to the institution of, or fail to contra-vene in a timely and appropriate manner, any such proceeding or the filing of any such petition, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator or similar official for such Borrower, such Guarantor, such Grantor or such subsidiary or for a substantial part of its Property, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors,
	(vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take corporate action for the purpose of effecting any of the foregoing;

		(f)  Involuntary Bankruptcy.  An involuntary
	proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of any Borrower, any Guarantor, any Grantor or any subsidiary of any thereof, or of a substantial part of the Property of any Borrower, any Guarantor, any Grantor or any subsidiary of any thereof, under Title 11 of the United States Code or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator or similar official for any Borrower, any Guarantor, any Grantor or any subsidiary of any thereof or for a substantial part of the Property of any Borrower, any Guarantor, any Grantor or any subsidiary of any thereof or (iii) the winding-up or liquidation of any Borrower, any Guarantor, any Grantor or any subsidiary of any thereof; and such proceeding or petition shall continue undismissed for 30 days or an order or decree approving or ordering any of the foregoing shall continue unstayed and in effect for 60 days;


		(g)  Cross Default.   Either the Indebtedness
	governed by the Existing Credit Agreement shall have been accelerated, by operation of law or otherwise, or default shall be made with respect to any other Indebtedness (excluding Indebtedness outstanding hereunder and Indebtedness covered by clause (h) or (i) of this Article VIII) or any obligations under a capitalized lease relating to any personal property of any Borrower, any Guarantor, any Grantor or any subsidiary of any thereof, and, with respect to such lease, whose unpaid principal amount exceeds (together with all other Indebtedness or capitalized leases in default under this clause (g)) $250,000 in the aggregate at any time, if the effect of any such default shall be to accelerate, or to permit the holder or obligee of any such Indebtedness or obligations under a capitalized lease (or any trustee on behalf of such holder or obligee) at its option to accelerate, the maturity of such Indebtedness or such obligations under a capitalized lease, or if any such Indebtedness or such obligations under a capitalized lease shall not be paid when scheduled to be due and payable (taking into account any grace periods);


		(h) Capitalized Lease Defaults. Default shall be made with respect to any obligations under a capitalized lease relating to any real property of any Borrower, any Guarantor, any Grantor or any subsidiary of any thereof, whose principal amount exceeds (together with all other capitalized leases in default under this clause (h)) $2,250,000 in the aggregate at any time, if the effect of any such default shall be to accelerate the maturity of such obligations under such capitalized lease;

		(i) IRB Default. Default shall be made with respect to any IRB Indebtedness (including, without limitation, under the Letter of Credit Reimbursement Agreement, dated as of December 1, 1995, between McCarty-Holman Co., Inc. and Sun Trust Bank,
	Atlanta (or any successor or replacement agreement), pursuant to which an irrevocable letter of credit in favor of the IRB Trustee relating to such Indebtedness, was issued) by the City of Jackson, Mississippi or any Borrower, and Guarantor, any Grantor or any subsidiary of any thereof, if the effect of any such default shall be to accelerate, or to permit the holder or obligee of any such Indebtedness (or any trustee on behalf of such holder or obligee) at its option to accelerate, the maturity of such Indebtedness or if any such Indebtedness shall not be paid when scheduled to be due and payable (taking into account any grace periods);

		(j)  ERISA Default.  (i) A Reportable Event
	shall have occurred with respect to a Pension Plan, (ii) the filing by any Borrower, any ERISA Affiliate, or an administrator of any Plan of a notice of intent to terminate such a Plan in a "distress termination" under the provisions of Section 4041 of ERISA, (iii) the receipt of notice by any Borrower, any ERISA
	Affiliate, or an administrator of a Plan that the PBGC has instituted proceedings to terminate (or appoint a trustee to administer) such a Pension Plan, (iv) any other event or condition exists which constitutes grounds under the provisions of Section 4042 of ERISA for the termination of (or the appointment of a trustee to administer) any Pension Plan by the PBGC, (v) a Pension Plan shall fail to maintain the minimum funding standard required by Section 412 of the Code for any plan year or a waiver of such standard is sought or granted under the provisions of Section 412(d) of the Code, (vi) any Borrower or any ERISA Affiliate thereof has incurred, or is likely to incur, a liability under the provisions of Section 4062, 4063, 4064, 4201 or 4203 of ERISA, (vii) any Borrower or any ERISA Affiliate thereof fails to pay the full amount of an installment required under Section 412(m) of the Code,
	(viii) the occurrence of any other event or condition with respect to any Plan which would constitute an event of default under any other agreement entered into by any Borrower or any ERISA Affiliate, and in each case in clauses (i) through (viii) of this subsection (j), such event or condition, together with all other such events or conditions, if any, could subject any Borrower or any ERISA Affiliate thereof to any taxes, penalties or other liabilities which, in the reasonable opinion of the Agent, would have a Material Adverse
	Effect on the financial condition of any Borrower or any ERISA Affiliate;

		(k) Multiemployer Plans. Any Borrower or any ERISA Affiliate thereof (i) shall have been notified by the sponsor of a Multiemployer Plan that it has incurred any material withdrawal liability to such Multiemployer Plan, and (ii) does not have reasonable grounds for contesting such withdrawal liability and is not in fact contesting such withdrawal liability in a timely and appropriate manner;

		(l) Judgment. A judgment (not reimbursed by insurance policies of any Borrower, any Guarantor, any Grantor or any subsidiary of any thereof) or decree for the payment of money, a fine or penalty which when taken together with all other such judgments, decrees, fines and penalties shall exceed $500,000 shall be rendered by a court or other tribunal against any Borrower, any Guarantor, any Grantor or any subsidiary of any thereof and (i) shall remain undischarged or unbonded for a period of 30 consecutive days during which the execution of such judgment, decree, fine or penalty shall not have been stayed effectively or (ii) any judgment creditor or other person shall legally commence actions to collect on or enforce such judgment, decree, fine or penalty;

		(m)  Term Loan Document.  This Agreement,
	any Note, any of the Security Documents or any of the other Term Loan Documents shall for any reason cease to be, or shall be asserted by any Borrower, any Guarantor or any Grantor not to be, a legal, valid and binding obligation of such Borrower, such Guarantor or such Grantor, as applicable, enforceable in accordance with its terms, or the security interest or Lien purported to be created by any of the Security Documents shall for any reason cease to be, or be asserted by any

	Borrower, any Guarantor or any Grantor not to be, a valid Lien on any Collateral subject only to Permitted
	Liens; or

		(n)  Change of Control.  A Change of Control
	shall occur.

	SECTION 8.02.  Acceleration.   Upon the occurrence
of any Event of Default (other than the voluntary and involuntary bankruptcy defaults set forth in Section 8.01(e) and
(f)) and at any time thereafter during the continuance of such event, the Agent may, and upon the written request of the Required Lenders shall, by written notice (or facsimile notice promptly confirmed in writing) to the Borrowers, take any or all of the following actions at the same or different times: declare the Notes, any amounts then owing to the Lenders and all other Obligations to be forthwith due and payable, whereupon the principal of such Notes, together with accrued interest (except as set forth in Section 2.05(b)) and points thereon and other liabilities of the Borrowers accrued hereunder and all other Obligations, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by each Borrower and each Guarantor, anything con-tained herein or in the Notes to the contrary notwithstanding; provided, however, that with respect to a default described in paragraph (e) or (f) above, the principal of the Notes, together with accrued interest and points thereon and any amounts then owing to the Lenders and any other liabilities of any Borrower accrued hereunder and all other Obligations shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each Borrower and each Guarantor, anything contained herein or in the Notes to the contrary notwithstanding.

	SECTION 8.03.  Remedies.  Subject to Section 8.07,
during the continuance of an Event of Default, the Agent shall have and may exercise all rights and remedies of a mortgagee or a secured party under the Uniform Commercial Code in effect in the State of New York at such time, whether or not applicable to the affected Collateral, and otherwise, including, without limitation, the right to foreclose the Liens granted herein or in any of the Security Documents by any available judicial procedure and/or to take possession of any or all of the Collateral, the other security for the Obligations and the books and records relating thereto, with or without judicial process; for the purposes of the preceding sentence, the Agent may enter upon any or all of the premises where any of the Collateral, such other security or books or records may be situated and take possession and remove the same therefrom. Subject to Section 8.07, the Agent shall have the right, in its sole discretion, to determine which rights, Liens or remedies it shall at any time pursue, relinquish, subordinate, modify or take any other action with respect thereto, without in any way modifying or affecting any of them or any of the Lenders' or the Agent's rights hereunder or under any other Term Loan Documents; and any moneys, deposits, accounts, balances or other Property which may come into any Lender's or the Agent's hands at any time or in any manner, may be retained by such Lender or the Agent and applied to any of the Obligations. In case any one or more Events of Default shall occur and be continuing, and subject to Section 8.07 the Agent may proceed to protect and enforce its rights or remedies either by suit in equity or by action at law, or both, whether for the specific performance of any covenant, agreement or other provision contained herein or in any document or instrument delivered in connection with or pursuant to this Agreement or any other Term Loan Document, or to enforce the payment of the Obligations or any other legal or equitable right or remedy.

	SECTION 8.04.  Rights Cumulative.  No right or
remedy herein conferred upon the Lenders or the Agent is intended to be exclusive of any other right or remedy contained herein or in any instrument or document delivered in connection with or pursuant to this Agreement or any other
Term Loan Document, and every such right or remedy shall be cumulative and shall be in addition to every other such right or remedy contained herein and therein or now or hereafter existing at law or in equity or by statute, or otherwise.

	SECTION 8.05  No Waiver.  No course of dealing
between any Borrower or any Grantor or Guarantor and any Lender or the Agent or any failure or delay on the part of any Lender or the Agent in exercising any rights or remedies hereunder or under any other Term Loan Document shall operate as a waiver of any rights or remedies of the Lenders or the Agent and no single or partial exercise of any rights or remedies hereunder or under any other Term Loan Document shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or under any other Term Loan Document or of the same right or remedy on a future occasion.

	SECTION 8.06. Application of Proceeds. After the occurrence of an Event of Default and acceleration of the Obligations as herein provided, and subject to Section 8.07, the proceeds of the Collateral and of Property of persons other than the Borrowers and the Grantors securing the Obligations and collections from each Guarantee of the Obligations shall be applied by the Agent to payment of the Obligations in the following order, unless a court of competent jurisdiction shall otherwise direct or if otherwise provided in a Security
Document:

			(i)     FIRST, to payment of all
	     reasonable costs and expenses of the Agent and the Lenders incurred in connection with the preservation, collection and enforcement of the Obligations or any Guarantee thereof, or of any of the Liens granted to the Agent pursuant to the Security Documents or otherwise, including, without limitation, any amounts advanced by the Agent or the Lenders to protect or preserve the Collateral;

			(ii)    SECOND, to payment of that
	     portion of the Obligations constituting accrued and unpaid interest and points and indemnities due and payable under Article II hereof, ratably amongst the Agent and the Lenders in accordance with the proportion which the accrued interest and points and indemnities due and payable under Article II hereof constituting the Obligations owing to the Agent and each such Lender at such time bears to the aggregate amount of accrued interest and points and indemnities payable under Article II hereof constituting the Obligations owing to the Agent and all of the Lenders at such time until such interest, points and indemnities shall be paid in full;


			(iii)   THIRD, to payment of the
	     principal of the Obligations, ratably amongst the Lenders in accordance with the proportion which the principal amount of the Obligations owing to each such Lender bears to the aggregate principal amount of the Obligations owing to all of the Lenders until such principal of the Obligations shall be paid in full;


			(iv)    FOURTH, to the payment of
	     all other Obligations, ratably amongst the Lenders in accordance with the proportion which the amount of such other Obligations owing to each such Lender bears to the aggregate principal amount of such other
	     Obligations owing to all of the Lenders until such other Obligations shall be paid in full; and

			(v)     FIFTH, the balance, if any,
	     after all of the Obligations have been satisfied, shall, except as otherwise provided in the Security Documents, be deposited by the Agent in an operating account of the Borrowers with the Agent designated by the Borrowers, or paid over to such other person or persons as may be required by law.

Each of the Borrowers and the Guarantors acknowledges and agrees that they shall remain jointly and severally liable to the extent of any deficiency between the amount of the proceeds of the Collateral and collections under the Guarantees of the Obligations and the aggregate amount of the sums referred to in the first through fourth clauses above.

	SECTION 8.07.  Intercreditor Agreement.   Until the
Existing Credit Termination Date has occurred, all rights and remedies of the Agent or the Lenders with respect to the Collateral under this Agreement or any other Term Loan Document shall be subject to the Intercreditor Agreement and governed thereby.


IX.     AGENT

	SECTION 9.01.  Appointment.  In order to expedite
the transactions contemplated by this Agreement, Silver Oak is hereby appointed to act as Agent on behalf of the Lenders.
Each of the Lenders and each subsequent holder of any Note by its acceptance thereof, irrevocably authorizes the Agent to take such action on its behalf and to exercise such powers hereunder and under the Security Documents and other Term Loan
Documents as are specifically delegated to or required of the Agent by the terms hereof and the terms thereof together with such powers as are reasonably incidental thereto. Neither the Agent nor any of its directors, officers, employees or agents shall be liable as such for any action taken or omitted to be taken by it or them hereunder or under any of the Security Documents and other Term Loan Documents or in connection herewith or therewith (a) at the request or with the approval of the Required Lenders (or, if otherwise specifically required hereunder or thereunder, the consent of all the Lenders) or (b) in the absence of its or their own gross negligence, bad faith or willful misconduct.

	SECTION 9.02. Authorization. The Agent is hereby expressly authorized on behalf of the Lenders, without hereby limiting any implied authority, (a) to receive on behalf of each of the Lenders any payment of principal of or interest on the Notes outstanding hereunder and all other amounts accrued hereunder paid to the Agent, and promptly to distribute to each Lender its proper share of all payments so received, (b) to distribute to each Lender copies of all notices, agreements and other material as provided for in this Agreement or in the Security Documents and other Term Loan Documents as received by such Agent and (c) to take all actions with respect to this Agreement and the Security Documents and other Term
Loan Documents as are specifically delegated to the Agent.

	SECTION 9.03.  Action by Agent.  In the event that
(a) the Borrowers fail to pay when due the principal of or interest on any Note or any fee payable hereunder or (b) the Agent receives written notice of or otherwise becomes aware of the occurrence of a Default or an Event of Default, the Agent shall promptly give written notice thereof to the Lenders, and shall take such action with respect to such Event of Default or other condition or event as it shall be directed to take by the Required Lenders (but shall not be required to take any such actions which violate any law or any term of this Agreement or any other Term Loan Document); provided, however, that, unless and until the Agent shall have received such directions, the Agent may take such action or refrain from taking such action hereunder or under the Security Documents or other
Term Loan Documents with respect to a Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

	SECTION 9.04.  Agent Not Responsible.

		(a)  For Term Loan Documents.   The Agent
shall not be responsible in any manner to any of the Lenders for the effectiveness, enforceability, perfection, value, genuineness, validity or due execution of this Agreement, the Notes or any of the other Term Loan Documents or Collateral or any other agreements or certificates, requests, financial statements, notices or opinions of counsel or for any recitals, statements, warranties or representations contained herein or in any such instrument or be under any obligation to ascertain or inquire as to the performance or observance of any of the terms, provisions, covenants, conditions, agreements or obligations of this Agreement or any of the other Term Loan Documents or any other agreements on the part of any
Borrower or any Guarantor and, without limiting the generality of the foregoing, the Agent shall, in the absence of knowledge to the contrary, be entitled to accept any certificate furnished pursuant to this Agreement or any of the other Term Loan Documents as conclusive evidence of the facts stated therein and shall be entitled to rely on any note, notice, consent, certificate, affidavit, letter, telegram, teletype message, statement, order or other document which it believes in good faith to be genuine and correct and to have been signed or sent
by the proper person or persons.   Neither the Agent nor any of
its directors, officers, employees or agents shall have any responsibility to any Borrower or any Guarantor on account of the failure or delay in performance or breach by any Lender other than the Agent of any of its obligations hereunder or to any Lender on account of the failure of or delay in performance or breach by any other Lender or any Borrower or any Guarantor of any of their respective obligations hereunder or in connection herewith. The Agent may consult with legal counsel selected by it in connection with matters arising under this Agreement or any of the other Term Loan Documents and any action taken or suffered in good faith by it in accordance with the opinion of such counsel shall be full justification and protection to it. The Agent may exercise any of its powers and rights and perform any duty under this Agreement or any of the other Term Loan Documents through agents or attorneys. The
Agent and the Borrowers may deem and treat the payee of any Note as the holder thereof until written notice of transfer shall have been delivered as provided herein by such payee to the Agent and the Borrowers.

		(b) No Reliance by Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and any other Term Loan Document to which such Lender is party. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Term Loan Document, any related agreement or any document furnished hereunder.

		(c) Agent May Do Other Business.  It is
understood and agreed that the Agent may exercise its rights and powers under other agreements and instruments to which it is or may be a party, and engage in other transactions with any Borrower or any Guarantor, as though it were not Agent of the

Lenders hereunder. With respect to the Term Loans made hereunder and the Notes issued to it, the Agent in its individual capacity and not as an Agent shall have the same rights, powers and duties hereunder and under any other Term Loan
Document executed in connection herewith as any other Lender and may exercise the same as though it were not the Agent, and the Agent and its affiliates may accept deposits from, lend money to and generally engage in any kind of business with any Borrower, any Guarantor or other affiliate thereof as if it were not the Agent.

	SECTION 9.05.  Reimbursement.  Each Lender agrees
(i) to reimburse the Agent in the amount of such Lender's pro rata share (based on its Commitment hereunder) of any expenses incurred for the benefit of the Secured Parties by the Agent, including counsel fees and compensation of agents paid for services rendered on behalf of the Secured Parties, not reimbursed by the Borrowers and (ii) to indemnify and hold harmless the Agent and any of its directors, officers, employees or agents, on demand, in the amount of its pro rata share, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against it or such directors, officers, employees or agents in its or their capacity as, or acting on behalf of, the Agent in any way relating to or arising out of this Agreement or any of the other Term Loan
Documents or any action taken or omitted by it or any of them under this Agreement or any of the other Term Loan
Documents, to the extent not reimbursed by the Borrowers; provided, however, that no Secured Party shall be liable to the Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgment, suits, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of the Agent or any of its directors, officers, employees or agents.

	SECTION 9.06. Agent May Resign. Subject to the appointment and acceptance of a successor Agent as provided below, the Agent may resign at any time by notifying the Lenders and the Borrowers. Upon any such resignation, the Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by such Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent which shall be a financial institution with an office (or an affiliate with an office) in New York, New York, having a combined capital and surplus of at least $50,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor financial institution, such successor shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and the retiring
Agent shall be discharged from its duties and obligations hereunder and under each of the other Term Loan Documents.
After any Agent's resignation hereunder, the provisions of this Article shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.


X.      MISCELLANEOUS

	SECTION 10.01. Notices. Notices, consents and other communications provided for herein shall be in writing and shall be delivered or mailed by certified mail return receipt requested (or in the case of telex or facsimile communication, delivered by telex, graphic scanning, telecopier or other telecommunications equipment, with receipt confirmed with a copy, mailed as aforesaid) addressed,

		(a)     if to any Borrower, Guarantor or
	Grantor, at 1770 Ellis Avenue, Jackson, MS 39204,
	Attention: Ronald E. Johnson, President, with a copy to Bruckmann, Rosser, Sherrill & Co., Inc., 126 East 56th Street, New York, NY 10022, Attention: Harold Rosser, Managing Director and with a copy to Dechert, Price & Rhoads, 4000 Bell Atlantic Tower, 1717 Arch Street, Philadelphia, PA 19103, Attention: Gary L. Green, Esq.;


		(b) if to the Agent, at Silver Oak Capital, L.L.C., c/o Angelo, Gordon & Co., 245 Park Avenue,
	 New York, New York 10167, Attention: Jim Malley, with a copy to Kramer Levin Naftalis & Frankel LLP, 919 Third Avenue, New York, NY 10022, Attention:
	 Thomas Moers Mayer, Esq.; and

		(c)     if to any Lender, at the address set
	 forth below its name in Schedule 2.01 annexed hereto.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if hand delivered or three days after being sent by registered or certified mail, postage prepaid, return receipt requested, if by mail, or upon receipt if by any telex, facsimile or other telecommunications equipment, in each case addressed to such party as provided in this Section 10.01 or in accordance with the latest unrevoked direction from such party.

	SECTION 10.02. Survival of Agreement. All covenants, agreements, representations and warranties made by any Borrower, any Guarantor or any of their respective subsidiaries herein and in the certificates or other instruments prepared or delivered in connection with this Agreement, any of the Security Documents or any other Term Loan Document, shall be considered to have been relied upon by the Lenders and shall survive the making by the Lenders of the Term Loans and the execution and delivery to the Lenders of the Notes and shall continue in full force and effect as long as the principal of or any accrued interest on the Notes or any other fee or amount payable under the Notes or this Agreement or any other Term
Loan Document is outstanding and unpaid.

	SECTION 10.03. Assignments & Participations.

		(a)  Successors & Assigns.   Whenever in this
Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises and agreements by or on behalf of any Borrower, any Guarantor, any Grantor, any ERISA Affiliate, any subsidiary of any thereof, the Agent or the Lenders, that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns. Without limiting the generality of the foregoing, each Borrower specifically confirms that any Lender may at any time and from time to time pledge or otherwise grant a security interest in any Term Loan or any Note (or any part thereof) to any Federal Reserve Bank. The Borrowers may not assign or transfer any of their rights or obligations hereunder without the written consent of all the Lenders.

		(b) Participations. Each Lender, without the consent of the Borrowers but with the prior consent of the Agent (which consent shall not unreasonably be withheld), may sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and the Term Loan owing to it and the Note held by it); provided, however, that (i) such Lender's obligations under this Agreement (including, without limitation, its Commitment), shall remain unchanged, and (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrowers, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement.

		(c)  Assignments.  Each Lender, without the
consent of the Borrowers, may assign and delegate to an Eligible Assignee with the prior written consent of the Agent (which consent may be granted or withheld in the Agent's sole and absolute discretion) all or a portion of its interests, rights and obligations under this Agreement and the other Term Loan Documents; provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all of the assigning Lender's rights and obligations under this Agreement, which shall include the same percentage interest in the Term Loans and Notes, (ii) the amount of the Term Loan being assigned pursuant to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Agent) shall be either (x) 100% of the Assignor's Term Loan and other rights hereunder or (y) a minimum principal amount of $5,000,000 or in such lower amount as the Agent may, in its sole and absolute discretion, permit, and (iii) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register (as defined below), an Assignment and Acceptance, together with any Note subject to such assignment and a processing and recordation fee of $3,500.
Upon such execution, delivery, acceptance and recording and after receipt of the written consent of the Agent, from and after the effective date specified each Assignment and Acceptance, which effective date shall be at least five (5) Business Days after the execution thereof, the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and under the other Term Loan Documents.

		(d) Assignment and Acceptance. By executing and delivering an Assignment and Acceptance, the Lender which is assignor thereunder and the assignee thereunder confirm to, and agree with, each other and the other parties hereto as follows: (i) such assignee confirms that it has received a copy of this Agreement and of the other Term Loan
Documents, together with copies of financial statements and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (ii) such assignee will, independently and without reliance upon the Agent, such Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (iii) such assignee appoints and authorizes the Agent to take such action as the Agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (iv) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

		(e) Register. The Agent shall maintain at its address referred to in Section 10.01 hereof a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Term Loan owing to, each Lender from time to time (the "Register"). The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrowers, the Agent and the Lenders may treat each person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers or any Lender at any reasonable time and from time to time upon reasonable prior notice.

		(f) Assignee's Notes. Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee together with any Note or Notes subject to such assignment and the written consent to such assignment, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit E annexed hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Lenders and the Borrowers.
Within five (5) Business Days after receipt of such notice, the Borrowers, at their own expense, shall execute and deliver to the Agent in exchange for each surrendered Note or Notes a new Note or Notes to the order of such assignee in an amount equal to its portion of the Commitment assumed by it pursuant to such Assignment and Acceptance and, if the assigning
Lender has retained any Commitment hereunder, a new Note or Notes to the order of the assigning Lender in an amount equal to the Commitment retained by it hereunder. Such new
Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit A. Notes surrendered to the Borrowers shall be canceled by the Borrowers.

		(g)  Information.  Notwithstanding any other
provision herein, any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 10.03, disclose to the assignee or participant or proposed assignee or participant, any information, including, without limitation, any Information, relating to any Borrower, any Grantor or any Guarantor furnished to such Lender by or on behalf of any Borrower in connection with this Agreement; provided, however, that prior to any such disclosure, each such assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any confidential Information relating to the Borrowers received from such Lender.

	SECTION 10.04. Expenses; Indemnity.

		 (a) Expenses. Each Borrower agrees to pay all out-of-pocket expenses incurred by the Agent in connection with the preparation of this Agreement, the Security
Documents, the Notes and the other Term Loan Documents or with any amendments, modifications, waivers, extensions, renewals, renegotiations or work-outs of the provisions hereof or thereof (whether or not the transactions hereby contemplated shall be consummated) or incurred by the Agent or any of the Lenders in connection with the enforcement or protection of its rights in connection with this Agreement or any of the other
Term Loan Documents or with the Term Loans made or the Notes, or in connection with any pending or threatened action, proceeding, or investigation relating to the foregoing, including but not limited to the reasonable fees and disbursements of counsel for the Agent and each Lender and ongoing field examination expenses and charges. Without limitation of the foregoing, each Borrower hereby agrees to reimburse the Agent for any and all reasonable costs and expenses incurred in connection with audits and field exams of the Borrowers' and their subsidiaries' properties, assets, business and operations performed at the request of the Agent by an independent party selected by the Agent (provided that as long as no Default or Event of Default is in existence, the obligations of the Borrowers under this sentence shall not exceed $50,000 per calendar year). Each Borrower further indemnifies the Lenders from and agrees to hold them harmless against any documentary taxes, assessments or charges made by any governmental authority by reason of the execution and delivery of this Agreement or the Notes.

		(b)  Borrowers' Indemnity.  Each Borrower
indemnifies the Agent and each Lender and their respective directors, officers, employees and agents against, and agrees to hold the Agent, each Lender and each such person harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees and expenses, incurred by or asserted against the Agent, each Lender or any such person arising out of, in any way connected with, or as a result of (i) the use of any of the proceeds of the Term Loans, (ii) this Agreement, any of the Security
Documents, or the other documents contemplated hereby or thereby, except, as to any Lender, as a result of a breach thereof by such Lender, (iii) the performance by the parties hereto and thereto of their respective obligations hereunder and thereunder and consummation of the transactions contemplated hereby and thereby, or (iv) breach of any representation or warranty and/or any of the foregoing, whether or not the Agent, any Lender or any such person is a party thereto; provided, however, that such indemnity shall not, as to the Agent or any Lender, apply to any such losses, claims, damages, liabilities or related expenses to the extent that they result from the gross negligence, bad faith or willful misconduct of the Agent or any Lender.

		(c) Environmental Indemnity. Each Borrower indemnifies, and agrees to defend and hold harmless the Agent and the Lenders and their respective officers, directors, shareholders, agents and employees (collectively, the "Indemnitees") from and against any loss, cost, damage, liability, lien, deficiency, fine, penalty or expense (including, without limitation, reasonable attorneys' fees and reasonable expenses for investigation, removal, cleanup and remedial costs and modification costs incurred to permit, continue or resume normal operations of any Property or assets or business of any Borrower or any subsidiary thereof) arising from a violation of, or failure to comply with any Environmental Law and to remove any Lien arising therefrom except to the extent caused by the gross negligence, bad faith or willful misconduct of any Indemnitee, which any of the Indemnitees may incur or which may be claimed or recorded against any of the Indemnitees by any person.

		(d) Indemnities Survive Termination. The provisions of this Section 10.04 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Term Loans, the invalidity or unenforceability of any term or provision of this Agreement or the Notes, or any investigation made by or on behalf of the Agent or any Lender. All amounts due under this Section 10.04 shall be payable on written demand therefor (which demand shall include a reasonable description of such amounts).

	SECTION 10.05.  APPLICABLE LAW.  THIS AGREEMENT AND
THE NOTES SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY
THE LAW OF THE STATE OF NEW YORK.

	SECTION 10.06. Right of Setoff. Subject to the Intercreditor Agreement, if an Event of Default shall have occurred and be continuing, upon the request of the Required Lenders, each Lender shall and is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrowers against any and all of the Obligations, the Notes held by such Lender or any other Term Loan Document, irrespective of whether or not such Lender shall have made any demand under this Agreement, the Notes or such other Term Loan Document and although such obligations may be unmatured. Each Lender agrees to notify promptly the Agent and the Borrowers after any such setoff and application made by such Lender, but the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender under this Section are in addition to other rights and remedies (including, without limitation, other rights of setoff) which may be available to such Lender.

	SECTION 10.07. Payments on Business Days. Should the principal of or interest on the Notes or any fee or other amount payable hereunder become due and payable on other than a Business Day, payment in respect thereof may be made on the next succeeding Business Day, and such extension of time shall in such case be included in computing interest, if any, in connection with such payment. All payments by any Borrower and any Guarantor hereunder and all Term Loans made by the Lenders hereunder shall be made in lawful money of the United States of America in immediately available funds at the office of the Agent set forth in Section 10.01 hereof.

	SECTION 10.08. Waivers; Amendments; Final
Maturity Date.

		(a)  No Waiver by Inaction.  No failure or
delay of the Agent or any Lender in exercising any power or right hereunder or under any other Term Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agent and the Lenders hereunder or under any other Term Loan
Document are cumulative and not exclusive of any rights or remedies which they may otherwise have. No waiver of any provision of this Agreement or the Notes nor consent to any departure by any Borrower or any Guarantor therefrom shall in any event be effective unless the same shall be authorized as provided in Section 10.08(b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Borrower or any Guarantor in any case shall entitle it to any other or further notice or demand in similar or other circumstances.

		(b)  Amendment.  Each holder of any of the
Notes shall be bound by any amendment, modification, waiver or consent authorized as provided herein, whether or not such Note shall have been marked to indicate such amendment, modification, waiver or consent. Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders; provided, however, (i) that no such agreement shall (A) change the principal amount of, or extend or advance the maturity of or the dates for the payment of principal of or interest on, any Note or points payable hereunder or reduce the rate of interest on any Note or points payable hereunder, without the consent of each holder affected thereby, (B) change the Commitment of any Lender or amend or modify the provisions of this Section 10.08, Section 2.01, Section 2.04, Section 2.07 or Section
10.04 hereof or the definition of "Required Lenders," or
(C) release any substantial portion of the Collateral, in each case without the prior written consent of each Lender affected thereby except that the Agent may, without the prior written consent of any Lender, release Collateral permitted to be sold pursuant to the terms of Section 7.05 hereof and (ii) that no such agreement shall amend, modify or otherwise affect the rights or duties of the Agent under this Agreement or the other Term Loan Documents without the written consent of the Agent. Each Lender and holder of any Note shall be bound by any modification or amendment authorized by this Section regardless of whether its Notes shall be marked to make reference thereto, and any consent by any Lender or holder of a Note pursuant to this Section shall bind any person subsequently acquiring a Note from it, whether or not such Note shall be so marked.

	SECTION 10.09. Severability. In the event any one or more of the provisions contained in this Agreement or in the Notes should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein or therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

	SECTION 10.10. Entire Agreement; Waiver of Jury
Trial, etc. (a) This Agreement, the Notes, the other Term Loan Documents and the Intercreditor Agreement constitute the entire contract between the parties hereto relative to the subject matter hereof. Any previous agreement among the parties hereto with respect to the Transactions is superseded by this Agreement, the Notes, the other Term Loan Documents and the Intercreditor Agreement. Except as expressly provided herein or in the Notes, or the Term Loan Documents (other than this Agreement), nothing in this Agreement, the Notes, the other Term Loan Documents or the Intercreditor Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, any rights, remedies, obligations or liabilities under or by reason of this Agreement, the Notes, the other Term Loan Documents or the Intercreditor
Agreement.

		(b) EXCEPT AS PROHIBITED BY LAW, EACH PARTY HERETO HEREBY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT
OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE NOTES, ANY OF THE OTHER TERM LOAN DOCUMENTS OR THE TRANSACTIONS.

		(c) Except as prohibited by law, each party hereto hereby waives any right it may have to claim or recover in any litigation referred to in paragraph (b) of this Section
10.10 any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages.

		(d) Each party hereto (i) certifies that no representative, agent or attorney of any Lender has represented, expressly or otherwise, that such Lender would not, in the event of litigation, seek to enforce the foregoing waivers and (ii) acknowledges that it has been induced to enter into this Agreement, the Notes or the other Term Loan Documents, as applicable, by, among other things, the mutual waivers and certifications herein.

	SECTION 10.11. Confidentiality. The Agent and the
Lenders agree to keep confidential (and to cause their respective officers, directors, employees, agents, advisors, consultants and representatives to keep confidential) all information, materials and documents furnished by or on behalf of the Guarantors, the Borrowers, the Grantors or any of their respective subsidiaries to the Agent or any Lender (the "Information"). Notwithstanding the foregoing, the Agent and each Lender shall be permitted to disclose Information (i) to such of its officers, counsel, directors, employees, agents, advisors, consultants and representatives as need to know such Information in connection with its participation in any of the Transactions or the administration of this Agreement or the other Term Loan Documents with instructions to maintain the confidentiality thereof; (ii) to the extent required by applicable laws and regulations or by any subpoena or similar legal process, or requested by any governmental agency or authority
(the Agent and each Lender receiving such subpoena or similar legal process agrees to use reasonable efforts to promptly furnish the Borrowers with a copy thereof); (iii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Agreement, (B) becomes available to the Agent or such Lender on a non-confidential basis from a source other than any Borrower, any Guarantor, any Grantor or any of their respective subsidiaries or (C) was available to the Agent or such Lender on a non-confidential basis prior to its disclosure to the Agent or such Lender by any Borrower, any Guarantor, any Grantor or any of their respective subsidiaries; (iv) to the extent any Borrower, any Guarantor or any of their respective subsidiaries shall have consented to such disclosure in writing; (v) in connection with the sale of any Collateral pursuant to the provisions of any of the other Term Loan Documents; or (vi) pursuant to Section 10.03(g) hereof.
This Section 10.11 supersedes and replaces all other agreements among the parties relating to any obligation of any Lender to hold Information confidential, including without limitation that Letter between Angelo, Gordon & Co. and
Jitney Jungle dated June 16, 1999.

	SECTION 10.12. Submission to Jurisdiction. (a) Any legal action or proceeding with respect to this Agreement or the Notes or any other Term Loan Document may be brought in state courts located in the City of New York or of the United States of America for the Southern District of New York, and, by execution and delivery of this Agreement, each of the Borrowers and each of the Guarantors hereby accept for themselves and in respect of their Property, generally and unconditionally, the jurisdiction of the aforesaid courts. Each of the Borrowers and each of the Guarantors hereby irrevocably waives, in connection with any such action or proceeding, any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non convenience, which they may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions. Each of the Borrowers and each of the Guarantors hereby irrevocably consents to the service of process of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to each such person, as the case may be, at its address set forth in Section 10.01 hereof.
Nothing herein shall affect the right of the Agent or any Lender to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against any Borrower or any Guarantor in any other jurisdiction.

	SECTION 10.13. Counterparts; Facsimile Signature.
This Agreement may be executed in counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract, and shall become effective when copies hereof which, when taken together, bear the signatures of each of the parties hereto shall be delivered to the Agent. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed signatures hereto.

	SECTION 10.14. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

	SECTION 10.15. LIMITATION OF LIABILITY. NO CLAIM MAY BE MADE BY ANY BORROWER, ANY GUARANTOR, ANY SPECIFIED PERSON, OR ANY OTHER PERSON AGAINST THE AGENT, ANY LENDER, SILVER OAK OR THE AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES, PARTNERS, ATTORNEYS OR AGENTS OF THE AGENT, SUCH LENDER OR SILVER OAK FOR ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES OR, TO THE FULLEST EXTENT PERMITTED BY LAW, FOR ANY PUNITIVE DAMAGES IN RESPECT OF ANY CLAIM OR CAUSE OF ACTION (WHETHER BASED ON CONTRACT, TORT, STATUTORY

LIABILITY, OR ANY OTHER GROUND) BASED ON, ARISING OUT OF OR RELATED
TO ANY TERM LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY ACT, OMISSION OR EVENT OCCURRING IN CONNECTION THEREWITH,
AND EACH BORROWER (FOR ITSELF AND ON BEHALF OF EACH GUARANTOR AND
EACH SPECIFIED PERSON) HEREBY WAIVES, RELEASES AND AGREES NEVER TO
SUE UPON ANY CLAIM FOR ANY SUCH DAMAGES, WHETHER SUCH CLAIM NOW EXISTS OR HEREAFTER ARISES AND WHETHER OR NOT IT IS NOW KNOWN OR SUSPECTED
TO EXIST IN ITS FAVOR. ON NO ACCOUNT SHALL ANY LENDER BE LIABLE OR RESPONSIBLE TO ANY OTHER PARTY OR PERSON FOR ANY BREACH OF THIS AGREEMENT BY ANOTHER LENDER OR FOR THE OBLIGATIONS OF SUCH OTHER LENDER. EACH PARTY HERETO ACKNOWLEDGES THAT THE OBLIGATIONS OF
EACH LENDER HEREUNDER IS SEVERAL AND NOT JOINT, AND LIMITED TO
SUCH LENDER'S PRO RATA SHARE OF SUCH OBLIGATIONS, AND THAT NO
MEMBER, PARTNER, SHAREHOLDER, INVESTMENT ADVISOR, OFFICER OR
DIRECTOR OF THE AGENT OR ANY LENDER SHALL BE LIABLE FOR ANY CLAIM ARISING HEREUNDER OR IN CONNECTION HEREWITH.

	SECTION 10.16. Intercreditor Agreement. Each
Lender hereby (i) acknowledges that it has received and reviewed a copy of the Intercreditor Agreement, (ii) agrees to be bound by the terms thereof as if it were the "Junior Lien Holder" thereunder, (iii) consents to the Agent entering into the Intercreditor Agreement and (iv) agrees not to take any action which the Agent is not permitted to take under the Intercreditor Agreement. The Agent hereby agrees to the terms of the Intercreditor Agreement.


XI.     GUARANTEES

		Each Guarantor unconditionally guarantees, as a primary obligor and not merely as a surety, jointly and severally with each other Guarantor, the due and punctual payment of the principal of and interest on each of the Notes, when and as due, whether at maturity, by acceleration, by notice of prepayment or otherwise, and the due and punctual performance of all other Obligations. Each Guarantor further agrees that the Obligations may be extended and renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee notwithstanding any extension or renewal of any Obligations.

		Each Guarantor waives presentment to, demand of payment from and protest to the Borrowers of any of the Obligations, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment. The obligations of a Guarantor hereunder shall not be affected by
(a) the failure of any Lender or the Agent to assert any claim or demand or to enforce any right or remedy against the Borrowers or any other Guarantor under the provisions of this Agreement, the Notes or any of the other Term Loan
Documents or otherwise; (b) any rescission, waiver, amendment or modification of any of the terms or provisions of this Agreement, the Notes, any of the other Term Loan
Documents, any guarantee or any other agreement; (c) the release of any security held by the Agent for the Obligations or any of them; or (d) the failure of any Lender or the Agent to exercise any right or remedy against any other Guarantor of the Obligations.

		Each Guarantor further agrees that its
guarantee constitutes a guarantee of payment when due and not of collection, and waives any right to require that any resort be had by any Lender or the Agent to any security (including, without limitation, any Collateral) held for payment of the Obligations or to any balance of any deposit account or credit on the books of any Lender or the Agent in favor of any Borrower or any other person.

		The obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including, without limitation, any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor hereunder shall not be discharged or impaired or otherwise affected by the failure of the Agent or any Lender to assert any claim or demand or to enforce any remedy under this Agreement, the Notes or under any other
Term Loan Document, any guarantee or any other agreement, by any waiver or modification of any provision thereof, by any default, failure or delay, willful or otherwise, in the performance of the Obligations, or by any other act or omission which may or might in any manner or to any extent vary the risk of such Guarantor or otherwise operate as a discharge of such Guarantor as a matter of law or equity.

		Each Guarantor further agrees that its
guarantee shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any Obligation is rescinded or must otherwise be returned by the Agent or any Lender upon the bankruptcy or reorganization of any Borrower or otherwise.

		Each Guarantor hereby subordinates all rights of subrogation against any Borrower and its Property and all rights of indemnification, contribution and reimbursement from any Borrower and its Property, in each case in connection with this guarantee and any payments made hereunder, and regardless of whether such rights arise by operation of law, pursuant to contract or otherwise, to the prior payment in full in cash of all Obligations.

		IN WITNESS WHEREOF, the Borrowers, the
Guarantors, the Agent and the Lenders have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.


			       JITNEY-JUNGLE STORES OF AMERICA, INC.,
			       as Borrower and as Guarantor



			       By:

				    R. Barry Cannada, Chief Administrative
				    Officer/Executive Vice President


			       SOUTHERN JITNEY JUNGLE COMPANY,
			       as Borrower and as Guarantor


			       By:

				    R. Barry Cannada, Chief Administrative
				    Officer/Executive Vice President


			       McCARTY-HOLMAN CO., INC.,
			       as Borrower and as Guarantor


			       By:

				    R. Barry Cannada, Chief Administrative
				    Officer/Executive Vice President


			       JITNEY-JUNGLE BAKERY, INC.,
			       as Borrower and as Guarantor


			       By:

				    R. Barry Cannada, Chief Administrative
				    Officer/Executive Vice President


			       PUMP AND SAVE, INC.,
			       as Borrower and as Guarantor


			       By:
				    R. Barry Cannada, Chief Administrative
				    Officer/Executive Vice President


			       INTERSTATE JITNEY JUNGLE STORES, INC.,
			       as Borrower and as Guarantor



			       By:
				    R. Barry Canada, Chief Administrative
				    Officer/Executive Vice President



			       DELCHAMPS, INC.,
			       as Borrower and as Guarantor


			       By:
				    R. Barry Cannada, Chief Administrative
				    Officer/Executive Vice President



			       SUPERMARKET CIGARETTE SALES, INC.,
			       as Guarantor



			       By:
				    R. Barry Cannada, Chief Administrative
				    Officer/Executive Vice President


			       JJ CONSTRUCTION CORP.,
			       as Guarantor



			       By:
				    R. Barry Cannada, Chief Administrative
				    Officer/Executive Vice President


			       SILVER OAK CAPITAL, L.L.C.,
			       as Agent


			       By:
				    Jeffrey H. Aronson
				    Title:  Authorized Signatory


			       AG CAPITAL FUNDING PARTNERS, L.P.



			       By: Angelo, Gordon & Co., L.P.,
				   as Investment Adviser



			       By:



			       NORTHWOODS CAPITAL, LIMITED



			       By:  Angelo, Gordon & Co., L.P.,
				    as Collateral Manager




			       By:
				    Jeffrey H. Aronson
				    Title:  Authorized Signatory


			       SILVER OAK CAPITAL, L.L.C.,
			       as agent for those entities indicated
			       on Schedule 2.01




			       By:
				    Jeffrey H. Aronson
				    Title:  Authorized Signatory

							    Schedule 2.01


				Commitments

Lender                                Commitment            Percentage of
							     Commitment

			     TERM LOAN AGREEMENT

			   Dated as of July __, 1999


				    Among

		     JITNEY-JUNGLE STORES OF AMERICA, INC.,

			 SOUTHERN JITNEY JUNGLE COMPANY,

			    McCARTY-HOLMAN CO., INC.,

			   JITNEY-JUNGLE BAKERY, INC.,

			      PUMP AND SAVE, INC.,

		      INTERSTATE JITNEY JUNGLE STORES, INC.,

				DELCHAMPS, INC.,

			   THE GUARANTORS NAMED HEREIN,

			     THE LENDERS NAMED HEREIN,

				      and

		       SILVER OAK CAPITAL, L.L.C., AS AGENT

			     TABLE OF CONTENTS

								Page


PREAMBLE                                                          1

RECITALS                                                          1

I.      DEFINITIONS                                               2

	SECTION 1.01.  Defined Terms                              2
	SECTION 1.02.  Rules of Construction                     15

II.     THE TERM LOANS                                           15

	SECTION 2.01. Term Loans                                 15
	SECTION 2.02. Notes                                      15
	SECTION 2.03  Interest                                   16
	SECTION 2.04. Additional Payments                        16
	SECTION 2.05. Prepayment of Term Loans                   17
	SECTION 2.06. Reserve Requirements; Change in
	  Circumstances                                          21
	SECTION 2.07. Pro Rata Treatment                         22
	SECTION 2.08. Sharing of Setoffs                         22
	SECTION 2.09. Taxes                                      23
	SECTION 2.10. Payments and Computations                  25
	SECTION 2.11. Payments to Lenders                        25
	SECTION 2.12. Indemnity                                  25
	SECTION 2.13. Joint and Several Borrowers                26

III.    COLLATERAL SECURITY                                      26

	SECTION 3.01. Security Documents.                        26
	SECTION 3.02. Filing and Recording                       26
	SECTION 3.03. Real Property; Mortgages                   26
	SECTION 3.04. Additional Collateral                      27
	SECTION 3.05. Pledge of Reinvestment Assets or
	  Replacement Property.                                  28

IV.     REPRESENTATIONS AND WARRANTIES                           28

	SECTION 4.01. Organization, Legal Existence              28
	SECTION 4.02. Authorization                              28
	SECTION 4.03. Governmental Approvals                     29
	SECTION 4.04. Binding Effect                             29
	SECTION 4.05. Material Adverse Change                    29
	SECTION 4.06. Litigation; Compliance with Laws; etc      29
	SECTION 4.07. Financial Statements.                      30
	SECTION 4.08. Federal Reserve Regulations                30
	SECTION 4.09. Taxes                                      31
	SECTION 4.10. Employee Benefit Plans                     31
	SECTION 4.11. No Material Misstatements                  33
	SECTION 4.12. Investment Company Act; Public
	   Utility Holding Company Act                           33
	SECTION 4.13. Security Interest                          33
	SECTION 4.14. Bank Accounts                              34
	SECTION 4.15. Capitalization                             34
	SECTION 4.16. Title to Properties; Possession Under
	   Leases; Trademarks                                    34
	SECTION 4.17. Solvency                                   36
	SECTION 4.18. Permits, etc.                              37
	SECTION 4.19. Compliance with Environmental Laws         37
	SECTION 4.20. Material Agreements                        38
	SECTION 4.21. Broker's Fees                              38

V.      CONDITIONS OF CLOSING                                    38

	SECTION 5.01.  Conditions Precedent.                     38

VI.     AFFIRMATIVE COVENANTS                                    42

	SECTION 6.01. Legal Existence                            42
	SECTION 6.02. Businesses and Properties                  43
	SECTION 6.03. Insurance                                  43
	SECTION 6.04. Taxes                                      44
	SECTION 6.05. Financial Statements, Reports, etc.        44
	SECTION 6.06. Litigation and Other Notices               46
	SECTION 6.07. ERISA                                      47
	SECTION 6.08. Maintaining Records; Access to
	  Properties and Inspections; Right to Audit             47
	SECTION 6.09. Fiscal Year End                            48
	SECTION 6.10. Further Assurances                         48
	SECTION 6.11. Additional Grantors and Guarantors         48
	SECTION 6.12. Environmental Laws                         48
	SECTION 6.13. Pay Obligations to Lenders and
	  Perform Other Covenants                                50
	SECTION 6.14. Maintain Operating Accounts                50
	SECTION 6.15. Amendments                                 51
	SECTION 6.16. Use of Proceeds                            51
	SECTION 6.17. Year 2000                                  51
	SECTION 6.18. Obtaining a Rating for Obligations
	  Hereunder                                              51
	SECTION 6.19. Retention of Accounting Specialist         51
	SECTION 6.20. Liens on Leaseholds                        51

VII.    NEGATIVE COVENANTS                                       51

	SECTION 7.01. Liens                                      52
	SECTION 7.02. Sale and Lease-Back Transactions           53
	SECTION 7.03. Indebtedness                               54
	SECTION 7.04. Dividends, Distributions and
	  Payments                                               54
	SECTION 7.05. Consolidations, Merger and Sales of
	  Assets                                                 54
	SECTION 7.06. Investments                                56
	SECTION 7.07. Intentionally Omitted                      56
	SECTION 7.08. Intentionally Omitted                      56
	SECTION 7.09. Leverage Ratio                             56
	SECTION 7.10. Intentionally Omitted                      57
	SECTION 7.11. EBITDA                                     57
	SECTION 7.12. Interest Rate Protection Arrangements      57
	SECTION 7.13. Business                                   58
	SECTION 7.14. Sales of Receivables                       58
	SECTION 7.15. Use of Proceeds                            58
	SECTION 7.16. ERISA                                      58
	SECTION 7.17. Accounting Changes                         58
	SECTION 7.18. Prepayment or Modification of
	  Indebtedness; Modification of Charter and
	  Other Documents                                        58
	SECTION 7.19. Transactions with Affiliates               59
	SECTION 7.20. Consulting Fees                            59
	SECTION 7.21. Limitations on Dividends and Other
	  Payments                                               59
	SECTION 7.22. Limitation on Creation of Subsidiaries     60
	SECTION 7.23. Limitation on Issuance of Capital
	  Stock                                                  60
	SECTION 7.24. Asset Sales                                60

VIII.   EVENTS OF DEFAULT & REMEDIES                             60

	SECTION 8.01.  Events of Default.                        60
	SECTION 8.02.  Acceleration                              63
	SECTION 8.03.  Remedies                                  63
	SECTION 8.04.  Rights Cumulative.                        64
	SECTION 8.05   No Waiver.                                64
	SECTION 8.06.  Application of Proceeds                   64
	SECTION 8.07.  Intercreditor Agreement.                  65

IX.     AGENT                                                    65

	SECTION 9.01.  Appointment.                              65
	SECTION 9.02.  Authorization.                            66
	SECTION 9.03.  Action by Agent.                          66
	SECTION 9.04.  Agent Not Responsible.                    66
	SECTION 9.05.  Reimbursement                             67
	SECTION 9.06.  Agent May Resign.                         67

X.      MISCELLANEOUS                                            68

	SECTION 10.01. Notices                                   68
	SECTION 10.02. Survival of Agreement                     68
	SECTION 10.03. Assignments & Participations              69
	SECTION 10.04. Expenses; Indemnity                       71
	SECTION 10.05. APPLICABLE LAW                            72
	SECTION 10.06. Right of Setoff                           72
	SECTION 10.07. Payments on Business Days                 72
	SECTION 10.08. Waivers; Amendments; Final
	  Maturity Date                                          72
	SECTION 10.09. Severability                              73
	SECTION 10.10. Entire Agreement; Waiver of Jury
	  Trial, etc.                                            73
	SECTION 10.11. Confidentiality                           74
	SECTION 10.12. Submission to Jurisdiction                74
	SECTION 10.13. Counterparts; Facsimile Signature         75
	SECTION 10.14. Headings                                  75
	SECTION 10.15. LIMITATION OF LIABILITY                   75
	SECTION 10.16. Intercreditor Agreement                   75

XI.     GUARANTEES                                               76


EXHIBITS
EXHIBIT A               Form of Note
EXHIBIT B               Form of Legal Opinion
EXHIBIT C               Form of Pledge Agreement
EXHIBIT D               Form of Security Agreement
EXHIBIT E               Form of Assignment and Acceptance
EXHIBIT F               Form of Security Agreement -- Patents and Trademarks
EXHIBIT G               Form of Intercreditor Agreement
EXHIBIT H               Form of Landlord Waiver


SCHEDULES
SCHEDULE 2.01           Lenders/Commitments
SCHEDULE 2.01(b)        Wire Transfer Address (Company)
SCHEDULE 2.10           Wire Transfer Addresses (Term Lenders; Agent)
SCHEDULE 4.01           Jurisdictions
SCHEDULE 4.03           Consents
SCHEDULE 4.14           Bank Accounts
SCHEDULE 4.15(a)        Share Ownership
SCHEDULE 4.15(b)        Subsidiaries
SCHEDULE 4.16(a-1)      Real Estate
SCHEDULE 4.16(a-2)      Leaseholds
SCHEDULE 4.16(a-3)      Leaseholds Subject to Liens
SCHEDULE 4.16(a-4)      Leaseholds Not Subject to Liens
SCHEDULE 4.16(a-5)      Leaseholds Not Subject to Liens by Agent
SCHEDULE 4.18           Permits
SCHEDULE 4.20           Material Agreements
SCHEDULE 5.01(h)        Real Property Searches

SCHEDULE 7.01           Existing Liens
SCHEDULE 7.03           Existing Indebtedness
SCHEDULE 7.20           Consulting Fees
SCHEDULE I              Fiscal Reporting Periods of the Borrowers